   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               THE CLOROX COMPANY

             (Exact name of registrant as specified in its charter)

           DELAWARE                          2842                  31-0595760
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                                 1221 BROADWAY
                         OAKLAND, CALIFORNIA 94612-1888
                                 (510) 271-7000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 G. C. SULLIVAN
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                               THE CLOROX COMPANY
                                 1221 BROADWAY
                         OAKLAND, CALIFORNIA 94612-1888
                                 (510) 271-7000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH COPIES TO:

      JOHN W. CAMPBELL III, ESQ.                   ROGER S. AARON, ESQ.
      KRISTIAN E. WIGGERT, ESQ.                    ALAN C. MYERS, ESQ.
      S. DAVID GOLDENBERG, ESQ.            Skadden, Arps, Slate, Meagher & Flom
                                                           LLP
          E. JOHN PARK, ESQ.                         919 Third Avenue
       Morrison & Foerster LLP                New York, New York 10022-3897
          425 Market Street                           (212) 735-3000
 San Francisco, California 94105-2482
            (415) 268-7000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: At the effective time of the merger (the "Merger") of the wholly owned subsidiary of the Registrant with First Brands Corporation ("First Brands"), which shall occur as soon as practicable after the effective date of this Registration Statement and the satisfaction of all conditions to the closing of such Merger.
                         ------------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
---------------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: / /
---------------------------
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                      PROPOSED MAXIMUM     PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF                   AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
         SECURITIES TO BE REGISTERED             BE REGISTERED(1)         PER SHARE        OFFERING PRICE(2)   REGISTRATION FEE(3)
Common Stock, $1.00 par value.................   20,394,076 shares     Not applicable.      $1,626,296,828          $452,111

(1) Represents the number of shares of the Common Stock of the Registrant that may be issued to former stockholders of First Brands pursuant to the Merger described herein, giving effect to the exercise of outstanding warrants or other rights to purchase First Brands Common Stock and outstanding and exercisable options and assuming an exchange ratio of 0.4875 of a share of the Common Stock of the Registrant for each share of First Brands Common Stock pursuant to the Merger described herein.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c), based on the average of the high and low sale prices of First Brands Common Stock on the New York Stock Exchange on December 17, 1998 of $38.875.

(3) Pursuant to Rule 457(b), $317,371 of the registration fee that was previously paid pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended, in connection with the filing of preliminary proxy materials on November 13, 1998 has been credited against the registration fee payable in connection with this filing.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[FIRST BRANDS CORPORATION LOGO]

                                                               December 28, 1998

Dear Stockholder:

    You are cordially invited to attend our special meeting to be held on Thursday, January 28, 1999, at 9:00 a.m., local time, at the Danbury Ballroom of the Danbury Hilton, 18 Ridgebury Road, Danbury, Connecticut.

    At the special meeting, you will be asked to approve a merger agreement among The Clorox Company, Pennant, Inc., a wholly-owned subsidiary of Clorox, and First Brands Corporation. As a result of the proposed merger, you and the stockholders of Clorox will become the owners of a combined company.

    In the merger, each outstanding share of First Brands stock will be converted into a fraction of a Clorox share with a value equal to $39, provided the average closing price of Clorox common stock is greater than $80 and less than or equal to $115 during the ten trading days preceding the fifth trading day before the date of the merger. If the average closing price of Clorox common stock is higher than $115 during such ten-day period, you will receive 0.3391 of a Clorox share for each First Brands share you own. If the average closing price of Clorox common stock is less than or equal to $80 during such period, you will receive 0.4875 of a Clorox share for each First Brands share you own.

    First Brands' Board of Directors has determined that the merger agreement and the merger are in the best interest of First Brands and its stockholders. Accordingly, the Board has by unanimous vote of all directors present approved the merger agreement and recommends that you vote in favor of the merger agreement at the special meeting.

    At the special meeting, which will also serve as a special meeting in lieu of an annual meeting, you will also vote on a proposal to elect three directors for a three-year term (or until completion of the merger, if earlier) and a proposal to ratify the appointment of KPMG Peat Marwick LLP as independent accountants for the year ending June 30, 1999 (or until completion of the merger, if earlier). First Brands' Board of Directors has also unanimously approved these other two proposals and unanimously recommends that you vote in favor of each such proposal.

    Your participation in the special meeting, in person or by proxy, is especially important because the items to be voted on are very important to First Brands and its stockholders. Whether or not you plan to attend the special meeting in person, on behalf of First Brands and your fellow stockholders, I urge you to complete, date, sign and promptly return the enclosed proxy card in the prepaid envelope enclosed to ensure that your shares will be represented at the special meeting.

    We look forward to the successful combination of First Brands and Clorox and to your continued support as a stockholder of the combined company.

                                          Sincerely,

                                          /s/ William V. Stephenson

                                          William V. Stephenson

                                          CHAIRMAN OF THE BOARD OF DIRECTORS

                            FIRST BRANDS CORPORATION

                            83 WOOSTER HEIGHTS ROAD

                        DANBURY, CONNECTICUT 06813-1911

                            ------------------------

                    NOTICE OF SPECIAL STOCKHOLDERS' MEETING

                         TO BE HELD ON JANUARY 28, 1999

                            ------------------------

TO THE STOCKHOLDERS OF FIRST BRANDS CORPORATION:

    The special meeting of stockholders (the "Special Meeting") of First Brands Corporation, a Delaware corporation ("First Brands"), will be held on Thursday, January 28, 1999 at the Danbury Ballroom of the Danbury Hilton, 18 Ridgebury Road, Danbury, Connecticut, commencing at 9:00 a.m., local time. At the Special Meeting, which will also serve as a special meeting in lieu of an annual meeting, you will be asked to consider and vote upon the following proposals:

    (1) approval and adoption of the Agreement and Plan of Merger dated as of October 18, 1998 (the "Merger Agreement") among The Clorox Company, a Delaware corporation ("Clorox"), Pennant, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Clorox ("Merger Sub"), and First Brands, a copy of which is attached as Appendix A to the Proxy Statement/Prospectus accompanying this notice. The Merger Agreement provides for the merger of Merger Sub with and into First Brands (the "Merger"), resulting in First Brands becoming a wholly-owned subsidiary of Clorox. In the Merger, each outstanding share of First Brands stock will be converted into a fraction of a Clorox share with a value equal to $39, provided the average closing price of Clorox common stock is greater than $80 and less than or equal to $115 during the ten trading days preceding the fifth trading day before the date of the Merger. If the average closing price of Clorox common stock is higher than $115 during such period, each outstanding share of First Brands stock will be converted into 0.3391 of a Clorox share. If the average closing price of Clorox common stock is less than or equal to $80 during such period, each outstanding share of First Brands stock will be converted into 0.4875 of a Clorox share;

    (2) election of three directors to serve a term of three years (or until consummation of the Merger, if earlier);

    (3) ratification of the appointment by the First Brands board of directors of KPMG Peat Marwick LLP as independent accountants for the year ending June 30, 1999 (or until consummation of the Merger, if earlier); and

    (4) transaction of such other business as may properly be brought before the Special Meeting or any adjournment thereof.

    AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT DETERMINED THAT THE EXCHANGE RATIO IS FAIR TO AND IN THE BEST INTERESTS OF FIRST BRANDS AND ITS STOCKHOLDERS. THE BOARD RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

    Your Board of Directors has also unanimously approved each of the other proposals to be considered at the Special Meeting and unanimously recommends that stockholders vote in favor of each such proposal.

    Please read the accompanying Proxy Statement/Prospectus carefully for a description of the Merger Agreement.

    Under Delaware law, holders of First Brands Common Stock are not entitled to appraisal rights in connection with the Merger.

    Only stockholders of record at the close of business on December 21, 1998 are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the Special Meeting will be available for examination, during regular business hours, at First Brands' principal offices at 83 Wooster Heights Road, Danbury, Connecticut for a period of ten days prior to the Special Meeting.

                                          By Order of the Board of Directors,

                                          /s/ Joseph B. Furey

                                          Joseph B. Furey

                                          SECRETARY

Danbury, Connecticut

December 28, 1998

    Whether or not you plan to attend the Special Meeting, please complete, sign, date and return the enclosed proxy card promptly in the enclosed postage-paid envelope. Stockholders who attend the Special Meeting may revoke their proxies and vote in person if they desire. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARDS.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE CLOROX COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED WHETHER THIS PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The date of this Proxy Statement/Prospectus is December 28, 1998.

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
QUESTIONS & ANSWERS ABOUT THE MERGER...........           1
SUMMARY........................................           3
  The Companies................................           3
  Reasons for the Merger.......................           3
  The Special Meeting..........................           3
  Vote Required................................           3
  Recommendation to Stockholders...............           4
  The Merger...................................           4
    What You Will Receive in the
      Merger...................................           4
    Interests of Certain Persons in the
      Merger...................................           4
    Conditions to the Merger...................           4
    Termination of the Merger Agreement........           5
    Termination Fee............................           5
    Non-Solicitation of Competing
      Transactions.............................           6
    Regulatory Approvals.......................           6
    Fairness Opinion of Lehman Brothers........           6
    No Dissenters' Rights......................           6
    Material Federal Income Tax Consequences...           6
    Accounting Treatment.......................           7
  Risk Factors.................................           7
  Forward-Looking Statements...................           7
  Summary Selected Financial Information.......           8
    Comparative Per Share Information..........          11
    Comparative Market Price Information.......          12
RISK FACTORS...................................          13
  Uncertainties Associated with the Integration
    of First Brands and Achievement of Cost
    Savings....................................          13
  Substantial Expenses Resulting from the
    Merger.....................................          13
  Adjustable Exchange Ratio....................          13
  Risks Associated with International
    Operations.................................          14
  Failure to Qualify for Pooling of Interests
    Accounting Treatment May Impact Reported
    Operating Results..........................          14
  Fluctuations in Quarterly Operating
    Results....................................          15
  Importance of New Products...................          15
  Year 2000 Compliance.........................          15

                                                    PAGE
                                                    -----
  Euro Conversion..............................          17
  Government Regulations.......................          17
  Environmental Matters........................          17
  Importance of Intellectual Property..........          17
  Forward-Looking Statements...................          18
THE SPECIAL MEETING............................          19
  General......................................          19
  Record Date; Solicitation of Proxies.........          19
  Revocability of Proxies......................          19
MATTERS TO BE CONSIDERED AT THE MEETING........          19
  Approval and Adoption of the Merger
    Agreement..................................          19
  Election of Directors........................          20
  Ratification of the Appointment of
    Independent Auditors.......................          22
THE MERGER.....................................          23
  Background of the Merger.....................          23
  Reasons for the Merger; Recommendations of
    the First Brands Board.....................          27
  Opinion of Lehman Brothers...................          28
    Transaction Terms..........................          31
    Stock Trading History......................          31
    Comparable Company Analysis................          31
    Comparable Transaction Analysis and
      Transaction Premium Analysis.............          32
    Discounted Cash Flow Analysis..............          33
    Leveraged Acquisition Analysis.............          33
    Dividend Discount Analysis.................          33
    Contribution Analysis......................          34
    Pro Forma Analysis.........................          34
  Interests of Certain Persons in the Merger...          34
    General....................................          34
    Indemnification and Insurance..............          35
    Severance Agreements.......................          35
    Options....................................          36
    Annual Incentive Plan......................          36
    Deferral Plan..............................          36
    Executive Life Insurance Plan..............          36
    Employee Severance Plan....................          36
    Special Severance Plan.....................          37
  Form of the Merger...........................          37
  Merger Consideration.........................          37
  Effective Time...............................          38
  Procedures for Exchange of First Brands
    Common Stock Certificates..................          38
  Anticipated Accounting Treatment.............          38

                                                    PAGE
                                                    -----
  Regulatory Approvals.........................          39
  Certain Other Effects of the Merger;
    Delisting of First Brands Shares...........          40
  No Dissenters' Rights........................          40
  Material Federal Income Tax Consequences.....          40
  Resale Restrictions and Lockup Agreements....          41
  Dividend Policy..............................          42
THE MERGER AGREEMENT...........................          42
  The Merger...................................          42
  Conversion of Securities.....................          42
  First Brands Stock Option Plans..............          43
  Exchange of Shares...........................          44
  Representations and Warranties...............          45
  Certain Covenants............................          46
  No Solicitation..............................          47
  Director and Officer Indemnification.........          48
  Access and Information.......................          48
  Agreements Relating to Approval of the
    Merger.....................................          49
  First Brands' Employee Benefits..............          49
  Additional Agreements........................          49
  Conditions...................................          49
  Additional Conditions to the Obligations of
    Clorox and Merger Sub......................          50
  Additional Conditions to the Obligations of
    First Brands...............................          51
  Termination..................................          51
  Amendment; Waiver............................          53
DESCRIPTION OF CLOROX COMMON STOCK.............          53
  Clorox's Transfer Agent and Registrar........          53
COMPARISON OF RIGHTS OF CLOROX STOCKHOLDERS AND
  FIRST BRANDS STOCKHOLDERS....................          54
  Comparison of Current First Brands
    Stockholder Rights and Rights of Clorox
    Stockholders Following the Merger..........          54
      Authorized Common Stock..................          54
      Board of Directors; Number of
        Directors..............................          54
      Term of Directors........................          54
      Composition of the Board/ Nomination of
        Directors..............................          54
      Amendment of Charter/Bylaws..............          55
      Supermajority Voting
        Requirements/Shareholder Action by
        Written Consent........................          55
                                                    PAGE
                                                    -----
      Rights Plan..............................          56
      Redemption Rights........................          56
      Indemnification..........................          56
PRO FORMA FINANCIAL INFORMATION................          58
  Financial Statements.........................          58
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE
  SHEET........................................          59
UNAUDITED PRO FORMA COMBINED CONDENSED
  STATEMENTS OF EARNINGS.......................          60
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
  FINANCIAL STATEMENTS.........................          61
EXPERTS........................................          64
OTHER RELEVANT INFORMATION FOR FIRST BRANDS
  STOCKHOLDERS.................................          64
  First Brands Board and Committees............          64
  Compensation Committee Report on Executive
    Compensation...............................          65
  Compensation Philosophy......................          65
  Relationship of Corporate Performance to
    Executive Compensation.....................          67
  1998 Fiscal Year Compensation of Chief
    Executive Officer..........................          67
  Summary Compensation Table...................          68
  Option Exercises in Last Fiscal Year and
    Fiscal Year End Option Values..............          69
  Retirement Plan..............................          69
  Severance Agreements.........................          70
  Five Year Stock Performance Graph............          71
  Beneficial Ownership of Voting Securities....          73
  Section 16(a) Beneficial Ownership Reporting
    Compliance.................................          74
FUTURE STOCKHOLDER PROPOSALS...................          74
LEGAL MATTERS..................................          75
WHERE YOU CAN FIND MORE INFORMATION............          75

APPENDICES TO THE PROXY
STATEMENT/PROSPECTUS

APPENDIX A         --      Agreement and Plan of Merger
APPENDIX B         --      Opinion of Lehman Brothers

                      QUESTIONS & ANSWERS ABOUT THE MERGER

   Q:      WHY ARE THE TWO COMPANIES PROPOSING THE
           MERGER? HOW WILL I BENEFIT?

   A:      This merger means that you will have a
           stake in one of the nation's leading
           consumer goods companies. The combined
           company will be a major manufacturer and marketer of diverse consumer goods in the United States and internationally.
           The product lines will include laundry
           additives, household cleaners, plastic
           bags, plastic wraps, cat litter, auto
           care products and home fireplace
           products. It is anticipated that
           combined annual sales will exceed $4
           billion. Overall, Clorox believes that
           the merger will provide added value to
           all its stockholders. Clorox notes that
           achieving its goals with respect to the
           merger is subject to certain risks as
           discussed in the section on "Risk
           Factors." To review the reasons for the
           merger in greater detail, see page 27.

   Q:      WHEN IS THE FIRST BRANDS SPECIAL
           MEETING, AND WHAT ARE THE PROPOSALS I AM
           BEING ASKED TO VOTE UPON AT THE MEETING?

   A:      The Special Meeting of First Brands
           stockholders will take place on January
           28, 1999. At that meeting you will be
           asked to vote on three proposals: (a)
           approval and adoption of the merger
           agreement, (b) election of directors to
           serve a term of three years (or until
           consummation of the Merger, if earlier)
           and (c) ratification of the appointment
           of KPMG Peat Marwick LLP as independent
           auditors for the year ending June 30,
           1999 (or until consummation of the
           Merger, if earlier).

   Q:      WHAT VOTE IS REQUIRED?

   A: To approve the merger, a vote reflecting two thirds of the shares entitled to vote at the Special Meeting is required.
           Directors are elected by a plurality of
           the votes represented at the Special
           Meeting if a quorum (holders of a
           majority of the outstanding shares) is
           present at such meeting. The
           ratification of the appointment of
           independent auditors requires the
           approval of a majority of the votes
           represented at the Special Meeting,
           assuming that a quorum is present.

   Q:      WHAT DO I NEED TO DO NOW?

   A:      Just mail your signed proxy card in the
           enclosed return envelope as soon as
           possible, so that your shares may be
           represented at the Special Meeting. The
           Board of Directors of First Brands
           recommends voting in favor of the
           approval of the merger agreement and the merger and also recommends that you vote in favor of the other proposals.

   Q:      WHAT DO I DO IF I WANT TO CHANGE MY
           VOTE?

   A: Just send in a later-dated, signed proxy card to the Secretary of First Brands before the meeting or attend the meeting in person and vote.

   Q:      SHOULD I SEND IN MY STOCK CERTIFICATES
           NOW?

   A:      No. After the merger is completed,
           Clorox will send First Brands
           stockholders written instructions for
           exchanging their share certificates.

   Q:      PLEASE EXPLAIN WHAT I WILL RECEIVE IN
           THE MERGER.

   A:      You will receive for each First Brands
           share you own a fraction of a share of
           Clorox common stock, which will be
           determined as follows:

        - If the average closing price of Clorox common stock during the ten trading days preceding the fifth trading day before the date of the merger is greater than $80 and less than or equal to $115, you will receive a fraction of a share of Clorox common stock with a value of $39 based on the average closing price during that ten-day period. For example, if the average closing price during that period for Clorox common stock is $100 per share, you will receive 0.3900 of a Clorox share for each First Brands share you own.

        - If the average closing price of Clorox common stock during the ten-day period is less than or equal to $80, you will receive 0.4875 of a Clorox share for each First Brands share you own. For example, if the average closing price of Clorox common stock during that period is $75, you will receive 0.4875 of a share of Clorox common stock for each First Brands share you own. That fraction of a Clorox share would have a value of $36.56 based on the average closing price during the ten-day period.

        - If the average closing price of Clorox common stock during the ten-day period is greater than $115, you will receive
          0.3391 of a share of Clorox common stock for each First Brands share you own. For example, if the average closing price during that period for Clorox common stock is $120, you will receive 0.3391 of a share of Clorox common stock for each First Brands share you own. That fraction of a Clorox share would have a value of $40.69 based on the average closing price during the ten-day period.

           Because the fraction of a Clorox share
           that you will receive is fixed five
           trading days before the date of the
           merger, the actual value on the date of
           the merger of the Clorox shares you will receive may vary from the value of those shares on the date the fraction is fixed if Clorox's stock price on the date of the merger is different from the average closing price during the ten-day period.

   Q:      WILL CLOROX ISSUE FRACTIONAL SHARES TO
           FIRST BRANDS STOCKHOLDERS?

   A:      Clorox will not issue fractional shares
           in the merger. As a result, First Brands
           stockholders will receive a cash payment
           based on the closing price of Clorox
           common stock on the last trading day
           before the merger multiplied by the
           remaining fraction of a share of Clorox
           common stock they would otherwise be
           entitled to receive.
   Q:      WHAT HAPPENS TO MY FUTURE DIVIDENDS?

   A:      We expect no changes in Clorox's or
           First Brands' dividend policies before
           the merger. After the merger, we expect
           the initial annual dividend rate to be
           $1.44 per share of Clorox common stock,
           which is equivalent to the current
           annual dividend payment to Clorox
           stockholders. The payment of dividends
           by Clorox in the future, however, will
           depend on business conditions, its
           financial condition and earnings, and
           other factors.

   Q:      WHEN DO YOU EXPECT THE MERGER TO BE
           COMPLETED?

   A:      We expect to complete the merger within
           three days after the Special Meeting of
           First Brands stockholders.

   Q:      WHAT ARE THE TAX CONSEQUENCES OF THE
           MERGER TO FIRST BRANDS STOCKHOLDERS?

   A:      We expect that for U.S. federal income
           tax purposes the exchange of shares will be tax-free to First Brands stockholders, except for taxes with respect to cash received for any fractional shares of Clorox common stock. To review the federal income tax consequences to First Brands stockholders in greater detail, see page
           40.

        WHO CAN HELP ANSWER YOUR QUESTIONS

  If you have more questions about the merger you
                  should contact:

                   First Brands
              83 Wooster Heights Road
          Danbury, Connecticut 06813-1911
             Telephone: (203) 731-2300
               Attention: Secretary

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT, INCLUDING THE APPENDICES AND OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" FOR MORE DETAILS.

                                 THE COMPANIES

THE CLOROX COMPANY

1221 Broadway

Oakland, California 94612-1888

Tel: (510) 271-2150

Attention: Director of Investor Relations

website: http://www.clorox.com

    Clorox builds brand franchises for consumer products sold primarily in grocery stores and other retail outlets throughout the United States and in many parts of the world. Clorox's line of domestic retail products includes many of the country's best-known brands of laundry additives, home cleaning and automotive appearance products, cat litters, insecticides, charcoal briquettes, salad dressings, sauces and water filtration systems. Internationally, Clorox markets laundry additives, home cleaning products, insecticides and automotive appearance products, primarily in developing countries. Overall, Clorox products are sold in more than 70 countries and are manufactured in more than 35 plants at locations in the United States (including Puerto Rico) and abroad.

FIRST BRANDS CORPORATION

83 Wooster Heights Road

Post Office Box 1911

Danbury, Connecticut 06813-1911

Tel: (203) 731-2300

Attention: Secretary

website: http://www.firstbrands.com

    First Brands is a leading developer, manufacturer and marketer of branded and private label consumer products for the household and automotive markets. First Brands product lines include food protection items such as plastic wrap, bags and containers; aluminum foil; trash bags; cleaning cloths, sponges, and scrubbers; automotive additives and appearance products; cat litter and pet accessories and home fireplace products. First Brands also markets commercial products including flexible packaging, trash bags and mineral absorbents. First Brands operates in foreign countries through subsidiaries in Australia, New Zealand, Canada, South Africa, Zimbabwe, the United Kingdom, Spain, Hong Kong, China, Mexico and the Philippines. First Brands exports to over 100 countries, and its products are packaged in 12 languages.

                             REASONS FOR THE MERGER

    The First Brands board of directors considered a number of factors in determining to approve the merger and recommend it to its stockholders. These considerations are described below under "The Merger--Reasons for the Merger; Recommendations of the First Brands Board."

                              THE SPECIAL MEETING

    The Special Meeting of First Brands stockholders will take place on January 28, 1999. At that meeting, which will also serve as a special meeting in lieu of an annual meeting, you will be asked to vote on three proposals:

    - approval and adoption of the merger agreement;

    - election of directors for a term of three years (or until consummation of the merger, if earlier); and

    - ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the year ending June 30, 1999 (or until consummation of the merger, if earlier).

                                 VOTE REQUIRED

    To approve the merger, a vote reflecting two thirds of the shares entitled to vote at the Special Meeting is required. Directors are elected by a plurality of the votes represented at the Special Meeting if a quorum (holders of a majority of the outstanding shares) is present at such meeting. The ratification of the appointment of independent auditors requires the approval of a majority of the votes represented at the Special Meeting of stockholders assuming that a quorum is present.

                         RECOMMENDATION TO STOCKHOLDERS

    The First Brands board of directors has determined that the merger agreement and the merger are in the best interest of First Brands and its stockholders. Accordingly, the First Brands board of directors has by unanimous vote of all directors present approved the merger agreement and recommends that you vote in favor of the merger agreement at the Special Meeting. The First Brands board of directors has also unanimously approved each of the other proposals to be considered at the Special Meeting and unanimously recommends that you vote in favor of each such proposal.

                                   THE MERGER

    The merger agreement is attached as Appendix A to this Proxy
Statement/Prospectus. We encourage you to read the merger agreement as it (and not this Proxy Statement/Prospectus) is the legal document that governs the merger.

WHAT YOU WILL RECEIVE IN THE MERGER. (SEE PAGE 37)

    You will receive for your shares of First Brands common stock the right to receive whole shares of Clorox common stock, and cash in lieu of any fractional shares of Clorox common stock. The exchange ratio will depend on the average closing price of Clorox common stock on the New York Stock Exchange over the ten trading days preceding the fifth trading day before the date of the merger, as follows:

    - If the average closing price over such period is more than $80 but less than or equal to $115, the exchange ratio will be $39 divided by the average closing price over such period (that is, you will receive approximately $39 in value (based on the average closing price) of Clorox common stock for each share of First Brands common stock);

    - If the average closing price over such period is less than or equal to $80, the exchange ratio will be 0.4875 of a share of Clorox common stock for each share of First Brands common stock;

    - If the average closing price is greater than $115, the exchange ratio will be 0.3391 of a share of Clorox common stock for each share of First Brands common stock.

    These ratios are referred to collectively throughout this Proxy Statement/Prospectus as the "Exchange Ratio."

    Clorox will not issue fractional shares in the merger. Instead, you will receive cash, without interest, equal to (1) the fraction of a share to which you are entitled, multiplied by (2) the closing price of Clorox common stock on the last trading day before the date of the merger, rounded up to the nearest whole cent.

    YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATES FOR EXCHANGE UNTIL INSTRUCTED TO DO SO AFTER THE MERGER IS COMPLETED. YOU WILL BE SENT A SEPARATE MAILING TO EXCHANGE YOUR CERTIFICATES AT THAT TIME.

INTERESTS OF CERTAIN PERSONS IN THE MERGER. (SEE PAGE 34)

    You should note that certain directors and executive officers of First Brands may have interests in the merger that are different from, and in addition to, the interests of First Brands stockholders generally.

CONDITIONS TO THE MERGER. (SEE PAGE 49)

    We will complete the merger only if the conditions set forth in the merger agreement are satisfied or (in some cases) waived. These conditions include, among others, the following:

    - approval of the merger by the stockholders of First Brands;

    - declaration of effectiveness of the Registration Statement of which this Proxy Statement/Prospectus forms a part;

    - receipt of letters from Clorox's and First Brands' accountants stating that the merger will qualify as a "pooling of interests" for accounting purposes;

    - receipt of legal opinions that the merger will be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended;

    - absence of any change in either Clorox or First Brands or any of their subsidiaries which has had or may have a material adverse effect on Clorox's or First Brands' business taken as a whole;

    - absence of any law, court order or litigation by a governmental agency prohibiting or seeking to prohibit the merger;

    - the representations and warranties of each of Clorox and First Brands contained in the merger agreement remaining true at the closing unless the failure for this to occur would not have a material adverse effect on the party whose representations and warranties are not true; and

    - each of Clorox and First Brands having complied in all material respects with their covenants under the merger agreement.

    At any time before the merger, to the extent legally allowed, the board of directors of Clorox or First Brands may waive compliance with any of the conditions contained in the merger agreement without the approval of Clorox stockholders or First Brands stockholders.

    The merger is also subject to the following additional condition, which was satisfied before the date we mailed this Proxy Statement/ Prospectus:

    - expiration of the waiting period during which the U.S. regulatory authorities review the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

TERMINATION OF THE MERGER AGREEMENT. (SEE PAGE 51)

    The merger agreement may be terminated under the following circumstances:
    - by mutual consent of Clorox and First Brands;

    - by either Clorox or First Brands if the merger has not been consummated by June 30, 1999 (so long as the failure of the merger to close by such date is not due to the party who exercises this right to terminate having failed to fulfill its obligations under the merger agreement);

    - by either Clorox or First Brands if a court or governmental entity has issued a final order prohibiting the merger;

    - by either Clorox or First Brands if the stockholders of First Brands do not approve the merger;

    - by Clorox if the First Brands board of directors withdraws, changes or modifies its recommendation in favor of the merger in a manner adverse to Clorox or recommends to the First Brands stockholders an alternative transaction;

    - by First Brands if, after having received a superior proposal, it withdraws its recommendation to approve the merger agreement because it has determined that its fiduciary duties require it to do so; or

    - by First Brands or Clorox if the other party has breached any representation, warranty or covenant in the merger agreement which would not be able to be cured by the breaching party prior to closing.

TERMINATION FEE. (SEE PAGE 52)

    First Brands must pay Clorox a fee of $52 million in cash if the agreement is terminated in the following circumstances:

    - if the First Brands board of directors withdraws, changes or modifies its recommendation in favor of the merger in a manner adverse to Clorox or resolves to take such action;

    - if the First Brands board of directors recommends a tender offer or merger proposal made by a third party to the First Brands stockholders; or

    - if a tender offer or exchange offer for 15% or more of the outstanding shares of First Brands common stock is commenced (other than by Clorox or an affiliate of Clorox) and the First Brands board of directors recommends that the First Brands stockholders tender their shares in such tender or exchange offer.

NON-SOLICITATION OF COMPETING TRANSACTIONS. (SEE PAGE 47)

    The merger agreement generally restricts First Brands' ability to entertain or encourage any alternative transactions for the sale of the company with third parties beyond what is required by the First Brands board's fiduciary duties. First Brands is required to communicate to Clorox the terms of any superior proposal it receives from a third party unless the First Brands board of directors believes that its fiduciary duties require that it not do so.

REGULATORY APPROVALS. (SEE PAGE 39)

    Clorox and First Brands are both required to make filings with or obtain approvals from certain United States and international regulatory authorities in connection with the merger, including United States antitrust authorities. The waiting period during which the U.S. regulatory authorities review the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired on December 10, 1998. We believe that all other material notifications, filings and approvals have been made or obtained, or will be made or obtained prior to the date of the merger.

FAIRNESS OPINION OF LEHMAN BROTHERS (SEE PAGE 28)

    Lehman Brothers has acted as financial advisor to First Brands in connection with the merger and has delivered a written opinion, dated October 18, 1998, to the First Brands board that the Exchange Ratio was fair to First Brands stockholders, from a financial point of view, on that date. The First Brands board of directors considered this opinion in deciding to approve and recommend the merger. A copy of this opinion, which describes the assumptions made, matters considered and limitations on the reviews undertaken by Lehman Brothers, is attached as Appendix B to this Proxy Statement/ Prospectus. We encourage you to read and consider this opinion.

NO DISSENTERS' RIGHTS. (SEE PAGE 40)

    Holders of First Brands common stock are not entitled under Delaware law to an appraisal of the value of their shares in connection with the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES. (SEE PAGE 40)

    The obligations of both companies to complete the merger are conditioned upon the receipt by each company of an opinion of its counsel that, generally, for U.S. federal income tax purposes, the merger will qualify as a reorganization under the Internal Revenue Code of 1986, as amended. Provided the merger so qualifies, First Brands stockholders will not recognize any gain or loss upon the exchange of their First Brands common stock for Clorox common stock (except with respect to cash received in lieu of a fractional share interest of Clorox common stock). In the event that Clorox or First Brands is unable to obtain these opinions, each of the parties is permitted under the merger agreement to waive the receipt of the opinions as a condition to its obligation to complete the merger. As of the date of this Proxy Statement/Prospectus, neither Clorox nor First Brands intends to waive the receipt of these opinions as a condition to its obligation to complete the merger. In the event that Clorox or First Brands fails to obtain these opinions, and either Clorox or First Brands determines to waive receipt of an opinion as a condition to the completion of the merger, First Brands will resolicit the votes of its stockholders to approve completion of the merger.

    TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS FOR A FULL

UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

ACCOUNTING TREATMENT

    Clorox and First Brands expect the merger will qualify as a "pooling of interests," which means that Clorox and First Brands will be treated as if they had always been combined for accounting and financial reporting purposes. The availability of this accounting treatment is a condition to the merger.

                                  RISK FACTORS

    You should carefully consider the risk factors under the caption "Risk Factors" on page 13. Such risk factors include, among other things, that Clorox may not be able to integrate the business of First Brands successfully, the stockholders of First Brands will not receive a fixed value of Clorox common stock in the merger under all circumstances and Clorox may incur substantial expenses related to the merger.

                           FORWARD-LOOKING STATEMENTS

    Clorox and First Brands have made forward-looking statements in this document and in the documents to which we have referred you. These statements are subject to risks and uncertainties, and therefore may not prove to be correct. Forward-looking statements include assumptions as to how Clorox may perform after the merger, and, accordingly, it is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations and financial condition of Clorox or the price of its stock. See page 18 for further details.

    When we use words like "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. For those statements, Clorox and First Brands claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                     SUMMARY SELECTED FINANCIAL INFORMATION

    Clorox and First Brands are providing you the following information to aid you in your analysis of the financial aspects of the merger. The following selected historical financial information of Clorox and First Brands has been derived from their audited and unaudited historical financial statements, and you should read it in conjunction with these financial statements and the notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus. The audited historical consolidated financial statements are, for both Clorox and First Brands, for the five fiscal years ended June 30, 1998. The selected historical financial information for the three-month periods ended September 30, 1997 and 1998 for Clorox and for First Brands has been derived from the unaudited consolidated financial statements of Clorox and First Brands as of and for those periods which are incorporated by reference in this Proxy Statement/Prospectus, and which, in the opinion of Clorox's and First Brands' respective management, reflect all adjustments necessary for the fair presentation of this unaudited interim financial information. The results of operations for these interim periods are not necessarily indicative of the results to be expected for the entire fiscal year or future periods. See "Where You Can Find More Information" on page 75.

                CLOROX SELECTED HISTORICAL FINANCIAL INFORMATION
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                                        THREE MONTHS ENDED
                                                 YEAR ENDED JUNE 30,                      SEPTEMBER 30,
                                -----------------------------------------------------  --------------------
                                  1994       1995       1996       1997       1998       1997       1998
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
HISTORICAL CONSOLIDATED
  STATEMENT OF OPERATIONS
  INFORMATION:
Net sales.....................  $1,836,949 $1,984,170 $2,217,843 $2,532,651 $2,741,270 $ 649,284  $ 685,883
Earnings from continuing
  operations..................    179,993    200,832    222,092    249,442    297,960     74,363     85,422
Diluted earnings per common
  share from continuing
  operations..................       1.67       1.88       2.12       2.37       2.82        .71        .81
Dividends declared per common
  share.......................       0.90       0.96       1.06       1.16       1.28        .32        .36
Diluted weighted average
  shares outstanding..........    108,338    107,085    105,006    105,100    105,635    105,184    105,637

                                                      JUNE 30,                            SEPTEMBER 30,
                                -----------------------------------------------------  --------------------
                                  1994       1995       1996       1997       1998       1997       1998
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
HISTORICAL CONSOLIDATED
  BALANCE SHEET INFORMATION:
Total assets..................  $1,668,104 $1,886,550 $2,166,022 $2,762,852 $3,013,350 $2,792,338 $3,009,982
Long-term debt................    216,088    253,079    356,267    565,926    316,260    756,299    466,294
Total stockholders' equity....    909,417    943,913    950,087  1,036,046  1,085,235  1,074,920  1,101,601

------------------------------

Note: Certain reclassifications of prior periods' amounts relating to accounts receivable and accrued liabilities have been made to conform to the amounts reported on Clorox's quarterly report on Form 10-Q filed with the Securities and Exchange Commission for the quarter ended September 30, 1998.

             FIRST BRANDS SELECTED HISTORICAL FINANCIAL INFORMATION
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                                        THREE MONTHS ENDED
                                                 YEAR ENDED JUNE 30,                      SEPTEMBER 30,
                                -----------------------------------------------------  --------------------
                                  1994       1995       1996       1997       1998       1997       1998
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
HISTORICAL CONSOLIDATED
  STATEMENT OF OPERATIONS
  INFORMATION:
Net sales.....................  $1,086,320 $1,036,515 $1,073,022 $1,119,898 $1,203,670 $ 269,480  $ 291,509
Earnings before extraordinary
  loss and cumulative effect
  of change in accounting
  principle...................     60,166     43,190     65,100     50,865     52,330     12,173     14,320

DILUTED EARNINGS PER COMMON
  SHARE:
Earnings before extraordinary
  loss and cumulative effect
  of change in accounting
  principle...................  $    1.36  $    1.01  $    1.53  $    1.22  $    1.29  $    0.30  $    0.36
Dividends declared per common
  share.......................       0.15       0.19       0.24       0.30       0.38       0.08       0.10
Diluted weighted average
  shares outstanding..........     44,338     42,915     42,600     41,757     40,502     40,775     39,677

                                                      JUNE 30,                            SEPTEMBER 30,
                                -----------------------------------------------------  --------------------
                                  1994       1995       1996       1997       1998       1997       1998
                                ---------  ---------  ---------  ---------  ---------  ---------  ---------
HISTORICAL CONSOLIDATED
  BALANCE SHEET INFORMATION:
Total assets..................  $ 813,985  $ 839,946  $ 860,888  $1,046,781 $1,060,201 $1,053,588 $1,071,205
Long-term debt................    153,430    166,279    199,355    380,467    388,054    408,062    443,785
Total stockholders' equity....    360,730    352,178    398,825    393,916    386,148    395,343    389,976

    The following selected unaudited pro forma combined condensed financial information is derived from the unaudited pro forma combined condensed financial statements and notes thereto appearing elsewhere in this Proxy Statement/Prospectus, which give effect to the merger as a pooling of interests transaction, and you should read it in conjunction with such unaudited pro forma statements and notes thereto and the separate audited consolidated financial statements and related notes thereto of Clorox and First Brands, respectively, incorporated by reference in this Proxy Statement/Prospectus. See "Pro Forma Financial Information" on page 58, and "Where You Can Find More Information" on page 75.

    For purposes of the unaudited pro forma combined condensed financial statements, Clorox's consolidated financial statements for the years ended June 30, 1996, 1997 and 1998 and the unaudited condensed statements for the three months ended September 30, 1997 and 1998 have been combined with the consolidated financial statements of First Brands for the years ended June 30, 1996, 1997 and 1998 and its unaudited condensed statements for the three months ended September 30, 1997 and 1998, respectively.

    The unaudited pro forma combined condensed financial information is presented for comparative purposes only and does not purport to be indicative of the operating results or financial position that would have occurred had the merger been consummated at the beginning of the periods presented, nor is such information necessarily indicative of the future operating results or financial position of the combined company after the merger.

     SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                                             THREE MONTHS ENDED
                                                           YEAR ENDED JUNE 30,                 SEPTEMBER 30,
                                                 ----------------------------------------  ----------------------
                                                     1996          1997          1998         1997        1998
                                                 ------------  ------------  ------------  ----------  ----------
PRO FORMA STATEMENT OF OPERATIONS INFORMATION:
Net sales......................................  $  3,265,330  $  3,622,993  $  3,897,976  $  913,805  $  964,670
  Earnings before extraordinary loss and
    cumulative effect of change in accounting
    principle..................................       287,192       300,307       350,290      86,536      99,742
Diluted earnings per common share:
  Earnings before extraordinary loss and
    cumulative effect of change in accounting
    principle..................................  $       2.39  $       2.50  $       2.92  $     0.72  $     0.83
Diluted weighted average shares outstanding....       120,108       119,903       119,993     119,639     119,702

                                                                                                     SEPTEMBER 30,
                                                                                                         1998
                                                                                                     -------------
PRO FORMA COMBINED BALANCE SHEET INFORMATION:
Total assets.......................................................................................   $ 4,060,451
Long-term debt.....................................................................................       910,079
Total stockholders' equity.........................................................................     1,476,077

COMPARATIVE PER SHARE INFORMATION

    The following table summarizes per share information for Clorox and First Brands on a historical, pro forma combined and equivalent basis. The pro forma information gives effect to the merger accounted for on a "pooling of interests" basis, assuming that 0.3545 of a share of Clorox common stock (an average per share price of Clorox common stock of $110 during the measurement period) was issued for each share of First Brands common stock outstanding. You should read this information together with the historical financial statements (and related notes) included in the annual reports on Form 10-K and other information that each of First Brands and Clorox has filed with the Securities and Exchange Commission and which are incorporated herein by reference. See "Where You Can Find More Information" on page 75. You should also read this information in connection with the pro forma combined condensed financial information set forth starting on page 58. You should not rely on the pro forma combined condensed financial information as being indicative of the results that would have been achieved had the companies been combined at a prior date or the future results that the combined company will experience after the merger.

                                                                                                      THREE MONTHS ENDED
                                                                          YEAR ENDED JUNE 30,           SEPTEMBER 30,
                                                                    -------------------------------  --------------------
                                                                      1996       1997       1998       1997       1998
                                                                    ---------  ---------  ---------  ---------  ---------
HISTORICAL--CLOROX COMMON STOCK
Basic earnings per share..........................................  $    2.14  $    2.41  $    2.88  $    0.72  $    0.82
Diluted earnings per share........................................       2.12       2.37       2.82       0.71       0.81
Book value per share..............................................       9.23      10.04      10.47      10.40      10.64

HISTORICAL--FIRST BRANDS COMMON STOCK EARNINGS PER COMMON SHARE:
Earnings before extraordinary loss and cumulative effect of change in accounting principle:
    Basic.........................................................  $    1.56  $    1.25  $    1.32  $    0.30  $    0.37
    Diluted.......................................................       1.53       1.22       1.29       0.30       0.36
Net Earnings:
    Basic.........................................................       1.56       1.23       1.15       0.30       0.37
    Diluted.......................................................       1.53       1.20       1.12       0.30       0.36
Book value per share..............................................       9.58       9.84       9.86       9.93       9.99

PRO FORMA COMBINED NET INCOME PER CLOROX SHARE:
Earnings before extraordinary loss and cumulative effect of change in accounting principle:
    Basic.........................................................  $    2.42  $    2.55  $    2.98  $    0.74  $    0.85
    Diluted.......................................................       2.39       2.50       2.92       0.72       0.83

PER EQUIVALENT FIRST BRANDS SHARE:
Earnings before extraordinary loss and cumulative effect of change in accounting principle:
    Basic.........................................................  $     .86  $     .90  $    1.06  $    0.26  $    0.30
    Diluted.......................................................        .85        .89       1.04       0.26       0.29

                                                                                                     SEPTEMBER 30,
                                                                                                         1998
                                                                                                     -------------
PRO FORMA COMBINED BOOK VALUE
PER SHARE:
Per Clorox share...................................................................................   $     12.58
Equivalent First Brands share......................................................................   $      4.46

COMPARATIVE MARKET PRICE INFORMATION

    The following tables present certain historical trading information for First Brands common stock and Clorox common stock for fiscal years ended June 30.

                            CLOROX           FIRST BRANDS COMMON
                         COMMON STOCK               STOCK
                     --------------------    --------------------
                       HIGH        LOW         HIGH        LOW
                     --------    --------    --------    --------
Fiscal year 1996:
  First Quarter..... $36 11/16   $30 7/16    $22 5/8     $19 3/4
  Second Quarter....  39 5/8      34 5/8      23 15/16    21 5/16
  Third Quarter.....  44 11/16    35          29 1/2      23
  Fourth Quarter....  44 9/16     39 3/16     28 1/4      24
Fiscal year 1997:
  First Quarter.....  50 1/4      43 7/16     27 1/2      21
  Second Quarter....  55 1/8      47 1/2      29 3/8      26
  Third Quarter.....  63 11/16    48 5/8      28 3/8      23 1/2
  Fourth Quarter....  67 3/32     55          26 5/8      20 1/8
Fiscal year 1998:
  First Quarter.....  74 3/8      62          28 1/2      20 1/4
  Second Quarter....  80 1/8      64 7/8      28 1/2      23 3/8
  Third Quarter.....  89 15/16    74 3/8      28 3/8      23
  Fourth Quarter....  96 5/8      79 1/8      28          22 7/8
Fiscal year 1999:
  First Quarter..... 111 7/8      79 3/8      26 7/16     19 5/16
  Second Quarter
    through December
    21, 1998........ 117 1/2      80         39 3/16     19 9/16

    Clorox common stock is currently traded on the New York Stock Exchange and the Pacific Exchange under the symbol "CLX." First Brands common stock is currently traded on the New York Stock Exchange under the symbol "FBR."

    On October 16, 1998, the last trading day prior to the public announcement of the merger agreement, the closing sale price of Clorox common stock was $99.75 per share, and the closing sale price of First Brands common stock was $23.63 per share. Based on the terms of the merger agreement, the value of Clorox common stock that would have been received on that date was $39 for each share of First Brands common stock.

    Because the Exchange Ratio will be fixed five trading days prior to the merger and because the market price of Clorox common stock is subject to fluctuation, the market value of the shares of Clorox common stock that holders of First Brands common stock will receive in the merger may increase or decrease prior to and following the merger. WE URGE HOLDERS OF FIRST BRANDS COMMON STOCK TO OBTAIN CURRENT MARKET QUOTATIONS OF CLOROX COMMON STOCK AND FIRST BRANDS COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OR MARKETS FOR CLOROX COMMON STOCK OR FIRST BRANDS COMMON STOCK.

    Clorox declared dividends of approximately $132 million in fiscal year 1998, or approximately 44% of Clorox's 1998 consolidated earnings. Per share dividends declared of $1.28 in fiscal year 1998 represent an increase of approximately 10.3% from per share dividends of $1.16 in fiscal year 1997. Anticipated fiscal year 1999 per share dividends are $1.44, a 12.5% increase over fiscal year 1998. Following the merger, payment of cash dividends by Clorox in respect of Clorox common stock will depend on Clorox's financial condition, results of operations and any other factors the Clorox board of directors may consider relevant.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS PROXY
STATEMENT/PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN DETERMINING WHETHER TO VOTE TO APPROVE THE MERGER. THESE MATTERS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS.

UNCERTAINTIES ASSOCIATED WITH THE INTEGRATION OF FIRST BRANDS AND ACHIEVEMENT OF
  COST SAVINGS

    The merger will present challenges to management, including the integration of the operations, technologies and personnel of Clorox and First Brands, and special risks, including possible unanticipated liabilities, unanticipated costs, and diversion of management attention.

    There can be no assurance that Clorox will be able to successfully integrate or profitably manage First Brands' businesses. In addition, there can be no assurance that, following the transaction, First Brands' businesses will achieve sales levels, profitability, cost savings or synergies that justify the investment made or that the acquisition will be accretive to earnings in any future period.

SUBSTANTIAL EXPENSES RESULTING FROM THE MERGER

    Clorox and First Brands estimate they will incur combined aggregate direct transaction costs of approximately $15.5 million associated with the merger, consisting of transaction fees for investment bankers, attorneys, accountants, and other related costs. These nonrecurring transaction costs will be charged to operations upon consummation of the merger. It is expected that following the merger, the combined company will incur additional nonrecurring costs, currently estimated to be approximately $125 million, including non-cash charges estimated at $30 million. There can be no assurance that the combined company will not incur additional charges in excess of $125 million to reflect costs associated with the merger.

ADJUSTABLE EXCHANGE RATIO

    The merger agreement provides for adjustments to the Exchange Ratio between First Brands common stock and Clorox common stock based upon the average of the closing prices of Clorox common stock on the New York Stock Exchange ("NYSE") Composite Transaction Tape during the ten trading days preceding the fifth trading day prior to the date of the merger (the "Clorox Average Share Price"). These adjustments are designed so that you will receive $39 in value of Clorox common stock (as measured by the Clorox Average Share Price) for each share of First Brands common stock exchanged in the merger, so long as the Clorox Average Share Price is greater than $80 and less than or equal to $115. However, if the Clorox Average Share Price is above $115, the Exchange Ratio will be fixed at 0.3391, so that the value of the Clorox common stock that you will receive in the merger (measured by the Clorox Average Share Price) will be greater than $39. In addition, if the Clorox Average Share Price is less than or equal to $80, the Exchange Ratio will be fixed at 0.4875, so that the value of Clorox common stock that you will receive in the merger (measured by the Clorox Average Share Price) will be less than $39.

    At the time of the special meeting, you will not know the exact value of the Clorox common stock you will receive when the merger is completed, because the price of Clorox common stock at the time of the merger is likely to be different from the Clorox Average Share Price, which could increase or decrease the actual value of the Clorox common stock that you will receive from the value that was calculated based on the Clorox Average Share Price. The price of Clorox common stock may change based upon changes in the business, operations and prospects of Clorox, general market and economic conditions, regulatory considerations and other factors. We urge you to obtain current market quotations for Clorox common stock and First Brands common stock and to call the Director of Investor Relations of Clorox or the Secretary of First Brands at (510) 271-2150 or (203) 731-2300, respectively, at any time after December 21, 1998 for current information on the Clorox Average Share Price and the Exchange Ratio.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

    Clorox believes that its international sales, which were 18% of net sales in fiscal year 1998, are likely to increase as a percentage of its total sales, as a result of both internal expansion and the addition of First Brands' international operations. As a result, Clorox will be increasingly subject to the risks associated with foreign operations, including economic or political instability in its overseas markets, shipping delays and fluctuations in foreign currency exchange rates that may make its products more expensive in its foreign markets, all of which could have a significant impact on Clorox's ability to sell its products on a timely and competitive basis in foreign markets and may have a material adverse effect on Clorox's results of operations or financial position. Clorox seeks to limit its foreign currency exchange risks through the use of foreign currency forward contracts when practical, but there can be no assurance that this strategy will be successful. In addition, Clorox's international operations are subject to the risk of new and different legal and regulatory requirements in local jurisdictions, potential difficulties in staffing and managing local operations, credit risk of local customers and distributors, and potentially adverse tax consequences.

FAILURE TO QUALIFY FOR POOLING OF INTERESTS ACCOUNTING TREATMENT MAY IMPACT
  REPORTED OPERATING RESULTS

    The obligations of Clorox and First Brands to complete the merger are subject to a number of conditions, one of which is that each of them receive an opinion from its accountants that the merger qualifies for "pooling of interests" accounting treatment under U.S. generally accepted accounting principles. Under pooling of interests accounting treatment, the accounts of Clorox will be combined with those of First Brands at their historical carrying amounts, and Clorox's financial statements for all prior periods will be restated to reflect the accounts of Clorox as if the two companies had been combined for all periods.

    As part of the process to qualify for pooling of interests accounting treatment for the merger, Clorox plans to discontinue a previously announced share repurchase program. Clorox will also need to issue additional shares of its common stock to third parties. Such share issuance and any issuance of shares pursuant to Clorox stock incentive and option plans will have a potential dilutive effect on Clorox stockholders.

    Nevertheless, if, after consummation of the merger, events occur that cause the merger to be deemed no longer to qualify for pooling of interests accounting treatment, the purchase method of accounting would be applied. Under that method, the estimated fair value of Clorox common stock issued in the merger would be recorded as the cost of acquiring the business of First Brands. That cost would be allocated to the individual assets acquired and liabilities assumed according to their respective fair values, with the excess of the estimated fair value of Clorox common stock over the fair value of net assets acquired recorded as goodwill, to be amortized over a period of up to 40 years. The estimated fair value of Clorox common stock to be issued in the merger is substantially in excess of the amount at which the historical net book value at which the assets of First Brands are carried in its accounts. Therefore, purchase accounting treatment could have a material adverse effect on the reported operating results of the combined company as compared to pooling of interests accounting treatment because of required charges to Clorox's earnings for amortization of goodwill required by the purchase accounting treatment.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

    Although Clorox's recent historical operating results have improved when compared with the same quarter in the previous fiscal year, there can be no assurance that such quarter-to-quarter comparisons will continue to improve, or that if any improvement is shown, the degree of improvement will meet investors' expectations. In addition, sales volume growth, whether due to acquisitions or to internal growth, can place burdens on Clorox's management resources and financial controls which, in turn, can have a negative impact on operating results. Clorox's quarterly operating results will be influenced by a host of factors, which include the following: the seasonality of its products; the extent of competition; the degree of market acceptance of new products and line extensions; the mix of products sold in a given quarter; changes in pricing policies by Clorox and by its competitors; acquisition costs and restructuring and other charges associated with acquisitions, including the First Brands merger; the ability of Clorox to develop, introduce and market successful new products and line extensions; the ability of Clorox to control its internal costs and costs of its raw materials and packaging materials; Clorox's success in expanding its international operations; changes in Clorox's strategy; personnel changes; and general economic conditions. To a certain extent, Clorox sets its expense levels in anticipation of future revenues. If actual revenue falls short of expectations, operating results are likely to be adversely affected. Because of all of these factors, Clorox believes that quarter-to-quarter comparisons of its results of operations should not be relied upon as indications of future performance.

    Future announcements concerning Clorox or its competitors, quarterly variations in operating results, the introduction of new products and line extensions or changes in product pricing policies by Clorox or its competitors, changes in earnings estimates by analysts, or changes in accounting policies, among other factors, could cause the market price of Clorox common stock to fluctuate substantially and have an adverse effect on the price of Clorox common stock. In addition, stock markets have experienced price and volume volatility, and such volatility in the future could have an adverse impact on Clorox's market price.

IMPORTANCE OF NEW PRODUCTS

    In most categories in which Clorox competes, there are frequent introductions of new products and line extensions. Accordingly, an important factor in Clorox's future performance will be its ability to identify emerging consumer and technological trends and to maintain and improve the competitiveness of its products. However, there can be no assurance that Clorox will successfully achieve those goals. Continued product development and marketing efforts are subject to all the risks inherent in the development of new products and line extensions, including development delays, the failure of new products and line extensions to achieve anticipated levels of market acceptance, and the cost of failed product introductions.

YEAR 2000 COMPLIANCE

    Many financial information and operations systems used today may be unable to interpret dates after December 31, 1999 because these systems allow only two digits to indicate the year in a date. Consequently, these systems are unable to distinguish January 1, 2000 from January 1, 1900, which could have adverse consequences on the operations of an entity and the integrity of information processing. This potential problem is referred to as the "Year 2000" or "Y2K" issue.

    In 1997, Clorox established a corporate-wide program to address Y2K issues. This effort is comprehensive and encompasses software, hardware, electronic data interchange, networks, PCs, manufacturing and other facilities, embedded chips, century certification, supplier and customer readiness, contingency planning, and domestic and international operations. Clorox's program to address the Y2K issue is currently on schedule and is more than 60% complete as of September 30, 1998. Clorox has replaced or upgraded most of its critical business applications and systems and has begun the century testing phase for these critical technology systems. The target date to repair or replace the remaining critical business information systems is March 31, 1999. Clorox is assessing its plant floor systems and equipment, and the target date to complete manufacturing plant floor and facilities efforts is September 30, 1999. Clorox has prioritized its third-party relationships as critical, severe or sustainable, has completed the assessment phase for third parties (except for assessment of its key customers, which is scheduled to be complete in March 1999), has requested a Y2K contract warranty in many new key contracts and is developing contingency plans for critical third parties, including key customers, suppliers and other service providers.

    If necessary modifications and conversions by Clorox are not made on a timely basis, or if key third parties are not Y2K compliant, Y2K problems could have a material adverse effect on Clorox's operations. Clorox's most reasonably likely worst case scenario is a regional utility failure that would interrupt manufacturing operations and distribution centers in the affected region. To mitigate this risk, and to address the possible uncertainty of whether Clorox will be able to solve all potential Y2K issues, Clorox has begun contingency planning for its critical operations, including key third-party relationships, and will require written contingency plans for these areas. Clorox expects to complete all of its contingency planning by June 30, 1999.

    Y2K costs are expensed as incurred and funded through operating cash flows. Through September 30, 1998, Clorox has expensed incremental remediation costs of $17.1 million with remaining incremental remediation costs estimated at $13.8 million. In addition, through September 30, 1998, Clorox has expensed accelerated strategic upgrade costs of $9.6 million with anticipated remaining accelerated strategic upgrade costs of $6.4 million. Clorox has spent approximately 17% of its 1998 fiscal year information technology budget, and expects to spend approximately 12% of its 1999 fiscal year information technology budget, on Y2K remediation issues. Clorox has not deferred any critical information technology projects because of its Year 2000 program efforts, which are primarily being addressed through a dedicated team within Clorox's information technology group. Time and cost estimates are based on currently available information and could be affected by the ability to correct all relevant computer codes and equipment, and the Y2K readiness of Clorox's business partners, among other factors.

    Clorox has not yet performed an assessment of the impact of the merger on its Y2K costs. However, Clorox expects that overall Y2K costs will increase based on First Brands' own assessment of these costs. In this assessment, First Brands reviewed the potential impact on both its information systems and on ancillary systems. This review included, but was not limited to, an analysis of all significant systems or assets that may use microcontrollers. First Brands is now in the final testing phase of its sales, costing and production modules and currently intends to implement these systems in the first and second quarters of calendar 1999. In addition to upgrading its own systems, First Brands has contacted certain significant suppliers to determine their Y2K readiness. To date, First Brands has not received any information which would indicate that the Y2K issue will result in any significant disruption from its suppliers. However, if necessary modifications and conversions by First Brands are not made on a timely basis, or if key third parties are not Y2K ready, Y2K problems could have a material adverse effect on First Brands' operations. First Brands has spent approximately $29 million from a total budget of $33 million for a comprehensive upgrade to its computer applications, which will address a major portion of its Y2K issues. First Brands' international subsidiaries, other than those in Canada (which are covered in the U.S. program), have established their own plans for addressing the Y2K issue, and have computer systems that either are compliant as of June 30, 1998 or are expected to be compliant by December 31, 1998. The international subsidiaries performed assessments similar to those conducted by First Brands in the U.S. and Canada. Y2K efforts of both companies will be combined and continued following the merger. Although First Brands' timetables may affect the target dates and contingency plans of Clorox's original Y2K program, following the merger Clorox expects to be Y2K compliant before the arrival of the new millennium.

EURO CONVERSION

    On January 1, 1999, certain countries in the European Union ("EU") that are participating in the EU's Economic and Monetary Union ("EMU") will begin using the "euro" as their single currency, while continuing to use their own notes and coins (representing their equivalent in euros) for cash transactions. Banknotes and coins denominated in euros are expected to be put into circulation in these EMU countries during 2002. Uncertainty exists as to the effect the introduction of the euro, including the conversion of cash in circulation into euros, will have on the marketplace. Additionally, all of the final rules and regulations have not yet been defined and finalized by the European Commission with regard to the euro. Clorox is assessing the effect the euro will have on its internal systems and sales of its products. Clorox expects to take appropriate actions based on the results of such assessment. Clorox has not yet determined the costs of addressing this issue. In addition, Clorox has non-controlled joint ventures in Europe that could be affected by the euro introduction.

GOVERNMENT REGULATIONS

    The manufacture, packaging, storage, distribution and labeling of Clorox's and First Brands' products and Clorox's and First Brands' business operations generally are all subject to extensive federal, state, and foreign laws and regulations. For example, in the United States, many of Clorox's and First Brands' products are subject to regulation by the Environmental Protection Agency, the Food and Drug Administration, and the Consumer Product Safety Commission. Most states have agencies that regulate in parallel to these federal agencies. The failure to comply with applicable laws and regulations in these or other areas could subject Clorox and First Brands to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, any of which could have a material adverse effect on the combined company. Loss of or failure to obtain necessary permits and registrations could delay or prevent Clorox or First Brands from introducing new products, building new facilities or acquiring new businesses and could adversely affect operating results.

ENVIRONMENTAL MATTERS

    Clorox and First Brands are subject to various environmental laws and regulations in the jurisdictions in which they operate, including those relating to air emissions, water discharges, the handling and disposal of solid and hazardous wastes, and the remediation of contamination associated with the use and disposal of hazardous substances. Clorox and First Brands have incurred, and will continue to incur, capital and operating expenditures and other costs in complying with such laws and regulations in the United States and internationally. Clorox and First Brands are currently involved in or have potential liability with respect to the remediation of past contamination in the operation of certain of their presently and formerly owned and leased facilities. In addition, certain of Clorox's and First Brands' present and former facilities have been or had been in operation for many years, and over such time, some of these facilities may have used substances or generated and disposed of wastes that are or may be considered hazardous. It is possible that such sites, as well as disposal sites owned by third parties to which Clorox and First Brands have sent waste, may in the future be identified and become the subject of remediation. Accordingly, although each of Clorox and First Brands believes that it is currently in substantial compliance with applicable environmental requirements, it is possible that the combined company could become subject to additional environmental liabilities in the future that could result in a material adverse effect on the combined company's results of operations or financial condition.

IMPORTANCE OF INTELLECTUAL PROPERTY

    Clorox and First Brands rely on trademark, trade secret, patent and copyright law to protect their intellectual property. There can be no assurance that such intellectual property rights can be successfully asserted in the future or will not be invalidated, circumvented or challenged. In addition, laws of certain foreign countries in which Clorox's and First Brands' products are or may be sold do not protect Clorox's and First Brands' intellectual property rights to the same extent as the laws of the United States. The failure of the combined company to protect its proprietary information and any successful intellectual property challenges or infringement proceedings against the combined company could have a material adverse effect on the combined company's business, operating results and financial condition.

FORWARD-LOOKING STATEMENTS

    The information in this Proxy Statement/Prospectus and information we have incorporated by reference in this Proxy Statement/Prospectus contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), about Clorox, First Brands, and their subsidiaries and affiliates. Although each of Clorox and First Brands believes that, in making any such statements, its expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. When used in this Proxy Statement/Prospectus, the words "anticipates," "believes," "expects," "intends," and similar expressions as they relate to Clorox, First Brands, their subsidiaries, their affiliates or their respective management members are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. Important factors that could cause actual results to differ materially from those in forward-looking statements, certain of which are beyond the control of Clorox, First Brands or their subsidiaries, include: the impact of general economic conditions in the U.S. and Canada and in other countries in which Clorox, First Brands, or their subsidiaries or affiliates currently do business (including Asia, Europe and Central and South America); industry conditions, including competition and product and raw material prices; fluctuations in exchange rates and currency values; capital expenditure requirements; legislative or regulatory requirements, particularly concerning environmental matters; interest rates; access to capital markets; the timing of and value received in connection with asset divestitures; and obtaining required approvals of debtholders. The actual results, performance or achievement by Clorox, First Brands, their subsidiaries or affiliates could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur or transpire, or, if any of them do so, what impact they will have on the results of operations and financial condition of Clorox, First Brands, their subsidiaries or affiliates.

                              THE SPECIAL MEETING

GENERAL

    The special meeting of stockholders of First Brands (the "Special Meeting") will be held at the Danbury Ballroom of the Danbury Hilton, 18 Ridgebury Road, Danbury, Connecticut on Thursday, January 28, 1999 at 9:00 a.m., local time. At the Special Meeting, which will also serve as a special meeting in lieu of an annual meeting, the holders of First Brands common stock, par value $0.01 per share (the "First Brands Common Stock"), will consider and vote upon (1) the approval and adoption of an Agreement and Plan of Merger, dated as of October 18, 1998, by and among Clorox, Pennant, Inc., a Delaware corporation and wholly-owned subsidiary of Clorox ("Merger Sub"), and First Brands (the "Merger Agreement"), (2) the election of directors, to serve a term of three years (or until consummation of the Merger, if earlier) and (3) the ratification of the appointment by the First Brands board of directors (the "First Brands Board") of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending June 30, 1999 (or until consummation of the Merger, if earlier).

RECORD DATE; SOLICITATION OF PROXIES

    The close of business on December 21, 1998 (the "Record Date") has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Special Meeting. At that date, there were 39,469,418 outstanding shares of First Brands Common Stock entitled to vote at the Special Meeting.

    In addition to soliciting proxies by mail, officers, directors and employees of First Brands, without receiving any additional compensation, may solicit proxies by telephone, fax, in person or by other means. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of First Brands Common Stock held of record by such persons, and First Brands will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. First Brands has retained Morrow & Co. Inc. to assist in the solicitation of proxies at an estimated cost of $15,000. Clorox and First Brands will share equally all expenses related to printing and filing this Proxy Statement/Prospectus, including all filing fees of the Securities and Exchange Commission (the "Commission").

REVOCABILITY OF PROXIES

    Any holder of First Brands Common Stock may revoke a proxy at any time before it is voted, by filing with the Secretary of First Brands an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person. Any such filing should be made to the attention of Joseph B. Furey, Secretary, First Brands Corporation, 83 Wooster Heights Road, Danbury, Connecticut 06813-1911. Attendance at the Special Meeting will not by itself constitute revocation of a proxy.

                    MATTERS TO BE CONSIDERED AT THE MEETING

APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

    At the Special Meeting, you will be asked to approve and adopt the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub will be merged with and into First Brands, and First Brands, as the surviving corporation (the "Surviving Corporation"), will become a wholly-owned subsidiary of Clorox (the "Merger"). A vote of two thirds of the outstanding shares of First Brands Common Stock entitled to be cast at the Special Meeting is required to approve and adopt the Merger Agreement. After careful consideration, the First Brands Board by a unanimous vote of the directors present has determined that the Merger is fair to and in the best interests of the stockholders of First Brands.

Accordingly, the First Brands Board has approved the Merger Agreement by a unanimous vote of the directors present.

    THE FIRST BRANDS BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

ELECTION OF DIRECTORS

    The First Brands Board is divided into three classes of membership, with terms expiring on different annual meeting dates. Three or four of the members of the First Brands Board are elected each year to serve as directors for a term of three years. Directors are elected for the terms specified and continue in office until their respective successors have been elected.

    The First Brands Board, at its meeting held on June 5, 1998, selected the following three nominees for election at the next annual meeting: Mr. Robert F. Bernstock, Mr. Denis Newman and Mr. Ervin R. Shames. Each nominee shall, if elected, serve for a three-year term expiring on the date of the annual meeting of stockholders in the year 2001 and until their successors are elected (or upon consummation of the Merger, if earlier).

    Certain information with respect to the nominees for election as director and with respect to directors whose terms extend beyond the date of the Special Meeting, which is being held in lieu of an annual meeting, is set forth below. If the Merger is consummated, the directors of Merger Sub will be the initial directors of the Surviving Corporation in the Merger.

    Should any one or more of the nominees be unable or unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) may be voted for such other person or persons as the First Brands Board may recommend.

                   NOMINEES FOR ELECTION FOR TERM ENDING 2001

ROBERT F. BERNSTOCK, Age 47

Director since 1997 and member of the Audit and Pension Committees.

Mr. Bernstock has been President and CEO of Vlasic Foods International, Inc. since March 1998. He is a director of the Grocery Manufacturers Association, the National Food Processors Association, the Rowan School of Business Administration and the Philadelphia Tennis Patrons. Mr. Bernstock was Executive Vice President of the Campbell Soup Company from July 1997 until March 1998 when he became President of the Specialty Foods Division which was spun off in March 1998 as Vlasic Foods International, Inc. Prior to that, he was President of various divisions of the Campbell Soup Company, including the International Soup Division from June 1993 to July 1994.

DENIS NEWMAN, Age 68

Director since 1986. Chairman of the Audit Committee and member of the Executive Committee.

Mr. Newman has been Managing Director of MidMark Associates, a financial services firm, since December 1989. He is also a Director of Clearview Cinema Group, Inc.

ERVIN R. SHAMES, Age 58

Director since 1987. Chairman of the Compensation Committee and member of the Nominating Committee.

Mr. Shames has been Chairman of Select Comfort Corporation, a mattress manufacturer and retailer, since 1996 and a visiting lecturer at the Darden Graduate School of Business, University of Virginia, since 1996. He was a private investor and consultant from January 1995 to April 1996, and was President and Chief Executive Officer of Borden, Inc. from December 1993 to January 1995.

                   DIRECTORS CONTINUING IN OFFICE UNTIL 2000

JOHN C. FERRIES, Age 60

Director since 1997 and member of the Audit and Pension Committees.

Mr. Ferries has been a consultant for The MacManus Group, a communications group consisting of nine companies, running their mergers and acquisitions program since January 1998. In December 1997, Mr. Ferries retired from DMB&B, a MacManus advertising company, where he served as President--Americas. Mr. Ferries was President of the DMB&B Asia-Pacific, Latin America and Africa regions from 1991-1993.

JAMES R. MAHER, Age 48

Director since 1988 and member of the Audit and Pension Committees.

Mr. Maher has been President of Mafco Holdings, Inc. since July 1998. Mr. Maher was previously President and Chief Executive Officer of Mafco Consolidated Group, Inc., a diversified manufacturer and now a wholly-owned subsidiary of Mafco Holdings. Mr. Maher was Chairman of the Board from April 1995 to April 1996 and was President and Chief Executive Officer from December 1992 to April 1995 of Laboratory Corporation of America, a health services company.

WILLIAM V. STEPHENSON, Age 57

Director since 1992 and member of the Executive and Nominating Committees.

Mr. Stephenson has been the Chairman and CEO of First Brands since January 1997. Prior to that, he had been President and CEO of First Brands since September 1994. From August 1992 to September 1994, he was President and Chief Operating Officer. He relinquished the title of President effective August 7, 1998.

ROBERT G. TOBIN, Age 60

Director since 1991. Chairman of the Pension Committee and member of the Compensation Committee.

Mr. Tobin served as Chairman, President and Chief Executive Officer of The Stop & Shop Supermarket Company from January 1995 through December 1997. He was President and CEO of The Stop & Shop Supermarket Company from May 1994 to January 1995, and prior to that had been President and Chief Operating Officer of The Stop & Shop Supermarket Companies, Inc. since 1993. Mr. Tobin retired as Chairman of The Stop & Shop Supermarket Companies, Inc. and The Stop & Shop Supermarket Company on July 31, 1998 when he became President and CEO of Ahold, Inc., a subsidiary of Royal Ahold, NV.

                   DIRECTORS CONTINUING IN OFFICE UNTIL 1999

ALFRED E. DUDLEY, Age 70

Director since 1986. Chairman of the Executive Committee and member of the Nominating Committee.

Mr. Dudley was Chairman of First Brands from 1986 to 1997; and Chairman and CEO from 1986 to 1994.

JAMES R. MCMANUS, Age 64

Director since 1986 and member of the Compensation and Nominating Committees.

Mr. McManus has been the Chairman, CEO and Founder of Marketing Corporation of America since 1971 and is also currently Director of Au Bon Pain Co. Inc. On February 1, 1994, Mr. McManus resigned as President and Chief Executive Officer of Business Express, Inc., a regional airline operating in the northeastern United States. On January 22, 1996, a petition for Chapter IX Bankruptcy Protection was filed against Business Express, Inc. in Federal Court in Manchester, New Hampshire by Saab Aircraft of America and two of its operating subsidiaries.

THOMAS H. ROWLAND, Age 53

Director since 1996 and member of the Executive Committee.

Mr. Rowland was elected President and Chief Operating Officer of First Brands effective August 7, 1998. Prior to that, he was Executive Vice President of First Brands and President of the Home Products Division since August 1992. He is also President of Himolene, Inc., a wholly-owned subsidiary of First Brands.

    Directors of First Brands are elected by a plurality of the votes present or represented by proxy at the Special Meeting if a quorum is present at such meeting. However, if the Merger is consummated, the directors of Merger Sub will be the directors of the Surviving Corporation (see "The Merger Agreement--The Merger").

    THE FIRST BRANDS BOARD RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES.

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

    The First Brands Board has appointed KPMG Peat Marwick LLP to serve as independent auditors to audit the financial statements of First Brands and its subsidiaries for the fiscal year 1999. KPMG Peat Marwick LLP has served First Brands in the capacity of independent auditors since First Brands' incorporation in 1986.

    Representatives of KPMG Peat Marwick LLP will be present at the Special Meeting to answer any appropriate questions. They will also have the opportunity to make a statement if they so desire.

    The ratification of the appointment of the independent auditors requires the approval of a majority of the votes entitled to vote, present in person or represented by proxy, at the Special Meeting.

    THE FIRST BRANDS BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                   THE MERGER

    THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS DESCRIBES CERTAIN ASPECTS OF THE PROPOSED MERGER. TO THE EXTENT THAT IT RELATES TO THE MERGER AGREEMENT AND THE TERMS OF THE MERGER, THE FOLLOWING DESCRIPTION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. YOU ARE URGED TO READ THE MERGER AGREEMENT.

    The Merger Agreement provides that the Merger will be consummated if the approval of the First Brands stockholders is obtained and all other conditions to the Merger are satisfied or waived as provided in the Merger Agreement. Upon consummation of the Merger, each outstanding share of First Brands Common Stock will be converted into the right to receive a fraction of a share of fully paid and nonassessable Clorox common stock, par value $1.00 per share ("Clorox Common Stock"), equal to the Exchange Ratio. Cash will be delivered in lieu of any remaining fractional share as described in the Merger Agreement.

    Based upon the capitalization of Clorox and First Brands as of December 15, 1998, assuming an Exchange Ratio of 0.3545, and assuming exercise of all outstanding First Brands options and all exercisable Clorox options, the stockholders of First Brands will own approximately 12.2% of the outstanding Clorox Common Stock following consummation of the Merger. Such percentage could change depending on whether and to what extent shares of Clorox Common Stock and First Brands Common Stock are issued upon exercise of outstanding Clorox or First Brands stock options or warrants, on the price of Clorox Common Stock (which, in some cases, will determine the Exchange Ratio) (see "--Merger Consideration" below) and on whether Clorox needs to issue additional shares of common stock to third parties in connection with pooling of interests accounting treatment for the Merger.

BACKGROUND OF THE MERGER

    On or about April 16, 1998, a senior executive of a large publicly held corporation (the "Other Bidder") contacted, without having been solicited to do so, Mr. William V. Stephenson, Chairman and Chief Executive Officer of First Brands, and expressed interest in acquiring First Brands and proposed setting up a meeting between the two companies to discuss the matter further. Senior executives from each of First Brands and the Other Bidder met on or about May 6 to discuss the broad outline of a proposed acquisition. Thereafter, in early May, the Other Bidder orally presented a preliminary indication of interest to acquire First Brands for cash, for an amount within a stated range of values, conditioned upon it being given the opportunity to perform extensive due diligence upon First Brands. During this period, First Brands requested Lehman Brothers to advise it on financial issues relating to any potential acquisition of First Brands.

    The First Brands Board held a telephonic meeting on May 15, 1998 at which it voted unanimously to reject the Other Bidder's preliminary indication of interest as inadequate. Lehman Brothers prepared a preliminary review of alternatives and valuation of First Brands, which it presented to the First Brands Board on June 19, 1998. The Board discussed at length the valuation prepared by Lehman Brothers as well as First Brands' financial position, strategic alternatives, business plans and prospects. The First Brands Board authorized management to provide some limited non-public financial and operating information to the Other Bidder, subject to appropriate provisions for confidentiality, in an effort to determine if the Other Bidder would increase its offer sufficiently to warrant further negotiations.

    Following additional intermittent discussions between First Brands and the Other Bidder during June and July 1998, First Brands and the Other Bidder signed a confidentiality agreement on July 14, 1998, after which First Brands furnished to the Other Bidder certain financial and operating data. Following its review of such information, on August 20, 1998 the Other Bidder proposed, subject to certain conditions, that it purchase First Brands for $32 per share in cash.

    During the week of July 20, 1998, Mr. G. Craig Sullivan, Chairman and Chief Executive Officer of Clorox, called, without having been solicited to do so, Mr. Alfred E. Dudley, formerly Chairman, and currently Chairman of the Executive Committee, of First Brands, and requested a meeting. On July 30, 1998, Mr. Sullivan met with Mr. Dudley and indicated to Mr. Dudley Clorox's interest in discussing a possible acquisition of First Brands. On July 31, Mr. Dudley and Mr. Stephenson discussed this overture, and at a meeting on August 5, they discussed the overture with members of the First Brands Board and Lehman Brothers. On August 5, the First Brands Board authorized management to provide similar information to Clorox as had been provided to the Other Bidder, subject to appropriate provisions for confidentiality. On August 10, 1998, Clorox and First Brands signed a confidentiality agreement, after which First Brands furnished to Clorox the same type of due diligence information it had provided to the Other Bidder. On August 30, Clorox provided an oral indication of interest to acquire the stock of First Brands in a stock-for-stock exchange which would value the stock of First Brands in the range of $29 to $32 per share. Clorox requested that it be provided with additional due diligence material to enable it to refine its offer.

    The First Brands Executive Committee had a telephonic meeting on September 1, 1998 to discuss what action, if any, to take with regard to the indications of interest from each of Clorox and the Other Bidder. In light of the sharp decline in the equity markets in August, the Committee requested that Lehman Brothers update its preliminary valuation of First Brands based on current market conditions for review by the First Brands Board.

    The First Brands Board met on September 4, 1998 to discuss the two indications of interest. At the meeting, Lehman Brothers presented a detailed and updated analysis of the factors affecting a valuation of First Brands, an analysis of both proposals and recommendations of measures First Brands might consider taking to enhance its value and prospects. The First Brands Board discussed (i) First Brands' earnings prospects, (ii) the relative value to First Brands' stockholders of a tax-free stock transaction that could be accounted for as a pooling of interests compared to an all cash transaction that would be taxable to stockholders and accounted for using the purchase method, (iii) Clorox's business portfolio and historical stock performance and future prospects, (iv) First Brands' spending levels for infrastructure improvements and research and development, (v) whether First Brands had sufficient scale to compete as an independent company over the near and medium term and (vi) whether First Brands had the financial flexibility to expand via additional acquisitions while maintaining a desirable credit rating.

    The First Brands Board agreed with management's recommendation that First Brands advise each of Clorox and the Other Bidder that their respective indications of interest were at too low a price level, but that First Brands would be willing to provide each of such parties with additional due diligence material, including the ability to conduct site visits, to enable each of the parties to justify a meaningful increase in their respective indications of interest. Subsequent to this meeting, First Brands informed each of Clorox and the Other Bidder that the Board considered their proposals to be below the range of fair valuation and that the Board would not consider a proposal in the $32 per share range.

    During September and October 1998, each of Clorox and the Other Bidder conducted further due diligence, including visits to First Brands manufacturing locations as well as reviews of First Brands' research and development.

    On October 1 and October 2, 1998, Lehman Brothers met with the financial advisors of each of Clorox and the Other Bidder in order to provide its perspective on value and process and to encourage each of Clorox and the Other Bidder to provide their best offer.

    On October 2, 1998, the Other Bidder delivered a letter to First Brands in which it reiterated its offer to acquire all of the outstanding shares of First Brands for $32 per share in cash, with such offer being contingent on matters such as the completion of confirmatory due diligence. As an alternative, the Other Bidder indicated its willingness to more narrowly limit the number of matters on which its offer was contingent if its purchase price was reduced to $31.50 per First Brands share.

    On October 8, 1998, Clorox delivered a letter to First Brands confirming its willingness to exchange Clorox shares for First Brands shares in a tax-free stock-for-stock merger to be accounted for as a pooling of interests. This proposal valued First Brands at $35.50 per share based on a fixed exchange ratio and was conditioned upon the completion of confirmatory due diligence. The proposal did not contain any collar or other form of price protection in the event of fluctuations in the value of Clorox shares prior to closing.

    The First Brands Board had a telephonic meeting on October 9, 1998 to discuss the current offers from Clorox and the Other Bidder. Lehman Brothers indicated that Clorox's revised bid fell within its valuation range for First Brands shares. The Board viewed Clorox's revised proposal to be attractive inasmuch as such proposal fell within Lehman Brothers' valuation range and would allow the stockholders of First Brands to participate in the equity of a company with an excellent track record; however, the Board noted that because Clorox's proposal was based on a fixed exchange ratio, without any collar or other form of price protection, the consideration which would actually be received by the First Brands stockholders at the time of closing could be lower than $35.50 per share.

    The First Brands Board determined that it was critical that the terms of any proposal protect the value to be received by the First Brands stockholders, especially in light of the volatility which was being experienced in the equity markets. The First Brands Board authorized Lehman Brothers and Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden"), First Brands' corporate counsel, to conduct further discussions with Clorox, negotiate the terms of a contract with Clorox, and bring such contract back to the First Brands Board for its consideration. The First Brands Board indicated to Lehman Brothers and Skadden that they should request that the contract include a provision under which First Brands stockholders would receive $35.50 in value of Clorox shares at the closing regardless of the price at which Clorox shares were trading at such time (a so-called "fixed price mechanism").

    Subsequent to the October 9th Board meeting, Lehman Brothers informed the Other Bidder that First Brands was not interested in pursuing discussions on its proposal since its offer was not within Lehman Brothers' valuation range. In addition, First Brands told Clorox that it was interested in pursuing a strategic merger with Clorox that valued the First Brands shares at $35.50 per share, provided the merger agreement contained a fixed price mechanism. During the period from October 10 to October 14, First Brands and Clorox began negotiating the terms of a merger agreement, Clorox continued conducting due diligence upon First Brands, and First Brands conducted due diligence upon Clorox.

    On Thursday morning, October 15, 1998, the Other Bidder telephoned Mr. Stephenson, expressed strong interest in First Brands and inquired as to what would be required in order for First Brands to support its proposal. Mr. Stephenson advised the Other Bidder only that the price it had previously offered was not within the range of value as determined by Lehman Brothers.

    Later on Thursday, Clorox provided Lehman Brothers with clarification of the financial terms of its proposal, and indicated its willingness to provide a fixed price mechanism resulting in consideration of $35.50 per First Brands share so long as Clorox's stock price was above $89 per share. Under such proposal, if the per share price of Clorox Common Stock fell below $89, First Brands stockholders would receive 0.3989 of a Clorox share (that is, $35.50 divided by $89). First Brands' management continued to view the proposal as having too much risk for its stockholders.

    On Thursday afternoon, the Other Bidder increased its offer to $35 or $35.50 per First Brands share, depending on the number of matters upon which the offer would be contingent. The Other Bidder expressed its willingness to provide such consideration either in cash or, in the alternative, in stock pursuant to a tax-free exchange which would not be accounted for as a pooling of interests. Such offer continued to be subject to confirmatory due diligence, and the Other Bidder indicated that it could be prepared to sign a definitive agreement by Tuesday, October 20th.

    On Friday, October 16, following a meeting of the Clorox board of directors (the "Clorox Board"), Clorox increased its offer for First Brands to $37.50 per share with a collar that would result in a fixed price being paid to the First Brands stockholders so long as Clorox shares traded within a range of $80 to $120. Clorox indicated that it was prepared to sign a definitive agreement over the weekend and would like to announce the merger the following Monday.

    Later on Friday, the First Brands Board had a telephonic meeting at which Lehman Brothers provided an analysis of the latest Clorox offer. The First Brands Board considered the fact that while the Other Bidder's offer, which contemplated the Other Bidder promptly commencing a cash tender offer for First Brands shares, could be completed in 25-30 days, Clorox's offer provided for a stock-for-stock merger, which would probably take approximately four months to complete. On the other hand, while the merger agreement with Clorox was almost fully negotiated, much contract negotiation was still required to be done with the Other Bidder, and certain due diligence issues still remained outstanding with the Other Bidder. Acknowledging that the Other Bidder might still raise its offer, the First Brands Board voted unanimously to instruct Lehman Brothers to advise the financial advisor to the Other Bidder that it should make its best and highest offer, but no lower than $37.50 per share in cash, prior to noon on Saturday, October 17th, accept the terms of the contract First Brands had already negotiated with Clorox (with such modifications as would be necessary to take account of the differing transaction structures) and drop all further due diligence matters. Subsequent to the First Brands Board meeting, Lehman Brothers so advised the Other Bidder's financial advisor.

    At shortly before noon on Saturday, October 17th, the Other Bidder's financial advisor informed Lehman Brothers that the Other Bidder had agreed to increase its offer to $37.50 per share in cash, eliminate nearly all additional due diligence requirements and was prepared to sign an agreement on Sunday, October 18th.

    The First Brands Board had a telephonic board meeting on October 17, 1998 at which it considered the potential for a further bid from Clorox and the merits of an all cash tender offer compared to a stock-for-stock merger at a fixed price ratio (within a particular band). Following the discussion, the First Brands Board agreed to reject Clorox's offer of $37.50 per share due to price risk and timing concerns. The First Brands Board agreed to reconvene telephonically on Sunday, October 18th, at 10:00 a.m., at which time Lehman Brothers would render its opinion based on the review of its fairness opinion committee and the First Brands Board would resolve to finalize a transaction with the Other Bidder.

    Subsequent to the October 17th Board meeting, Clorox was advised that the First Brands Board had declined its offer due to price risk and timing issues.

    Late on Saturday, Clorox advised First Brands that it was increasing its bid to $38.50 per First Brands share, subject to the same $80/$120 collar.

    Later on Saturday and again on Sunday morning, Lehman Brothers informed the Other Bidder's financial advisor that it had received a higher bid from (without naming it) Clorox, and that, as a result, it was not clear which bid the First Brands Board would accept. In reply to Lehman Brothers' query whether the Other Bidder wished to further revise its offer, the Other Bidder's financial advisor was not forthcoming. Lehman Brothers then contacted Clorox's financial advisor to confirm Clorox's offer and inquire if Clorox's offer could be revised to provide any additional upside potential for First Brands' stockholders. Clorox's financial advisor replied that Clorox was willing to modify the collar provision from $80/$120 to $80/$115 (thereby permitting the First Brands stockholders to benefit from any increase in the Clorox share price above $115 during the pricing period) but that Clorox was unlikely to increase its $38.50 per share offer.

    On Sunday, October 18, the First Brands Board convened telephonically. During the meeting, the Board was informed that Clorox had increased its offer to $39 per share with an $80/$115 collar. The Board conducted a full and complete discussion of both Clorox's and the Other Bidder's last best offers, the risks and upside potential of the proposed Clorox $80/$115 collar, the impact on First Brands' employees of accepting either offer, the relative merits of the $37.50 cash offer and the $39 stock-for-stock merger, Commission pooling issues, Clorox's historical and projected financial and stock performance, the likely impact of the proposed transaction on Clorox's earnings per share and management's recommendation to accept the Clorox offer. Following discussion, and after reviewing with Lehman Brothers its valuation analysis of First Brands and receiving from Lehman Brothers its oral opinion (later confirmed in writing) that the Exchange Ratio to be offered by Clorox was fair to the First Brands stockholders from a financial point of view, the Board resolved to accept the Clorox proposal. Later on Sunday, Clorox, Merger Sub and First Brands executed the Merger Agreement.

    On Monday, October 19, Clorox and First Brands issued a joint press release announcing the execution of the Merger Agreement.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE FIRST BRANDS BOARD

    At its meeting on October 18, 1998, the First Brands Board (with one director absent) unanimously determined that (a) the terms of the Merger Agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of First Brands and its stockholders, (b) directed that the proposed transaction be submitted for consideration by the First Brands stockholders and (c) recommended that the First Brands stockholders vote for approval and adoption of the Merger, the Merger Agreement and the transactions contemplated thereby. In reaching this conclusion, the First Brands Board, with the assistance of its financial and legal advisors, considered and analyzed a number of factors, including, without limitation, the following:

        (i) That based on information with respect to the financial condition, results of operations, cash flow, business and prospects of First Brands on both a stand-alone basis and as compared with those available in combination with Clorox, the First Brands stockholders would benefit substantially from a business combination with Clorox. Such benefits would consist of the ability of the First Brands stockholders to continue to own an interest in the combined company and thereby benefit from the enhanced prospects of the combined company in terms of enhanced financial and operational resources and flexibility, the combination of complementary skills and experience of the two companies, as well as the combined company's enhanced ability to take advantage of future strategic opportunities.

        (ii) That the Merger should allow the combined company to meet the challenges of the increasingly competitive environment in the household products industry more effectively than First Brands could on its own.

       (iii) The oral presentations of Lehman Brothers and its oral opinion (later confirmed in writing) that the Merger consideration was fair from a financial point of view to the holders of First Brands Common Stock. See "--Opinion of Lehman Brothers" for a discussion of Lehman Brothers' opinion. A copy of this opinion, which is subject to certain limitations, qualifications and assumptions as stated therein, is included as Appendix B hereto and should be read carefully and in its entirety.

        (iv) That the terms of the Clorox proposal were more favorable to the First Brands stockholders than the terms of the proposal of the Other Bidder.

        (v) That the Merger consideration remains fixed at a value of $39 per share so long as shares of Clorox Common Stock are trading at greater than $80 and less than or equal to $115 during a specified period prior to closing; that First Brands' stockholders will have the opportunity to participate in the appreciation of the price of Clorox Common Stock if the price of such stock surpasses $115 per share during such specified period of time prior to closing; and that First Brands stockholders will receive less than $39 per share only under the circumstance where Clorox Common Stock falls below $80 per share during such specified period of time prior to closing.

        (vi) The terms of the Merger Agreement, the consideration to be received by the First Brands stockholders in the Merger and the fact that the receipt of Clorox Common Stock by the First Brands stockholders upon consummation of the Merger will be a tax-free exchange (other than taxes payable on cash received for fractional shares).

       (vii) The historical market prices for shares of First Brands Common Stock, and historical price to earnings trading multiples for such shares.

      (viii) The historical market prices for shares of Clorox Common Stock, and historical price to earnings trading multiples for such shares.

        (ix) The prices, multiples of revenues and earnings measures and premium over market value paid in recent acquisitions of other companies, including manufacturers of consumer products.

        (x) The impact of each of the Clorox proposal and the proposal of the Other Bidder on First Brands' employees.

    We do not intend the foregoing discussion of the information and factors that were given weight by the First Brands Board to be exhaustive, but we believe it includes all material factors considered by the First Brands Board. In view of the variety of factors considered in connection with its evaluation of the proposed Merger and the terms of the Merger Agreement, the First Brands Board did not deem it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its conclusion, and individual directors may have given different weights to different factors. After considering all such factors, at a telephonic meeting held on October 18, 1998, the First Brands Board (with one director absent) unanimously approved the Merger, the Merger Agreement and the transactions contemplated thereby as fair to, and in the best interests of, First Brands and its stockholders.

    THE FIRST BRANDS BOARD UNANIMOUSLY RECOMMENDS TO ITS STOCKHOLDERS THAT THEY VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    In considering the recommendation of the First Brands Board with respect to approving the Merger Agreement and the transactions contemplated thereby, First Brands stockholders should be aware that certain officers and directors of First Brands have certain interests in the proposed Merger that are different from and in addition to the interests of First Brands stockholders generally. The First Brands Board was aware of these interests and considered them in approving the Merger and the Merger Agreement. See "--Interests of Certain Persons in the Merger."

OPINION OF LEHMAN BROTHERS

    Lehman Brothers has acted as financial advisor to First Brands in connection with the Merger. As part of its role as financial advisor to First Brands, Lehman Brothers, on October 18, 1998, delivered an oral opinion (confirmed in writing in an opinion dated the same date) (the "Lehman Brothers Opinion") to the effect that, as of such date, the Exchange Ratio to be offered to the First Brands stockholders in the Merger was fair, from a financial point of view, to such stockholders.

    A copy of the Lehman Brothers Opinion is included at the back of this Proxy Statement/Prospectus as Appendix B. Holders of First Brands Common Stock should read the Lehman Brothers Opinion in its entirety for a discussion of the assumptions made, matters considered and limitations on the review undertaken by Lehman Brothers in rendering its opinion. The summary of the Lehman Brothers Opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the Lehman Brothers Opinion.

    No limitations were imposed by First Brands on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion, except that (i) Lehman Brothers was not provided with and did not have access to any financial forecasts or projections prepared by the management of Clorox as to the future financial performance of Clorox and (ii) Lehman Brothers was not authorized to solicit, and did not solicit, any indications of interest from any third party with respect to a purchase of all or a part of First Brands' businesses. Lehman Brothers was not requested to and did not make any recommendation to the First Brands Board as to the form or amount of consideration to be received by First Brands' stockholders in the Merger, which was determined through arm's-length negotiations between First Brands and Clorox and their respective advisors. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to First Brands, but made its determination as to fairness, from a financial point of view, to First Brands' stockholders of the Exchange Ratio to be offered to such stockholders in the Merger on the basis of the financial and comparative analyses described below. The Lehman Brothers Opinion is for the use and benefit of the First Brands Board and was rendered to the First Brands Board in connection with its consideration of the Merger. The Lehman Brothers Opinion is not intended to be and does not constitute a recommendation to any stockholder of First Brands as to how such stockholder should vote with respect to the Merger. Lehman Brothers was not requested to opine as to, and its opinion does not in any manner address, First Brands' underlying business decision to proceed with or effect the Merger.

    In arriving at its opinion, Lehman Brothers reviewed and analyzed:

    - the Merger Agreement and the specific terms of the Merger,

    - such publicly available information concerning First Brands and Clorox that Lehman Brothers believed to be relevant to its analysis, including the Annual Reports on Form 10-K for the fiscal years ended June 30, 1997 and June 30, 1998,

    - financial and operating information with respect to the business, operations and prospects of First Brands furnished to them by First Brands,

    - financial and operating information with respect to the business and operations of Clorox furnished to them by Clorox,

    - the trading history of First Brands Common Stock from October 15, 1993 to the date of the Lehman Brothers Opinion and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant,

    - the trading history of Clorox Common Stock from October 15, 1993 to the date of the Lehman Brothers Opinion and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant,

    - a comparison of the historical financial results and present financial condition of First Brands with those of other companies that Lehman Brothers deemed relevant,

    - a comparison of the historical financial results and present financial condition of Clorox with those of other companies that Lehman Brothers deemed relevant,

    - a comparison of the financial terms of the Merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant,

    - the pro forma impact of the Merger on Clorox,

    - estimates of third party research analysts with respect to the future financial performance of First Brands and Clorox and

    - an indication of interest received by First Brands from the Other Bidder with respect to an acquisition of First Brands. In addition, Lehman Brothers had discussions with the management of each of First Brands and Clorox concerning their respective businesses, operations, assets, financial conditions and prospects and with the management of First Brands concerning the cost savings and other strategic benefits expected by them to result from a combination of the businesses of First Brands and Clorox, and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

    In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of each of First Brands and Clorox that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of First Brands for fiscal year 1999, upon advice of First Brands, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the then best currently available estimates and judgments of the management of First Brands as to the future financial performance of First Brands and that First Brands would perform substantially in accordance with such projections. In addition, for purposes of its analysis, Lehman Brothers also extrapolated the financial trends of the latest three fiscal years and the First Brands' projections for fiscal year 1999 to develop financial projections for First Brands for the fiscal years 2000 through 2003, and then considered certain more conservative assumptions and estimates which resulted in certain adjustments to such projections. Lehman Brothers discussed the extrapolation process, the resulting projections and the adjusted projections with the management of First Brands and they agreed with the appropriateness of the extrapolation process and the use of the resulting projections and the adjusted projections in performing Lehman Brothers' analysis. In arriving at its opinion, Lehman Brothers was not provided with, and did not have access to, any financial projections prepared by the management of Clorox. Accordingly, with respect to the future financial performance of Clorox on a stand-alone basis, upon advice of Clorox, Lehman Brothers assumed that the published estimates of third party research analysts were a reasonable basis upon which to evaluate the future financial performance of Clorox on a stand-alone basis and that Clorox would perform, on a stand-alone basis, substantially in accordance with those estimates. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of First Brands and did not make or obtain any evaluations or appraisals of the assets or liabilities of First Brands. In addition, Lehman Brothers was not authorized to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of First Brands' businesses. Upon the advice of First Brands and Clorox, Lehman Brothers assumed that the Merger will qualify for pooling-of-interests accounting treatment, and upon the advice of First Brands, Clorox and their respective legal advisors, Lehman Brothers assumed that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and therefore as a tax-free transaction to the stockholders of First Brands. The Lehman Brothers Opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion.

    In connection with preparing its presentation to the First Brands Board on October 18, 1998, and its written opinion dated October 18, 1998, Lehman Brothers performed a variety of financial and comparative analyses as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portions of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of First Brands and Clorox. None of First Brands, Clorox, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

    TRANSACTION TERMS. Upon the effectiveness of the Merger, and so long as the Clorox Average Share Price is greater than $80 and less than or equal to $115 per share, holders of First Brands Common Stock will receive sufficient shares of Clorox Common Stock to provide a value of $39 for each share of First Brands Common Stock (the "Fixed Price Ratio"). If the Clorox Average Share Price is $80 or less, each share of First Brands Common Stock will be converted into 0.4875 of a share of Clorox Common Stock (the "Ratio Cap"). If the Clorox Average Share Price is greater than $115, each share of First Brands Common Stock will be converted into 0.3391 of a share of Clorox Common Stock (the "Ratio Floor," and together with the Ratio Cap and the Fixed Price Ratio, the "Exchange Ratio").

    STOCK TRADING HISTORY. Lehman Brothers considered historical data concerning the history of the trading prices for First Brands Common Stock and Clorox Common Stock for the period from October 15, 1993 to October 16, 1998 (the last trading date prior to the delivery of the Lehman Brothers Opinion) and the relative stock price performances during this same period of First Brands, Clorox and the Standard & Poors 400 Index and the Standard & Poors Consumer Staples Index. During this period, the closing stock price of First Brands ranged from $15.19 to $29.25 per share, and the closing stock price of Clorox ranged from $23.56 to $109.94 per share. During the one-year period prior to the announcement of the Merger, the closing stock price of First Brands ranged from $19.63 to $28.13 per share, and the closing stock price of Clorox ranged from $66.94 to $109.94 per share. In addition, Lehman Brothers noted that First Brands Common Stock had its all-time high of $29.25 on March 26, 1996. Lehman Brothers noted that over both the one-year and the five-year periods, Clorox had outperformed the two indexes while First Brands had not kept pace with the indexes.

    COMPARABLE COMPANY ANALYSIS. Lehman Brothers reviewed the public stock market trading multiples for selected companies that Lehman Brothers deemed comparable to First Brands, including (in order by market capitalization, largest to smallest) The Procter & Gamble Company, Unilever plc, Sara Lee Corporation, Kimberly-Clark Corporation, Colgate-Palmolive Company, Clorox, Ralston-Purina Company, Newell Company, Rubbermaid Incorporated, The Dial Corporation, RPM, Incorporated, Lancaster Colony, Church & Dwight Company, Incorporated, WD-40 Company and Oil Dri Corporation of America (collectively, the "Comparable Companies"). Using publicly available information, Lehman Brothers calculated and analyzed the common equity market value multiples of historical and projected net income and enterprise value multiples of certain historical financial criteria (such as revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA"), and earnings before interest and taxes ("EBIT")) for each of the Comparable Companies. The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity, the value of its preferred stock (at liquidation value) and the book value of any minority interest, and subtracting its cash and cash equivalents. As of October 16, 1998, the last trading date prior to the delivery of the Lehman Brothers Opinion, the Comparable Companies' median enterprise multiples of actual or, where necessary, estimated pro forma, latest twelve months ("LTM") EBITDA, LTM EBIT and LTM Revenues were 12.4x, 15.2x and 1.81x, respectively. In addition, as of October 16, 1998, the Comparable Companies' median multiple of the current stock price to (i) the latest twelve months earnings per share (the "LTM P/E Multiple"), (ii) the estimated 1998 earnings per share (the "1998 P/E Multiple"), based on data from First Call and I/B/E/S International, Inc. ("IBES"), service companies used widely by the investment community to gather earnings estimates from various research analysts and (iii) the estimated 1999 earnings per share (the "1999 P/E Multiple"), also based on First Call and IBES data, were 24.3x, 22.6x and 19.7x, respectively. Lehman

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
Brothers calculated the implied equity values per share of First Brands Common Stock for the median LTM P/E Multiple, 1998 P/E Multiple, 1999 P/E Multiple, LTM EBITDA enterprise multiple, LTM EBIT enterprise multiple and LTM Revenue enterprise multiple which yielded implied equity values per share of First Brands Common Stock of $31.44, $32.73, $34.63, $40.39, $33.85 and $41.46,
respectively. Lehman Brothers noted that the $39 per share offered in the Merger was near the upper end of the per share value range indicated above.

    However, because of the inherent differences between the businesses, operations and prospects of First Brands and the business, operations and prospects of the companies included in the Comparable Companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis and, accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of First Brands and the companies included in the Comparable Companies that would affect the public trading values of each.

    COMPARABLE TRANSACTION ANALYSIS AND TRANSACTION PREMIUM ANALYSIS. Using publicly available information, Lehman Brothers compared selected financial data for First Brands to similar data for selected transactions in the consumer products industry (the "Comparable Transactions"). The Comparable Transactions included the following: The Estee Lauder Companies Incorporated's purchase of Aveda Corporation; Johnson (S.C.) & Son Incorporated's purchase of Dow Brands Inc.; Tyco International Limited's purchase of Inbrand Corporation; Newell Company's purchase of Rubbermaid Incorporated-Office Products Division; The Procter & Gamble Company's purchase of Tambrands Incorporated; First Brands' purchase of NationalPak from National Foods Limited; The Sherwin-Williams Company's purchase of Thompson Minwax Holding Corp. from Forstmann Little & Co.; Davis Companies' unsuccessful bid to acquire Carter-Wallace Incorporated; Henkel KgaA's purchase of Loctite Corporation; The Procter & Gamble Company's purchase of Kimberly-Clark Corporation's Scott Paper baby wipe business; JW Childs Associates LP's purchase of Reckitt & Colman NA-Personal Products Division; Unilever NV's purchase of Helene Curtis Industries, Inc.; Honeywell Incorporated's purchase of Duracraft Corporation; L'Oreal S.A. (Gesparal)'s purchase of Maybelline, Incorporated; Alberto-Culver Company's purchase of St. Ives Laboratories, Inc.; Tenneco Incorporated's purchase of Mobil Corporation-Plastics Division (includes Hefty Bags); The Scotts Company's purchase of Miracle-Gro Products, Inc.; Ralston-Purina Company's purchase of Golden Cat Corp.; Haas Wheat & Harrison Incorporated's purchase of Playtex Products, Incorporated; Colgate-Palmolive Company's purchase of American Home Products Corporation-Kolynos Business; Mark IV Industries, Incorporated's purchase of Purolator Products Inc.; Reckitt & Colman's purchase of L&F Products; Johnson & Johnson's purchase of Neutrogena Corporation; RPM, Incorporated's purchase of Rust-Oleum Corporation; Health o meter, Inc.'s purchase of Mr. Coffee, Inc.; and Johnson (S.C.) & Son Incorporated's purchase of The Drackett Company from Bristol-Myers Squibb Company. Lehman Brothers reviewed the prices paid in the Comparable Transactions in terms of the multiple of the Transaction Enterprise Value (defined as the total consideration paid including total debt assumed less cash and cash equivalents transferred to the acquiror) to the (i) last twelve months revenue (the "LTM Revenue Multiple"),
(ii) last twelve months earnings before interest and tax (the "LTM EBIT Multiple") and (iii) last twelve months earnings before interest, tax, depreciation and amortization (the "LTM EBITDA Multiple"). Lehman Brothers noted that (i) the LTM Revenue Multiple associated with the Merger was 1.72x as compared to 1.66x for the median of the Comparable Transactions, (ii) the LTM EBIT Multiple associated with the Merger was 17.0x as compared to 14.4x for the median of the Comparable Transactions and (iii) the LTM EBITDA Multiple associated with the Merger was 12.1x as compared to 11.5x for the median of the Comparable Transactions.

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
    In addition, Lehman Brothers reviewed the premium paid in selected acquisitions in the consumer products sector (the "Consumer Product Transactions") and the premium paid in all transactions announced from January 1, 1996 to October 16, 1998 with transaction values from $1 billion to $5 billion (the "Other Transactions"). Lehman Brothers calculated the premium per share paid by the acquiror compared to the share price of the target company prevailing (i) one month (the "One Month Premium"), (ii) one week (the "One Week Premium"), and (iii) one day (the "One Day Premium"), prior to the announcement of the transaction. Lehman Brothers noted that (i) the One Month Premium associated with the Merger was 96.9% versus 51.2% for the median of the Consumer Product Transactions and 35.7% for the median of the Other Transactions, (ii) the One Week Premium associated with the Merger was 92.6% versus 34.3% for the median of the Consumer Product Transactions and 31.4% for the median of the Other Transactions and (iii) the One Day Premium associated with the Merger was 65.0% versus 22.6% for the median of the Consumer Product Transactions and 26.2% for the median of the Other Transactions.

    However, because the reasons for and the circumstances surrounding each of the Comparable Transactions, the Consumer Product Transactions and Other Transactions were specific to each such transaction, and because of the inherent differences among the businesses, operations and prospects of First Brands and the selected acquired companies analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable transactions analysis and, accordingly, also made qualitative judgments concerning the difference between the terms and characteristics of these transactions and the Merger that would affect the acquisition values of First Brands and such acquired companies.

    DISCOUNTED CASH FLOW ANALYSIS. Lehman Brothers prepared a discounted after-tax cash flow model that was based upon the financial projections of First Brands as described above. Lehman Brothers used after-tax discount rates of 10% to 12% and a terminal value based on a range of multiples of estimated EBITDA in 2003 of 10.0x to 12.0x. Based on these discount rates and the midpoint of the terminal values, Lehman Brothers calculated the implied equity value per share of First Brands Common Stock at $36.99 to $41.07 using the extrapolated but unadjusted projections and $29.28 to $32.67 using the extrapolated and adjusted projections. Lehman Brothers also performed analyses of the financial projections using after-tax unlevered cash flow perpetuity growth rates of 4.0% to 5.0% to determine the terminal value. These analyses resulted in implied equity values per share of First Brands Common Stock of $31.11 to $37.82 using the extrapolated but unadjusted projections and a 10% discount rate, and $24.18 to $29.64 using the extrapolated and adjusted projections and a 10% discount rate.

    LEVERAGED ACQUISITION ANALYSIS. Lehman Brothers performed a leveraged acquisition analysis in order to ascertain the price which would be attractive to a potential financial buyer based upon current market conditions. Lehman Brothers assumed the following in this analysis: (i) a capital structure comprised of $500 million in senior debt and $685 million in subordinated debt;
(ii) an equity investment that would achieve a rate of return of between 23-30%; and (iii) an exit multiple of 11.0x 2003 projected EBITDA. Based on these assumptions, the range of implied leveraged acquisition prices per share of First Brands Common Stock was $29 to $33.

    DIVIDEND DISCOUNT ANALYSIS. Lehman Brothers also performed a dividend discount analysis to estimate the present value of dividends and the estimated future value of the First Brands Common Stock. The present value of a share of First Brands Common Stock was calculated by adding the present value of the per share estimated dividend stream for the next five years and the present value of the estimated price per share in 2003. Lehman Brothers assumed (i) an annual dividend growth rate of approximately 10% beyond 1999; (ii) excess cash flow generated by operations is applied to the reduction of debt over the period;
(iii) a range of multiples of earnings per share of 19.0x to 23.0x; and (iv) an equity discount rate of 11%. Based on these assumptions, the indicated range of values per share of First Brands Common Stock was $30.73 to $37.20.

    CONTRIBUTION ANALYSIS. Lehman Brothers utilized publicly available historical financial data regarding First Brands and Clorox to calculate the relative contributions of First Brands and Clorox to the pro forma combined company with respect to revenues, operating income (defined as net income before interest and tax) and net income for fiscal year 1998. In 1998, First Brands would have contributed 30.5% of revenues, 18.5% of operating income and 15.5% of net income to the combined company. Lehman Brothers compared such contributions to the pro forma ownership of the combined company by the holders of First Brands Common Stock. Such ownership would range from 11.8% at the Ratio Floor to 16.1% at the Ratio Cap, assuming exercise of all outstanding First Brands options and all exercisable Clorox options.

    PRO FORMA ANALYSIS. Based on the Exchange Ratio and the financial projections of First Brands management, as extrapolated and adjusted as described above, and third party research analysts with respect to the future financial performance of Clorox on a stand-alone basis, Lehman Brothers calculated the estimated pro forma financial results for the combined company. Lehman Brothers noted that, assuming no cost savings as a result of the Merger and excluding extraordinary charges, the Merger was estimated to be modestly accretive to Clorox's stand alone earnings per share ("EPS") in fiscal year 1999 and fiscal year 2000.

    Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The First Brands Board selected Lehman Brothers because of its expertise, reputation and familiarity with First Brands and the consumer products industry in general and because its investment banking professionals have substantial experience in transactions similar to the Merger.

    First Brands has agreed to pay Lehman Brothers (1) a retainer of $300,000,
(2) a fee of $1 million for rendering its opinion and (3) a fee of $7.15 million contingent upon consummation of the Merger against which the $300,000 retainer and the $1 million opinion fee would be credited. First Brands also has agreed to reimburse Lehman Brothers for reasonable expenses incurred by Lehman Brothers in connection with Lehman Brothers' engagement and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement and the rendering of its opinion.

    In the ordinary course of its business, Lehman Brothers actively trades in the debt and equity securities of First Brands and Clorox for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    GENERAL. Certain executive officers and certain members of the First Brands Board may be deemed to have interests in the Merger that are different from, or in addition to, the interests of stockholders of First Brands generally. These include, among other things, provisions in the Merger Agreement relating to indemnification and the acceleration and/or payout of benefits under certain agreements and employee benefit plans. The First Brands Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

    The Merger Agreement provides that Clorox will, and will cause First Brands to, assume and honor in accordance with their terms all employment, severance and other compensation agreements, plans and arrangements which existed prior to the execution of the Merger Agreement between First Brands and any of its directors, officers or employees. Pursuant to the Merger Agreement, Clorox and First Brands acknowledge and agree that the Merger constitutes a "Change of Control" for all purposes pursuant to such agreements and arrangements and for all purposes pursuant to the arrangements described below.

    The Merger Agreement also provides that for a period of 60 days immediately following the Effective Time (as defined below under "--Effective Time"), Clorox will, or will cause First Brands to, continue to employ those of First Brands' officers who are "affiliates" within the meaning of Rule 144(a)(1) under the Securities Act of 1933, as amended (the "Securities Act"), on financial terms no less favorable as those in effect immediately prior to the Effective Time. In addition, Clorox has agreed and acknowledged that such continued employment for such 60-day period will not constitute a waiver on the part of any executive of that executive's right to terminate his or her employment for "good reason" (generally, an adverse change to the executive's authority, responsibilities, job function or title) under the terms of such executive's Severance Agreement (as defined below). In addition, Clorox has agreed to employ certain of such executives on a part-time basis for an additional period of 12 months.

    INDEMNIFICATION AND INSURANCE. The Merger Agreement provides that Clorox and First Brands will indemnify (including the payment of any costs, judgments, settlements or attorneys' fees and providing advances of expenses) each present and former director, officer or employee of First Brands or any of its subsidiaries, to the fullest extent permitted under applicable law, for liabilities for acts or omissions occurring at or prior to the Effective Time. The Merger Agreement also provides that Clorox will assume any indemnification agreements in effect on October 18, 1998 and that any directors or officers of First Brands who become directors or officers of Clorox will be entitled to all indemnification rights afforded to other directors and officers of Clorox. See "Comparison of Current First Brands Stockholder Rights and Rights of Clorox Stockholders Following the Merger--Indemnification." The Merger Agreement also provides that Clorox will maintain First Brands' current directors' and officers' liability insurance coverage on terms no less favorable than the policy in effect on October 18, 1998 for seven years after the date of the Merger, but Clorox is not obligated to pay for any annual premium more than 200% of the amount paid for premiums by First Brands as of the date of the Merger Agreement.

    SEVERANCE AGREEMENTS. First Brands has entered into severance agreements with each of William V. Stephenson, Thomas H. Rowland, Donald A. DeSantis, Patrick J. O'Brien, James S. Gracie, Mark E. Haglund, Joseph B. Furey and Einar
M. Rod (each, an "Executive" and each agreement, a "Severance Agreement"). Each Severance Agreement provides generally that, in the event that the Executive's employment with First Brands is terminated either (i) by First Brands other than for "cause" or (ii) by the Executive with "good reason," in either case within two years following a Change of Control, First Brands will pay to the Executive severance payments and will provide to the Executive severance benefits as follows: (a) a lump sum cash payment in an amount equal to the sum of (i) two times the Executive's base salary (three times, in the case of Mr. Stephenson),
(ii) a pro rata portion (to the date of termination) of the Executive's annual bonus for the year in which such termination occurs and (iii) the value of adding three years of company service credit and three years of age for all purposes under First Brands' Executive Retirement Plan and First Brands' Retirement Program Plan (together, the "Retirement Plans"); (b) the continuation, for two years following the Executive's termination of employment (three years, in the case of Mr. Stephenson), of all medical, dental and life insurance benefits in effect as of the date of termination, at no cost to the Executive; (c) the continued eligibility to participate in the Executive Retirement Plan; and (d) reasonable outplacement services. The Severance Agreements further provide that (x) First Brands is obligated either (i) to maintain in full force and effect and not adversely amend or affect the Retirement Plans as in effect immediately prior to the Change of Control or (ii) to provide benefits no less favorable to the Executive under substitute benefit programs and (y) all payments made to the Executive that are calculated by reference to the Retirement Plans must be calculated as though the Executive were fully vested in the Retirement Plans. In addition, the Severance Agreements provide that First Brands is obligated to pay an additional amount (the "Additional Payment") sufficient to make such Executive whole with respect to the excise tax imposed by the Code, and any taxes imposed on such additional payments. It is anticipated that the Severance Agreements will be amended to provide that some portion of the severance payment described in clause (a) above shall be paid to certain of the Executives prior to December 31, 1998, and that Clorox will indemnify and hold harmless each such Executive with respect to any additional tax liability that such Executive may incur as a result of receiving such amounts in 1998 rather than in 1999.

    OPTIONS. First Brands maintains the Non-Employee Director Stock Option Plan (the "Directors' Plan"). Each option granted under the Directors' Plan (each, a "Director Option") becomes exercisable two years after the date of grant. Upon separation of a director's service with the First Brands Board for reasons other than death, disability or retirement, Director Options granted to such director under the Directors' Plan, to the extent then exercisable, remain exercisable for 60 days following the date of such separation of service. The Merger will not affect the vesting of the Director Options.

    First Brands also maintains the 1998 Performance Stock Option and Incentive Plan, the 1994 Performance Stock Option and Incentive Plan and the 1989 Long Term Incentive Plan (collectively, the "Option Plans" and each option granted under the Option Plans, an "Option"). Pursuant to each of the Option Plans, upon a Change of Control of First Brands, all outstanding unvested Options to acquire shares of First Brands Common Stock will become exercisable immediately in full. Such Options shall remain exercisable for 60 days following the date of termination of an optionholder's employment with First Brands.

    At the Effective Time, each Option and each Director Option to purchase First Brands Common Stock will be deemed assumed by Clorox and will be deemed to constitute an option to purchase shares of Clorox Common Stock (each, a "Clorox Option") (see "The Merger Agreement--First Brands Stock Option Plans"). The number of shares of Clorox Common Stock subject to a Clorox Option will be equal to the number of shares of Clorox Common Stock (rounded down to the nearest whole number) the holder of such Option or Director Option would have received had he or she (a) exercised the Option or Director Option in full immediately prior to the Effective Time and (b) received Clorox Common Stock, pursuant to the terms of the Merger Agreement, in exchange for the shares of First Brands Common Stock acquired upon such exercise of such Option or Director Option (the number of shares of Clorox Common Stock received in such exchange, the "Conversion Number"), at a price per share (rounded up to the nearest cent) equal to (i) the aggregate exercise price for all shares of First Brands Common Stock otherwise purchasable under the Option or Director Option, divided by (ii) the Conversion Number.

    Based upon the Options outstanding as of December 15, 1998, the vesting of Options relating to 1,222,750 shares of First Brands Common Stock, valued at $47,840,094, based upon the per share closing price on December 15, 1998, held by the executive officers of First Brands, would be accelerated upon the Merger.

    ANNUAL INCENTIVE PLAN. First Brands' Annual Incentive Plan provides that, following a Change of Control (as defined thereunder), no award granted thereunder may be cancelled.

    DEFERRAL PLAN. First Brands' Nonqualified Deferred Compensation Plan (the "Deferral Plan") provides that, in the event that the committee administering such plan believes that a Change of Control (as defined in the Deferral Plan) is likely to occur, such committee will direct First Brands to establish a rabbi trust and to contribute to such rabbi trust money or other property sufficient to fund the present value of benefits to Deferral Plan participants.

    EXECUTIVE LIFE INSURANCE PLAN. First Brands' Executive Life Insurance Plan provides that, following a Change of Control, the First Brands Board may authorize First Brands to assign its interest in each policy to a trust that will continue coverage until such time as the arrangement would normally terminate. It is expected that, immediately prior to the Change of Control, First Brands will assign its interests in the Executive Life Insurance Plan to such a trust.

    EMPLOYEE SEVERANCE PLAN. Pursuant to the terms of the Merger Agreement, First Brands (and, following the Effective Time, Clorox) has agreed to provide severance payments and benefits to the employees of First Brands in accordance with the terms set forth below (the "Employee Severance Plan"). These severance payments and benefits will not be made to any employee who is a party to an individual employment or severance agreement.

    In the event the employment of any person who is an employee other than an employee covered by a First Brands collective bargaining agreement (an "Employee") immediately prior to the Effective Time is terminated by First Brands without "cause" or by the Employee for "good reason," in either case within 12 months following the Effective Time, the Employee will be entitled to receive a lump sum severance payment equal to one-half of a month's salary per year of service (with a minimum of two months' salary) (the period equal to one-half of a month for each year of service being referred to as the "Severance Period").

    Following the Employee's date of termination, for the Severance Period (or, if longer, for the period required by any applicable law, and in any case terminating on the date the Employee obtains employment which provides substantially similar benefits), the Employee will receive all benefits under any group hospitalization, health care plan, dental care plan, life or other insurance or death benefit plan, or other present or future similar group employee benefit plan or program of the employer for which Employees are eligible, to the same extent as if the Employee has continued to be an Employee during such Severance Period.

    SPECIAL SEVERANCE PLAN. Pursuant to the terms of the Merger Agreement, First Brands has agreed to establish the Special Severance Plan, pursuant to which First Brands will pay a special severance payment to each Employee who is a participant in the Annual Incentive Plan or who is a salaried plant employee on the earlier to occur of (a) a termination date specified by Clorox or (b) a termination of such Employee's employment by First Brands without "cause" or by the Employee for "good reason." The special severance payment will be paid in a single lump sum cash payment and will be equal to the higher of (x) such Employee's estimated Annual Incentive Plan award with respect to the 1999 fiscal year (if applicable) prorated to the applicable payment date and (y) two months' salary. This special severance arrangement will terminate on the date that payments under the Annual Incentive Plan with respect to the 1999 fiscal year are paid. In no case will this special severance payment be duplicative of the Employee's bonus with respect to the 1999 fiscal year.

FORM OF THE MERGER

    Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, at the Effective Time, Merger Sub will be merged with and into First Brands, with First Brands as the Surviving Corporation, and the separate existence of Merger Sub will cease.

    The certificate of incorporation and bylaws of Merger Sub immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the Surviving Corporation at the Effective Time until duly amended. The directors and officers of Merger Sub immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation.

MERGER CONSIDERATION

    As a result of the Merger, First Brands' stockholders will receive, for each share of First Brands Common Stock that they own, whole shares of Clorox Common Stock which will be determined according to one of the following exchange ratios: (i) that number of shares of Clorox Common Stock equal to the quotient of $39 divided by the Clorox Average Share Price (rounded to the nearest thousandth of a share) if the Clorox Average Share Price is greater than $80 but less than or equal to $115, (ii) 0.4875 of a share of Clorox Common Stock if the Clorox Average Share Price is less than or equal to $80 or (iii) 0.3391 of a share of Clorox Common Stock if the Clorox Average Share Price is greater than $115.

    Clorox will not issue any fractional shares in the Merger. Instead, First Brands stockholders will receive cash for any fractional share of Clorox Common Stock owed to them in an amount equal to

(1) the fractional share that would otherwise be issuable multiplied by (2) the closing price of Clorox Common Stock on the NYSE on the last trading day immediately prior to the Effective Time.

EFFECTIVE TIME

    The effective time will occur upon the filing of all necessary documentation (the "Merger Documents"), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware law (the "Effective Time"). The filing of the Merger Documents will occur as soon as practicable, but in no event later than three days, after the satisfaction or waiver of the closing conditions set forth in the Merger Agreement. See "The Merger Agreement--Conditions." The Merger Agreement may be terminated by mutual agreement of both parties, by either party if the Merger has not been consummated on or before June 30, 1999 (so long as the failure by the terminating party to fulfill any obligation under the Merger Agreement is not the cause of the failure of the Merger to occur prior to such date) and under certain other conditions. See "The Merger Agreement--Conditions" and "The Merger Agreement--Termination."

PROCEDURES FOR EXCHANGE OF FIRST BRANDS COMMON STOCK CERTIFICATES

    As a result of the Merger and without any action on the part of the First Brands stockholders, each share of First Brands Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive that number of shares of fully paid and nonassessable shares of Clorox Common Stock as determined by the Exchange Ratio.

    Each holder of a certificate evidencing outstanding shares of First Brands Common Stock (a "First Brands Certificate") upon consummation of the Merger will cease to have any rights with respect to such First Brands Common Stock, except the right to receive, without interest, shares of Clorox Common Stock, any distributions made by First Brands prior to the Effective Time, and cash in lieu of fractional shares (as described in "The Merger Agreement--Conversion of Shares") upon the surrender of such First Brands Certificate. If, prior to the Effective Time, either Clorox or First Brands should split or combine their common stock, or pay a stock dividend or other stock distribution in, or in exchange of, shares of their common stock, or engage in any similar transaction, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend, exchange, distribution or similar transaction.

ANTICIPATED ACCOUNTING TREATMENT

    The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded historical cost basis of the assets and liabilities of Clorox and First Brands will be carried forward to the operations of the combined company at their historical recorded amounts. Results of operations of the combined company will include income of Clorox and First Brands for the entire fiscal period in which the combination occurs, and the historical results of operations of the separate companies for fiscal years prior to the Merger will be combined and reported as the results of operations of the combined company. No adjustments have been made to the unaudited combined condensed pro forma financial statements of Clorox and First Brands to conform the accounting policies of the combined company as the nature and amounts of such adjustments are deemed insignificant.

    Consummation of the Merger is conditioned upon receipt by each of Clorox and First Brands of a letter from their respective independent public accountants stating that, in their respective opinions, they concur with the conclusions of the management of Clorox and First Brands that the criteria for pooling of interests accounting, which can be assessed at that time, have been met. See "The Merger Agreement--Conditions" and "Risk Factors--Failure to Qualify for Pooling of Interests Accounting Treatment May Impact Reported Operating Results." However, some of the conditions to be met for pooling of interests accounting cannot be fully assessed until the passage of specified periods of time after the Effective Time, as certain of the conditions for pooling of interests accounting address transactions occurring within such specified periods of time. Certain events, including certain transactions with respect to Clorox Common Stock or First Brands Common Stock by affiliates of Clorox and First Brands, respectively, may prevent the Merger from qualifying as a pooling of interests for accounting and financial reporting purposes. For information concerning certain restrictions to be imposed on the transferability of Clorox Common Stock to be received by affiliates in order, among other things, to ensure the availability of pooling of interests accounting treatment, see "The Merger--Resale Restrictions."

REGULATORY APPROVALS

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Clorox and First Brands filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on November 10, 1998. The waiting period under the HSR Act expired at 11:59 p.m., Eastern Standard Time, on December 10, 1998.

    On November 23, 1998, Clorox submitted a pre-merger notification of the Merger to the German Cartel Office. The Cartel Office notified Clorox on November 27, 1998 that the transaction would not be prohibited. Clorox and First Brands may make additional regulatory filings in other foreign jurisdictions.

    At any time before or after consummation of the Merger, the Antitrust Division or the FTC, or any state, could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of particular assets of Clorox or First Brands. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. In addition, non-United States governmental and regulatory authorities may seek to take action under applicable antitrust laws. There can be no assurance that a challenge to the Merger will not be made or, if such challenge is made, that Clorox will prevail.

    The obligations of Clorox and First Brands to consummate the Merger are subject to the condition that there be no preliminary or permanent injunction or other order by any court of competent jurisdiction or other legal restraint or prohibition that prevents consummation of the Merger, that there be no litigation by any governmental entity seeking any of the same, and that there be no statute, rule, regulation, executive order, stay, decree or judgment by any court or governmental authority deemed applicable to the Merger that makes the consummation of the Merger illegal. In addition, the obligations of the parties to consummate the Merger are subject to there being no action taken or any rule, regulation, order or statute enacted, entered or enforced by any governmental entity that imposes any condition or restriction upon Clorox, First Brands or any of their subsidiaries (including, without limitation, the disposition of assets by any of them) which in any case would so materially adversely impact the economic or business benefits of the Merger such that a reasonable business person in that situation would not proceed with the Merger. For a more complete description of these conditions, see "The Merger Agreement--Conditions." Either Clorox or First Brands may terminate the Merger Agreement if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable, final order, decree or ruling or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, provided that the party relying on such order, decree or ruling has complied with its obligations with respect to using its best efforts to consummate the Merger and to cause the Merger to qualify as a tax-free reorganization. See "The Merger Agreement--Conditions" and "The Merger Agreement-- Termination."

CERTAIN OTHER EFFECTS OF THE MERGER; DELISTING OF FIRST BRANDS SHARES

    After the Merger, First Brands stockholders will become stockholders of Clorox. The rights of all such stockholders will be governed by the certificate of incorporation and bylaws of Clorox. For a description of the difference between the rights of Clorox and First Brands stockholders, see "Comparison of Rights of Clorox Stockholders and First Brands Stockholders."

    If the Merger is consummated, shares of First Brands Common Stock will cease to be listed on the NYSE. In addition, First Brands will deregister the First Brands Common Stock under the Exchange Act and, accordingly, will no longer be required to file periodic reports pursuant to the Exchange Act.

NO DISSENTERS' RIGHTS

    Section 262 of the Delaware General Corporation Law (the "DGCL") provides appraisal rights (sometimes referred to as "dissenters' rights") to stockholders of Delaware corporations in certain situations. However, Section 262 appraisal rights are not available to stockholders of a corporation, such as First Brands,
(a) whose securities are listed on a national securities exchange, and (b) whose stockholders are not required to accept in exchange for their stock anything other than stock of another corporation listed on a national securities exchange and cash in lieu of fractional shares. Because the First Brands Common Stock is traded on a national securities exchange, the NYSE, and because the First Brands stockholders are being offered Clorox Common Stock, which is also traded on the NYSE, and cash in lieu of fractional shares, stockholders of First Brands will not have appraisal rights with respect to the Merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material federal income tax consequences of the Merger that are applicable to First Brands stockholders. It is based on the Code, applicable U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all as of the date of this Proxy Statement/Prospectus and all of which are subject to change, including changes with retroactive effect. The discussion below does not address any state, local or foreign tax consequences of the Merger. The tax treatment of a stockholder may vary depending upon the stockholder's particular situation, and certain stockholders (including individuals who hold options in respect of First Brands Common Stock, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons who are neither citizens nor residents of the United States, and persons who hold First Brands Common Stock as part of a hedge, straddle or conversion transaction) may be subject to special rules not discussed below. The following discussion assumes that First Brands Common Stock is held as a capital asset at the Effective Time. Neither Clorox nor First Brands has requested or will request an advance ruling from the Internal Revenue Service as to the tax consequences of the Merger.

    EACH FIRST BRANDS STOCKHOLDER IS URGED TO CONSULT THEIR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN APPLICABLE TAX LAWS.

    The obligations of First Brands and Clorox to consummate the Merger are conditioned upon the receipt by First Brands and Clorox of opinions (the "Tax Opinions") of Skadden, counsel to First Brands, and Morrison & Foerster LLP, counsel to Clorox, that on the basis of the facts, representations and assumptions set forth or referred to therein, for U.S. federal income tax purposes, the Merger will qualify as a tax-free reorganization under Section 368(a) of the Code, and that each of Clorox, Merger Sub and First Brands will be a party to the reorganization within the meaning of Section 368(b) of the Code (such opinions, collectively, the "Tax Opinions"). Provided that the Merger so qualifies,

        (i) Except for any cash received in lieu of fractional shares, a First Brands stockholder will not recognize any gain or loss as a result of the receipt of Clorox Common Stock pursuant to the Merger.

        (ii) A First Brands stockholder's aggregate tax basis for the shares of Clorox Common Stock received pursuant to the Merger, including any fractional share interest for which cash is received, will equal such stockholder's aggregate tax basis in shares of First Brands Common Stock held immediately before the Merger.

       (iii) A First Brands stockholder's holding period for the shares of Clorox Common Stock received pursuant to the Merger, including any fractional share interest for which cash is received, will include the period during which the shares of First Brands Common Stock were held.

        (iv) Cash received by a First Brands stockholder in lieu of a fractional share interest of Clorox Common Stock will be treated as having been received in exchange for such fractional share interest and capital gain or loss will be recognized in an amount equal to the difference between the amount of cash received and the portion of the tax basis allocable to such fractional interest.

    The Tax Opinions are based upon certain facts, representations and assumptions set forth or referred to therein and the continued accuracy and completeness of certain representations made by Clorox, Merger Sub and First Brands, including representations in certificates to be delivered to counsel by the management of each of Clorox and First Brands which, if incorrect in certain material respects, would jeopardize the conclusions reached by counsel in their opinions. In addition, in the event that Clorox or First Brands is unable to obtain the Tax Opinions, each of Clorox and First Brands is permitted under the Merger Agreement to waive the receipt of such Tax Opinions as a condition to such party's obligation to consummate the Merger. As of the date of this Proxy Settlement/Prospectus, neither Clorox nor First Brands intends to waive the receipt of the Tax Opinions as a condition to such party's obligation to consummate the Merger. In the event of such a failure to obtain the Tax Opinions, and either Clorox or First Brands determines to waive such condition to the consummation of the Merger, First Brands will resolicit the votes of its stockholders to approve consummation of the Merger.

RESALE RESTRICTIONS AND LOCKUP AGREEMENTS

    This Proxy Statement/Prospectus does not cover resales of the Clorox Common Stock to be received by the stockholders of First Brands upon consummation of the Merger, and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale.

    All shares of Clorox Common Stock received by First Brands stockholders in the Merger will be freely transferable, except that shares of Clorox Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of First Brands may be resold by them only in transactions permitted by the resale provisions of Rule 145 (or Rule 144 in the case of such persons who become affiliates of Clorox) promulgated under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Clorox or First Brands generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of Clorox or First Brands as well as significant stockholders.

    Commission guidelines regarding qualification for the use of the pooling of interests method of accounting also limit sales by affiliates of the acquiring and acquired companies in a business combination. Commission guidelines indicate further that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares they own or shares they receive in connection with a Merger during the period beginning 30 days before the Merger and ending when financial results covering at least 30 days of combined operations have been published. See "The Merger--Accounting Treatment."

    The Merger Agreement requires First Brands to use its best efforts to cause each of its affiliates to execute a written agreement restricting the disposition by such affiliate of the shares of Clorox Common Stock to be received by such affiliate in the Merger.

DIVIDEND POLICY

    Clorox currently expects to declare regularly scheduled dividends consistent with its policy prior to the Merger, which is to pay dividends quarterly at a rate of $0.36 per share of Clorox Common Stock (an annual rate of $1.44). Future dividends will be at the discretion of the Clorox Board and will be determined after consideration of a number of factors, including, among others, Clorox's earnings, financial condition, cash flows from operations, current and anticipated cash needs and expansion plans and any restrictions that may be imposed under Clorox's current and future credit facilities.

    Under the terms of the Merger Agreement, First Brands is not permitted to declare, set aside, make or pay any distribution in respect of its equity securities, other than its normal quarterly dividend consistent with past practices, during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the Effective Time.

                              THE MERGER AGREEMENT

    THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT.

THE MERGER

    The terms and conditions of the Merger Agreement provide that, at the Effective Time, Merger Sub will be merged with and into First Brands, with First Brands as the Surviving Corporation, and Merger Sub will cease to exist.

    The certificate of incorporation and bylaws of Merger Sub immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the Surviving Corporation at the Effective Time until duly amended, and the directors and officers of Merger Sub immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation.

CONVERSION OF SECURITIES

    As a result of the Merger and without any action on the part of the holders thereof, each share of First Brands Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares held by Clorox, First Brands or any of their subsidiaries, which will be cancelled) will be converted into the right to receive (i) that fraction of a share of Clorox Common Stock equal to the quotient of $39 divided by the Clorox Average Share Price (rounded to the nearest thousandth of a share) if the Clorox Average Share Price is greater than $80 but less than or equal to $115, (ii) 0.4875 of a share of Clorox Common Stock if the Clorox Average Share Price is less than or equal to $80, or (iii) 0.3391 of a share of Clorox Common Stock if the Clorox Average Share Price is greater than $115. At the Effective Time, each share of First Brands Common Stock so converted will cease to be outstanding, and will be cancelled and retired, except as described below.

    The Merger Agreement provides that the Clorox Average Share Price will be calculated based on the ten trading day period preceding the fifth trading day prior to the Effective Time, and therefore the number of shares of Clorox Common Stock constituting the Merger consideration will be fixed at that time. The market price of Clorox Common Stock and hence the value of the Merger Consideration could fluctuate with the performance of Clorox and general market conditions up to the date of determination of the Exchange Ratio. In addition, the market price of the Clorox Common Stock could fluctuate during the five trading day period between the determination of the Clorox Average Share Price and the Effective Time. Thus, the value of the Merger Consideration at the Effective Time may be less than the value of the Merger Consideration as determined at any point in time prior to the Effective Time. See "Risk Factors--Adjustable Exchange Ratio."

    Each holder of a First Brands Certificate upon consummation of the Merger will cease to have any rights with respect to such First Brands Common Stock, except the right to receive, without interest, shares of Clorox Common Stock, any distributions made by First Brands prior to the Effective Time and cash in lieu of fractional shares upon the surrender of such First Brands Certificate. If, prior to the Effective Time, either Clorox or First Brands should split or combine the shares of Clorox Common Stock or First Brands Common Stock, or pay a stock dividend or other stock distribution in, or in exchange of, shares of Clorox Common Stock or First Brands Common Stock, or engage in a reorganization or recapitalization or any similar transaction, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend, exchange, distribution or similar transaction.

FIRST BRANDS STOCK OPTION PLANS

    As of the Effective Time, each of the options to acquire shares of First Brands Common Stock not expired as of the Effective Date, will be assumed by Clorox, and each option will be converted into an option to purchase that number of shares of Clorox Common Stock (rounded down to the nearest whole number) which the holder thereof would have been entitled to receive under the Merger Agreement had the stock option been exercised immediately prior to the Effective Time, and the replacement option will have a per share exercise price equal to the aggregate exercise price for First Brands Common Stock subject to the option divided by the number of shares of Clorox Common Stock purchasable under the assumed option.

    Subject to the consent of the holders thereof, each limited stock appreciation right ("LSAR") issued and outstanding under any of the Option Plans or the Director Plan will be cancelled effective immediately prior to the Effective Time and at the same time the tandem stock option will be assumed pursuant to the terms above.

    Except as described above, the assumed stock options will be subject to the same terms and conditions (including, without limitation, vesting provisions) as were applicable to such stock options immediately prior to the Effective Time, with such adjustments as are appropriate to preserve the value in such awards with no detrimental effects on the holders thereof. Consummation of the Merger will not be treated as a termination of employment for purposes of such stock options.

    The assumption of the Options enables the holders thereof to hold options to acquire Clorox Common Stock after the Merger. Options granted under the Option Plans immediately accelerate and vest upon consummation of the Merger. As of December 15, 1998, there were outstanding options to purchase an aggregate of 2,699,002 shares of First Brands Common Stock, at a weighted average exercise price of approximately $18.10 per share (at exercise prices ranging from $9.50 to $26.00 per share).

    Clorox will take all corporate action necessary to reserve for issuance a sufficient number of shares of Clorox Common Stock for delivery pursuant to the terms of all assumed First Brands stock options.

EXCHANGE OF SHARES

    As soon as reasonably practicable after the Effective Time, First Chicago Trust Company of New York (the "Exchange Agent") will mail to each holder of record of First Brands Common Stock (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the First Brands Certificates in exchange for certificates representing shares of Clorox Common Stock and, in lieu of any fractional shares thereof, cash. Upon surrender of a First Brands Certificate to the Exchange Agent together with such letter of transmittal, duly executed, and any other customary documents as may be reasonably required, the holder of such First Brands Certificate will be entitled to receive in exchange therefor (i) a certificate representing a number of whole shares of Clorox Common Stock equal to the Exchange Ratio multiplied by the number of shares of First Brands Common Stock represented by the certificate, (ii) any dividends or other distributions of First Brands made prior to the Effective Time to which such holder is entitled and (iii) a check representing the amount of cash in lieu of a fractional share of Clorox Common Stock, if any, which such holder has the right to receive in respect of the First Brands Certificate so surrendered. See "--Conversion of Securities." FIRST BRANDS STOCKHOLDERS SHOULD NOT SEND IN THEIR FIRST BRANDS CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

    No fractional shares of Clorox Common Stock will be issued pursuant to the Merger. In lieu thereof, cash adjustments will be paid in an amount equal to (i) the fraction of a share of Clorox Common Stock that would otherwise be issuable, multiplied by (ii) the closing price of Clorox Common Stock on the NYSE Composite Transaction Tape on the last trading day immediately prior to the Effective Time.

    After the Effective Time and until surrendered, each First Brands Certificate will be deemed to represent only the right to receive upon surrender a certificate representing whole shares of Clorox Common Stock, dividends or other distributions of First Brands made prior to the Effective Time and cash in lieu of fractional shares of Clorox Common Stock. No dividends or other distributions declared or made with a record date after the Effective Time will be paid to the holder of any unsurrendered First Brands Certificate with respect to the shares of Clorox Common Stock represented thereby, and no cash in lieu of fractional shares will be paid to any such holder, until the holder of record of such First Brands Certificate surrenders such First Brands Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there will be paid to the record holder of the new certificates representing whole shares of Clorox Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of fractional shares of Clorox Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Clorox Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Clorox Common Stock.

    If any certificates for shares of Clorox Common Stock are to be issued in a name other than that in which the First Brands Certificate surrendered in exchange therefor is registered, the person requesting such exchange must (i) pay to Clorox or any agent designated by it any transfer or other taxes required by reason thereof, or (ii) establish to the satisfaction of Clorox or any agent designated by it that such tax has been paid or is not applicable.

    At the Effective Time, the stock transfer books of First Brands will be closed and no further transfers of shares of First Brands Common Stock will be made. If, after the Effective Time, First Brands Certificates are presented to the Surviving Corporation for any reason, they will be cancelled and exchanged as described above.

    No party to the Merger Agreement is or will be liable to a holder of shares of First Brands Common Stock for any shares of Clorox Common Stock or dividends thereon or the cash payment for fractional interests delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    Clorox or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement such amounts as Clorox or the Exchange Agent is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Clorox or the Exchange Agent, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the person in respect of whom such deduction and withholding was made by Clorox or the Exchange Agent.

    In the event that any First Brands Certificate has been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the person claiming such First Brands Certificate to be lost, stolen or destroyed, and (ii) if required by Clorox, in its reasonable discretion, the posting by such person of a bond in such sum as Clorox may direct as indemnity against any claim that may be made against Clorox with respect to such First Brands Certificate, Clorox will issue or cause to be issued in exchange for such First Brands Certificate the number of whole shares of Clorox Common Stock and cash in lieu of fractional shares into which the shares of First Brands Common Stock represented by the First Brands Certificate are converted in the Merger.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains certain representations and warranties by First Brands, on the one hand, and Clorox and Merger Sub, on the other hand, relating to:

    - their organization and qualification and their subsidiaries;

    - capitalization;

    - their authority relative to the Merger Agreement;

    - filings with the Commission and financial statements;

    - absence of certain changes or events;

    - absence of undisclosed liabilities;

    - no violation of laws or other agreements;

    - absence of litigation;

    - employee benefit plans;

    - labor matters;

    - the accuracy of information supplied by each party for inclusion or incorporation by reference in this Proxy Statement/Prospectus and in the registration statement of which this Proxy Statement/ Prospectus forms a part (the "Registration Statement");

    - taxes;

    - environmental matters;

    - brokers;

    - the opinion rendered by each party's financial advisor with respect to the fairness of the Exchange Ratio;

    - intellectual property; and

    - pooling matters.

    First Brands has also made representations and warranties relating to: (i) employment agreements; (ii) the vote required to approve the Merger; and (iii) change of control payments. Furthermore, Clorox and Merger Sub have also made representations and warranties that neither they nor any subsidiary of Clorox owns any shares of First Brands as of the date of the Merger Agreement.

CERTAIN COVENANTS

    The Merger Agreement provides that First Brands and each of its subsidiaries will, prior to the earlier of the termination of the Merger Agreement or the Effective Time, except as agreed to in writing by Clorox,

    - conduct its business in the ordinary course of business and in a manner consistent with past practice, and

    - except as contemplated by the Merger Agreement, not (a) amend its certificate of incorporation and bylaws, (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest of First Brands or any of its subsidiaries or affiliates (except for the issuance of (1) shares of First Brands Common Stock issuable pursuant to employee stock options under the Option Plans which options were outstanding on October 18, 1998 and (2) the grant of options consistent with past practice to purchase up to 5,000 shares of First Brands Common Stock to newly hired employees (excluding officers), provided that the vesting of such new options is not in any manner accelerated by the Merger, (c) sell, pledge, dispose of or encumber any assets of First Brands or its subsidiaries (except for (1) sales of assets in the ordinary course of business and in a manner substantially consistent with past practice, (2) dispositions of obsolete or worthless assets and (3) sales of immaterial assets not in excess of $5,000,000 in the aggregate) or (d) accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under First Brands' employee benefit, bonus, stock option or other employee plans (including the Option Plans and the Directors' Plan) or authorize cash payments in exchange for any options granted under any of such plans.

    The Merger Agreement also provides that First Brands and its subsidiaries will not, prior to the earlier of the termination of the Merger Agreement or the Effective Time, except as agreed to in writing by Clorox,

    - other than its normal quarterly dividend, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its equity securities, except that a First Brands subsidiary may (a) declare and pay a dividend to First Brands, (b) split, combine or reclassify any of its equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its equity securities or (c) amend the terms of, repurchase, redeem or otherwise acquire, any of their securities;

    - (a) acquire (by merger, consolidation, or acquisition of stock or assets) any company, corporation, partnership or other business organization or division thereof, (b) incur any indebtedness for borrowed money or issue any debt securities or assume or guarantee (other than guarantees of bank debt of a subsidiary entered into in the ordinary course of business) or otherwise become responsible for the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice, (c) enter into or amend any material contract or agreement other than in the ordinary course of business, (d) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of

      $10,000,000 for First Brands and its subsidiaries taken as a whole or (e) enter into or amend any contract, agreement, commitment or arrangement to do any of the same;

    - except for certain individuals named in the schedules to the Merger Agreement, increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of First Brands or any subsidiary who are not officers of First Brands in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer (except for officers who are terminated on an involuntary basis) or other employee of First Brands or any subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

    - take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

    - make any material tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations except to the extent the amount of any such settlement has been reserved for on First Brands' most recent filing with the Commission prior to October 18, 1998;

    - pay, discharge or satisfy any obligations other than the payment in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of First Brands or incurred in the ordinary course of business and consistent with past practice;

    - except for certain plans named in the schedules to the Merger Agreement, establish, or, subject to the terms of such program, continue to maintain, employee compensation programs based on quarterly sales or volume targets, or compensation programs or trade practices designed to accelerate shipments of products to any First Brands customers in anticipation of a change of control; or

    - take, or agree in writing or otherwise to take, any of the actions described above, or any action which would make any of the representations or warranties of First Brands contained in the Merger Agreement untrue or incorrect or prevent First Brands from performing or cause First Brands not to perform its covenants under the Merger Agreement.

NO SOLICITATION

    The Merger Agreement provides that, subject to the following paragraph, First Brands will not, and will use its reasonable best efforts to cause its subsidiaries, its representatives and the representatives of its subsidiaries to not, initiate, solicit, encourage or take any action to facilitate any inquiries about or the making of any proposal to effect an Alternative Transaction (as defined below) or to enter into discussions about any Alternative Transaction.

    However, if the First Brands Board determines in good faith after consultation with Skadden that its fiduciary duties under Delaware law require that it consider an Alternative Transaction, then the First Brands Board may furnish information or enter into discussions or negotiations with an entity making an unsolicited bona fide proposal relating to an Alternative Transaction. In such circumstance, First Brands is required to enter into a confidentiality agreement with such entity prior to furnishing any information, and the terms of such confidentiality agreement cannot be more favorable to the third party than the terms of the confidentiality agreement between Clorox and First Brands. First Brands must communicate to Clorox the terms of any Alternative Transaction the terms of which it feels are superior to the terms of the Merger Agreement (if financing is also committed), unless after consulting with Skadden it determines that its fiduciary duties under Delaware Law prevent such action.

    The First Brands Board may withdraw or modify its recommendation in favor of the Merger if

    - First Brands receives an Alternative Transaction the terms and conditions of which in the judgment of the First Brands Board are more favorable than the terms of the Merger Agreement, and for which financing is committed, and

    - upon the advice of Skadden, the Board determines in good faith that it is necessary to do so in order to fulfill its fiduciary duties to its stockholders under Delaware law.

    "Alternative Transaction" means any inquiry, proposal or offer from any person relating to any

    - direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of First Brands and its subsidiaries, taken as a whole,

    - direct or indirect acquisition or purchase of 15% or more of any class of equity securities of First Brands or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of First Brands and its subsidiaries, taken as a whole,

    - tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of First Brands or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of First Brands and its subsidiaries, taken as a whole, or

    - merger, consolidation, business combination, capitalization, liquidation, dissolution or similar transaction involving First Brands or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of First Brands and its subsidiaries, taken as a whole, other than the transactions contemplated by the Merger Agreement.

DIRECTOR AND OFFICER INDEMNIFICATION

    For a description of the indemnification of First Brands directors and officers pursuant to the Merger, see "The Merger--Interests of Certain Persons in the Merger--Indemnification and Insurance."

ACCESS AND INFORMATION

    The Merger Agreement provides that, until the Effective Time, First Brands and its subsidiaries will afford to Clorox access to all of its properties, books, contracts, commitments and records. Furthermore, First Brands will furnish promptly to Clorox all information concerning its business, properties and personnel as Clorox may reasonably request and will make available to Clorox the appropriate individuals (including attorneys, accountants and other professionals) for discussion of its properties and personnel as Clorox may reasonably request.

    Clorox will hold any information which is nonpublic in confidence in accordance with a confidentiality agreement between it and First Brands.

    Clorox and First Brands will each obtain the approval of the other prior to issuing any press release or any other public statement with respect to the Merger or the Merger Agreement, provided, however, that a party may, without prior written consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the NYSE if it has used all reasonable efforts to consult with the other party.

AGREEMENTS RELATING TO APPROVAL OF THE MERGER

    The Merger Agreement provides that Clorox and First Brands will each use their reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all governmental and regulatory rulings and approvals). Clorox and First Brands will make all filings (including, without limitation, all filings with governmental or regulatory agencies) required in connection with the consummation by them of the transactions contemplated by the Merger Agreement. Clorox and First Brands will furnish all information required to be included in any such application or other filing. Except where prohibited by applicable statutes and regulations, and subject to the confidentiality agreement between Clorox and First Brands, each party will promptly provide the other (or its counsel) with copies of all filings made by such party with any state or federal government entity in connection with the transactions contemplated by the Merger Agreement.

FIRST BRANDS' EMPLOYEE BENEFITS

    The Merger Agreement provides that Clorox will give all employees of First Brands and its subsidiaries, employed at the Effective Time, full credit for their prior service with First Brands or any subsidiary for purposes of eligibility, vesting and benefit accrual (but excluding benefit accrual under any defined benefit pension plans) under any employee benefit plans or arrangements maintained by Clorox to the same extent recognized by First Brands immediately prior to the Effective Time. Clorox will further waive any pre-existing condition exclusions and waiting periods and provide credit for any co-payments or deductibles made prior to the Effective Time with respect to participation, coverage or out-of-pocket requirements for such employees, except for limitations or waiting periods that are already in effect with respect to such employees under First Brands' plans not satisfied prior to the Effective Time.

    Clorox also agrees to provide, for a period of two years immediately following the Effective Time, coverage and benefits to such employees that, in the aggregate, are no less favorable than those provided immediately prior to the Effective Time.

    Clorox also agrees to assume and honor certain severance arrangements to be implemented by First Brands. See "The Merger--Interests of Certain Persons in the Merger."

ADDITIONAL AGREEMENTS

    The Merger Agreement provides that First Brands and Clorox will cooperate with each other and use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement. However, Clorox will not be obligated to divest, abandon, license or take similar action with respect to any assets of Clorox or First Brands which, in the reasonable judgment of Clorox, would so materially adversely impact the transactions that a reasonable business person in such situation would not proceed with the Merger.

CONDITIONS

    The obligations of Clorox and First Brands to effect the Merger are subject to the satisfaction or waiver of certain conditions, including, among others:

        EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the Commission under the Securities Act and the Merger shall have been accounted for in such Registration Statement as a pooling of interests transaction;

        NO INJUNCTION. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect and no litigation by any governmental entity seeking any of the foregoing shall have been commenced, and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal;

        REGULATORY APPROVAL. There shall not be any action taken, or law or regulation enacted, entered, enforced or deemed applicable to the Merger, by any federal or state governmental entity which, in connection with the grant of a consent or the lapse of a waiting period which is necessary for the consummation of the Merger, imposes any condition or restriction upon the Surviving Corporation or, under certain circumstances, Clorox, including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement, such that a reasonable business person in such a situation would not proceed with the consummation of the Merger;

        ACCOUNTANT'S OPINION. First Brands and Clorox shall have received (i) a letter addressed to Clorox from Deloitte & Touche LLP, dated the date of the Merger, in form and substance reasonably satisfactory to Clorox and (ii) a letter addressed to First Brands from KPMG Peat Marwick LLP, dated the date of the Merger, in form and substance reasonably satisfactory to First Brands, in each case to the effect that the Merger qualifies for "pooling of interests" accounting treatment for financial purposes and that such accounting treatment is in accordance with U.S. GAAP;

        HSR ACT. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

        STOCK EXCHANGE LISTING. The shares of Clorox Common Stock issuable to the First Brands stockholders in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; and

        SHAREHOLDER APPROVAL. The Merger Agreement shall have been approved and adopted by the requisite vote of the stockholders of First Brands.

ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF CLOROX AND MERGER SUB

    The obligations of Clorox and Merger Sub to effect the Merger are also subject to the following additional conditions:

        REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of First Brands contained in the Merger Agreement shall be true and correct on and as of the Effective Time, except (i) for changes contemplated by the Merger Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (iii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not, individually or in the aggregate, have a material adverse effect on First Brands, with the same force and effect as if made on and as of the Effective Time;

        COMPLIANCE WITH COVENANTS. First Brands shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time;

        CONSENTS AND APPROVALS RECEIVED. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made ("Material Consents"), by First Brands for the authorization, execution and delivery of the Merger Agreement and the consummation by it of the transactions contemplated in the Merger Agreement shall have been obtained and made by First Brands, except where the failure to receive such Material Consents would not have a material adverse effect on First Brands or Clorox;

        NO MATERIAL ADVERSE CHANGE. Since October 18, 1998, there shall have been no change in First Brands or any First Brands subsidiary having, individually or in the aggregate, a material adverse effect on First Brands;

        AFFILIATE AGREEMENTS. Clorox shall have received from each person who is identified as an "affiliate" of First Brands for purposes of Rule 145 under the Securities Act (an "Affiliate"), an affiliate agreement relating to, among other things, restrictions on such Affiliate's sale of Clorox Common Stock, and such Affiliate agreement shall be in full force and effect as of the Effective Time;

        ADVISORS' REMUNERATION. Clorox shall have received a copy of final invoices from First Brands' financial advisors, accountants and counsel at least one business day prior to the Merger, and the sum of all fees paid and to be paid to such parties by First Brands shall be no more than $15,000,000; and

        TAX OPINION. Clorox shall have received an opinion of its counsel, in form and substance reasonably satisfactory to Clorox on the basis of the facts, representations and assumptions set forth therein, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, and that each of Clorox, Merger Sub and First Brands will be a party to the reorganization within the meaning of Section 368(b) of the Code. In addition, in the event that Clorox or First Brands is unable to obtain the Tax Opinions, each of Clorox and First Brands is permitted under the Merger Agreement to waive the receipt of such Tax Opinions as a condition to such party's obligation to consummate the Merger. As of the date of this Proxy Statement/Prospectus, neither Clorox nor First Brands intends to waive the receipt of the Tax Opinions as a condition to such party's obligation to consummate the Merger. In the event of such a failure to obtain the Tax Opinions, and either Clorox or First Brands determines to waive such condition to the consummation of the Merger, First Brands will resolicit the votes of its stockholders to approve consummation of the Merger.

ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF FIRST BRANDS

    The obligation of First Brands to effect the Merger is subject to additional conditions which correspond to those set forth under "--Additional Conditions to the Obligations of Clorox and Merger Sub," with the exception that First Brands' obligations are not subject to the conditions captioned "Affiliate Agreements" and "Advisor's Remuneration."

    On or prior to the Effective Time, to the extent legally allowed, each of Clorox and First Brands, without the approval of the First Brands stockholders, may waive compliance with any of the agreements or satisfaction of any of the conditions contained in the Merger Agreement for its respective benefit. See "--Amendment; Waiver."

TERMINATION

    TERMINATION GENERALLY. The Merger Agreement may be terminated at any time prior to the Effective Time and the Merger abandoned notwithstanding approval thereof by the First Brands stockholders:

        (a) by mutual written consent duly authorized by the Clorox Board and the First Brands Board;

        (b) by either Clorox or First Brands if the Merger shall not have been consummated by June 30, 1999 (provided that this right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

        (c) by either Clorox or First Brands if a court of competent jurisdiction or governmental entity shall have issued a non-appealable final order or taken any other action, in each case having the effect of prohibiting the Merger, except if the party relying on such order has not complied with its obligations under the Merger Agreement with respect to using its reasonable best efforts to consummate the Merger and to use its best efforts to cause the Merger to qualify as a tax-free reorganization under the Code;

        (d) by Clorox or First Brands, if, at the First Brands stockholders' meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of First Brands shall not have been obtained;

        (e) by Clorox, if (1) the First Brands Board withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Clorox or has resolved to do any of the foregoing, (2) the First Brands Board shall have recommended to the stockholders of First Brands an Alternative Transaction or (3) a tender offer or exchange offer for 15% or more of the outstanding shares of First Brands Common Stock is commenced, and the First Brands Board recommends that the stockholders of First Brands tender their shares in such tender or exchange offer;

        (f) by First Brands, if its board of directors withdraws or modifies its recommendation of the Merger Agreement or the Merger following receipt of an unsolicited, bona fide proposal from a third party regarding an Alternative Transaction which the First Brands Board believes is a superior proposal, if after duly considering the advice of counsel, it determines it is necessary to do so in order to comply with its fiduciary duties, provided that it may not effect such termination unless and until it pays Clorox the Fee (as defined below); or

        (g) by Clorox or First Brands, upon a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Merger Agreement such that such representation, warranty, covenant or agreement would not be true or correct or complied with in all material respects at the time of closing. However, if such breach is curable prior to June 30, 1999 by the breaching party, through the exercise of its reasonable best efforts, the non-breaching party may not terminate the Merger Agreement.

    EFFECT OF TERMINATION; TERMINATION FEE. In the event of termination, the Merger Agreement will be of no further effect and there will be no liability or obligation on the part of any party to the Merger Agreement or their respective affiliates, directors, officers or stockholders except (i) as provided in the Merger Agreement with respect to payment of fees and survival of representations and warranties and (ii) for a termination resulting from a willful breach by a party to the Merger Agreement. Except for transaction expenses such as attorneys' fees, printing and filing costs and the Fee (as defined below), (i) all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, if the Merger is not consummated or (ii) if the Merger is consummated, then the Surviving Corporation will pay all such fees and expenses; provided, however, that Clorox and First Brands will share equally all fees and expenses, other than attorney's fees, incurred in relation to the printing and filing of this Proxy Statement/ Prospectus and the Registration Statement including any preliminary materials related thereto.

    Pursuant to the Merger Agreement, First Brands will pay Clorox a fee of $52,000,000 in cash (the "Fee"), upon the earlier to occur of (i) the termination of the Merger Agreement by Clorox pursuant to the rights described under part (e) of "--Termination Generally" or (ii) one day prior to the termination of the Merger Agreement by First Brands pursuant to the rights described under part (f) of "--Termination Generally."

AMENDMENT; WAIVER

    The Merger Agreement may be amended by the parties thereto by action taken by or on behalf of their respective board of directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of First Brands, any subsequent amendment which by law requires stockholder approval may only be made with such approval. The Merger Agreement may not be amended except by an instrument in writing signed by the parties thereto.

    At the Effective Time or any time prior thereto, to the extent legally allowed, the parties to the Merger Agreement may (1) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (2) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto and (3) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party thereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                       DESCRIPTION OF CLOROX COMMON STOCK

    Clorox is authorized to issue up to 375,000,000 shares of Clorox Common Stock, par value $1.00 per share. Holders of shares of Clorox Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of Clorox Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Clorox Board out of funds legally available therefor. Upon liquidation or dissolution of Clorox, the holders of Clorox Common Stock are entitled to share ratably in the distribution of assets, subject to the rights of the holders of Clorox Preferred Stock (as defined below), if any. Holders of Clorox Common Stock have no preemptive rights, subscription rights or conversion rights. There are no redemption or sinking fund provisions with respect to the Clorox Common Stock. As of December 15, 1998, there were approximately 103,717,000 shares of Clorox Common Stock outstanding, held by approximately 13,756 holders of record.

    In addition, Clorox is authorized to issue 5,000,000 shares of preferred stock, $1.00 par value per share (the "Clorox Preferred Stock"), in one or more series as determined by the Clorox Board. No shares of Clorox Preferred Stock are currently issued or outstanding. The Clorox Board may, without further action by the stockholders of Clorox, issue a series of Clorox Preferred Stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series. The rights of the holders of Clorox Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Clorox Preferred Stock issued by Clorox in the future.

    CLOROX'S TRANSFER AGENT AND REGISTRAR. First Chicago Trust Company of New York is the transfer agent and registrar of the Clorox Common Stock.

                  COMPARISON OF RIGHTS OF CLOROX STOCKHOLDERS
                         AND FIRST BRANDS STOCKHOLDERS

    THE FOLLOWING IS A SUMMARY OF THE PRINCIPAL DIFFERENCES BETWEEN THE CURRENT RIGHTS OF FIRST BRANDS STOCKHOLDERS AND THOSE OF CLOROX STOCKHOLDERS FOLLOWING THE MERGER. IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DGCL, THE CERTIFICATE OF INCORPORATION OF CLOROX (THE "CLOROX CHARTER"), THE BYLAWS OF CLOROX (THE "CLOROX BYLAWS"), THE CERTIFICATE OF INCORPORATION OF FIRST BRANDS (THE "FIRST BRANDS CHARTER") AND THE BYLAWS OF FIRST BRANDS (THE "FIRST BRANDS BYLAWS"). COPIES OF THE CLOROX CHARTER AND THE CLOROX BYLAWS ARE INCORPORATED BY REFERENCE HEREIN AND WILL BE SENT TO HOLDERS OF SHARES OF FIRST BRANDS COMMON STOCK UPON A REQUEST MADE TO CLOROX'S SECRETARY. SEE "WHERE YOU CAN FIND MORE INFORMATION."

COMPARISON OF CURRENT FIRST BRANDS STOCKHOLDER RIGHTS AND RIGHTS OF CLOROX
  STOCKHOLDERS FOLLOWING THE MERGER

    Neither the Clorox Charter nor the Clorox Bylaws are being amended in connection with the Merger. Accordingly, upon consummation of the Merger, the rights of First Brands stockholders who become Clorox stockholders in the Merger will be governed by the DGCL, and each of the Clorox Charter and the Clorox Bylaws, as currently in effect.

    The rights of First Brands stockholders under the First Brands Charter and the First Brands Bylaws prior to the Merger are substantially the same as the rights of Clorox stockholders (including First Brands stockholders who become Clorox stockholders as a result of the Merger) under the Clorox Charter and the Clorox Bylaws, with the following principal exceptions:

    AUTHORIZED COMMON STOCK. The authorized Common Stock of First Brands consists of 120,000,000 shares, par value $0.01 per share, of which approximately 39,135,000 shares were issued and outstanding as of December 15, 1998. In addition, First Brands has authorized 10,000,000 shares of preferred stock, par value $1.00 per share, for issuance. No shares of First Brands preferred stock are currently issued and outstanding. The authorized capital of Clorox is set forth under "Description of Clorox Common Stock."

    BOARD OF DIRECTORS; NUMBER OF DIRECTORS. The First Brands Charter provides that the First Brands Board will have no less than 9 nor more than 15 members, with the exact number to be determined by the First Brands Board. The First Brands Board currently consists of 10 members. The Clorox Charter provides that the Clorox Board will consist of no less than 9 members, with the exact number to be determined by the Clorox Board. The Clorox Board currently consists of 11 members.

    TERM OF DIRECTORS. Members of the First Brands Board are divided into three classes, with each class serving a staggered three-year term. Members of the Clorox Board are not divided into classes and serve for a term of one year.

    COMPOSITION OF THE BOARD/NOMINATION OF DIRECTORS. Neither the First Brands Charter nor the First Brands Bylaws provide for cumulative voting for election of directors. Nominations of persons for election to the First Brands Board may be made by or at the direction of the First Brands Board, or by First Brands stockholders in accordance with the procedures set forth in the First Brands Bylaws. Under the First Brands Charter, vacancies in the First Brands Board may be filled by the affirmative vote of a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy holds office until the next meeting of stockholders at which the term of office of the class to which such director has been appointed expires. Pursuant to the First Brands Charter, one or more members of the First Brands Board may be removed only for cause (as defined in the First Brands Charter) at a special meeting of stockholders called for that purpose, by vote of the holders of a majority of the voting power of all of the shares of First Brands entitled to vote for the election of directors.

    Neither the Clorox Charter nor the Clorox Bylaws provides for cumulative voting for election of directors. Nominations of persons for election to the Clorox Board may be made by or at the direction of the Clorox Board, or by Clorox stockholders according to the procedures described in the Clorox Bylaws. Under the Clorox Bylaws, vacancies in the Clorox Board may be filled by resolution of a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and any director so appointed will hold office until the next annual meeting of stockholders. The Clorox Charter and the Clorox Bylaws do not contain provisions regarding the removal of directors, and accordingly such matter would be governed by the DGCL. The DGCL provides that directors may be removed (with or without cause) by vote of the holders of a majority of shares entitled to vote at an election of directors.

    AMENDMENT OF CHARTER/BYLAWS. Except as described below with respect to supermajority voting requirements, any provision contained in the First Brands Charter may be amended, altered, changed or repealed as prescribed pursuant to the DGCL.

    The First Brands Bylaws may be amended by the affirmative vote of two-thirds of the shares entitled to vote thereon or by a majority of the First Brands Board, each without the consent of the other; except that revisions to the provisions of the First Brands Bylaws relating to the holding and notice of annual and special meetings of the First Brands stockholders, the nomination and election of directors, and the amendment of the First Brands Bylaws, if made by the First Brands Board, must be approved by a vote of not less than two-thirds of the entire First Brands Board.

    Except as described below with respect to supermajority voting requirements, any provision contained in the Clorox Charter may be amended, altered, changed or repealed as prescribed by the DGCL.

    The Clorox Bylaws provide for their amendment by a majority of either the Clorox Board or the shares entitled to vote thereon.

    SUPERMAJORITY VOTING REQUIREMENTS/SHAREHOLDER ACTION BY WRITTEN
CONSENT. The First Brands Charter provides that First Brands may not merge with any business entity, sell, exchange or dispose of all or substantially all its assets or liquidate or dissolve without the affirmative vote of two-thirds of the shares entitled to vote thereon. The First Brands Charter also provides that the affirmative vote of two-thirds of the First Brands voting stock is required to amend or repeal the provisions in the First Brands Charter governing the election and removal of directors, and the affirmative vote of 80% of the First Brands voting stock is required to amend or repeal the provisions governing the classification and terms of members of the First Brands Board. The First Brands Charter also provides that no action may be taken by the stockholders by written consent in lieu of a meeting unless and until 80% of the First Brands Common Stock is held by one person or entity.

    The Clorox Charter provides that any (i) merger of Clorox or any subsidiary into or with an Interested Stockholder (generally, a 5% stockholder) or any other corporation which after such merger would be an affiliate of such Interested Stockholder, (ii) sale of or other disposition of assets to or with any Interested Stockholder or any affiliate thereof with an aggregate fair market value of more than 10% of the consolidated total assets of Clorox, (iii) issuance of any securities of Clorox or any subsidiary to an Interested Stockholder or any affiliate thereof the consideration for which has an aggregate fair market value of more than 10% of the consolidated total assets of Clorox, (iv) adoption of any plan or proposal for the liquidation of Clorox by or on behalf of an Interested Stockholder or an affiliate thereof, or (v) any reclassification or recapitalization of the securities of Clorox or any merger or consolidation of Clorox with any of its subsidiaries or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of Clorox's equity securities owned by any Interested Stockholder will require the affirmative vote of at least 80% of the voting stock outstanding, unless the transaction is approved by a majority of the Disinterested Directors (generally, a Clorox Board member who is unaffiliated with an Interested Stockholder) or the consideration offered in the transaction meets certain requirements as described in Article Six of the Clorox Charter. The Clorox Charter further provides that the foregoing provisions may only be modified upon the affirmative vote of 80% of the voting stock outstanding. The Clorox Charter also provides that no action may be taken by the Clorox stockholders by written consent.

    RIGHTS PLAN. In March 1996, First Brands adopted a Rights Agreement (the "Rights Plan") pursuant to which one preferred share purchase right was issued for each outstanding share of First Brands Common Stock outstanding or issued on or after April 1, 1996. Each right entitles the holder to purchase one one-thousandth of a share of First Brands Junior Participating Preferred Stock, Series A, at a price of $87.50 upon the occurrence of certain events. The rights expire in April 2006, unless earlier redeemed by First Brands.

    The rights become exercisable upon the earlier to occur of (i) a person having acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the First Brands Common Stock, and (ii) on the tenth business day after the public announcement of the commencement of a tender offer or exchange offer for First Brands Common Stock, if after acquiring the maximum number of shares sought pursuant to such offer, the person making the offer would own 20% or more of the outstanding shares of First Brands Common Stock. If First Brands were to be acquired at any time after the rights become exercisable, the holder of a purchase right would have the right to receive, upon exercise of the right, that number of shares of common stock of the acquiring company or First Brands, as the case may be, which would have a market value equal to two times the exercise price of the right. The purchase rights are redeemable by the First Brands Board at a price of $0.01 per right at any time within ten days after a person has acquired 20% or more of the First Brands Common Stock. THE FIRST BRANDS BOARD PASSED A RESOLUTION PRIOR TO SIGNING THE MERGER AGREEMENT MAKING THE RIGHTS PLAN INAPPLICABLE TO CLOROX OR THE MERGER.

    The above summary of the Rights Plan is qualified in its entirety by reference to the terms and conditions of the Rights Plan and the First Brands Charter. See "Where You Can Find More Information."

    Clorox has not adopted a stockholders' rights plan.

    REDEMPTION RIGHTS. Neither the First Brands Charter nor the Clorox Charter contemplates the repurchase or redemption of shares of common stock, but either action is allowed under the DGCL, and each company has repurchased its shares in the past.

    INDEMNIFICATION. Under the First Brands Charter and the First Brands Bylaws, First Brands is required to indemnify, in the manner and to the full extent permitted by law, any person made or threatened to be made a party to a proceeding (whether civil, criminal or otherwise) by reason of the fact that such person (or his estate) is or was a director or officer of First Brands or by reason of the fact that such director or officer was serving in any other capacity at the request of First Brands. However, a director will be liable to the extent provided by applicable law (1) for any breach of the director's duty of loyalty to First Brands or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. First Brands may also, to the full extent permitted by law, purchase and maintain insurance on behalf of any of its directors, officers or agents and may advance the expenses of any current or former director, officer employee or trustee in defending any action brought against any of them. No person will be entitled to indemnification or to advances with respect to any action brought by them against First Brands other than an action to recover or enforce such person's right to indemnification or advance.

    The Clorox Charter provides that Clorox is required to indemnify to the full extent permitted by Delaware law any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that the person, or the testator or intestate of such person, is or was a director or officer of Clorox, or served any business as a director or officer at the request of Clorox. Expenses incurred by a director of Clorox in defending a civil or criminal action, suit or proceeding by reason of the fact that such person was a director of Clorox (and not in any other capacity, including if such person was serving at Clorox's request as a director or officer of another enterprise or corporation) will be paid by Clorox in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Clorox as authorized by relevant sections of the DGCL. Clorox will indemnify officers or directors in connection with a proceeding initiated by them only if such proceeding was authorized by the Clorox Board. Any person who is not paid pursuant to the foregoing indemnification provisions 90 days after submitting a written claim to Clorox may sue to recover such unpaid amounts and, if successful, will be entitled to be paid the expense of prosecuting such claim (except for any such claims as Clorox is not permitted by law to indemnify, although the burden of proving such defense will be on Clorox). The Clorox Charter also provides that no director will be liable to Clorox for a breach of fiduciary duty, except (1) for any breach of the director's duty of loyalty to Clorox or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. Clorox may also maintain insurance at its expense, to protect itself and any director or officer of Clorox or of another corporation or other enterprise against any expense, liability or loss, whether or not Clorox would have the power to indemnify such person against such expense, liability or loss under the DGCL.

                        PRO FORMA FINANCIAL INFORMATION

FINANCIAL STATEMENTS

    The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the Merger, using the pooling of interests method of accounting.

    The unaudited pro forma combined condensed financial statements reflect certain assumptions deemed probable by management regarding the Merger (for example, the share information used in the unaudited pro forma information approximates actual share information at the Effective Time). No adjustments to the unaudited pro forma combined condensed financial information have been made to account for different possible results in connection with the foregoing, as management believes that the impact on such information by the varying outcomes, individually or in the aggregate, would not be material.

    The unaudited pro forma combined condensed balance sheet as of September 30, 1998 gives effect to the Merger as if it had occurred on September 30, 1998, and combines the unaudited consolidated balance sheet of Clorox and the unaudited consolidated balance sheet of First Brands as of September 30, 1998. The unaudited pro forma combined statements of income for all periods presented give effect to the Merger as if it had occurred at the beginning of the periods presented. For purposes of the unaudited pro forma combined condensed statements of income for the periods presented, First Brands' consolidated statements of income for the fiscal years ended June 30, 1996, 1997 and 1998 have been combined with Clorox's consolidated statements of income for each of the fiscal years ended June 30, 1996, 1997 and 1998, respectively. Additionally for purposes of the pro forma combined condensed statements of income, First Brands' consolidated statements of income for the three month periods ended September 30, 1997 and 1998 have been combined with Clorox's consolidated statements of income for the three month periods ended September 30, 1997 and 1998, respectively.

    Clorox and First Brands estimate they will incur combined aggregate direct transaction costs of approximately $15.5 million associated with the Merger, consisting of transaction fees for investment bankers, attorneys, accountants, and other related costs. These nonrecurring transaction costs will be charged to operations upon consummation of the Merger. It is expected that following the Merger, the combined company will incur additional nonrecurring costs currently estimated to be approximately $125 million, including non-cash charges estimated at $30 million. No estimate for these charges has been reflected in the pro forma combined condensed balance sheet or pro forma combined condensed statements of income. There can be no assurance that the combined company will not incur additional charges in excess of $125 million, to reflect costs associated with the Merger or that management will be successful in its efforts to integrate the operations of the two companies.

    The unaudited pro forma combined condensed financial information is presented in this Proxy Statement/Prospectus for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the Merger occurred at the beginning of the periods presented (or as of September 30, 1998, as the case may be), nor is it necessarily indicative of the financial position or results of operations of the merged company in the future. Such unaudited pro forma combined condensed financial statements are based upon the respective historical consolidated financial statements and notes thereto of Clorox and First Brands included elsewhere in this Proxy Statement/Prospectus or incorporated herein by reference, and do not incorporate, nor do they assume, any benefits from cost savings or synergies that the combined company may realize after the Merger.

           UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET(1)(2)

                               SEPTEMBER 30, 1998

                                 (IN THOUSANDS)

                                                                                       PRO FORMA
                                                                                    ADJUSTMENTS AND      PRO FORMA
                                                           CLOROX     FIRST BRANDS  RECLASSIFICATIONS     COMBINED
                                                        ------------  ------------  ---------------     ------------

                                                       ASSETS

Current assets:
Cash and short term investments.......................  $    109,156  $     19,115                      $    128,271
Accounts and notes receivable, net....................       347,342        95,103    $   (20,736)(b)        421,709
Inventories...........................................       214,701       154,106                           368,807
Prepaid expenses and other............................        45,598         4,564                            50,162
Deferred income taxes.................................        21,668        12,209                            33,877
                                                        ------------  ------------  ---------------     ------------
  Total current assets................................       738,465       285,097        (20,736)         1,002,826
                                                        ------------  ------------  ---------------     ------------
Property, plant and equipment, net....................       598,402       418,199                         1,016,601
Brands, trademarks and other intangibles..............     1,248,899       332,505                         1,581,404
Investments in affiliates.............................        89,478       --               5,675(b)          95,153
Other assets..........................................       334,738        35,404         (5,675)(b)        364,467
                                                        ------------  ------------  ---------------     ------------
  Total...............................................  $  3,009,982  $  1,071,205    $   (20,736)      $  4,060,451
                                                        ------------  ------------  ---------------     ------------
                                                        ------------  ------------  ---------------     ------------

                                         LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable......................................  $    127,363  $     40,294                      $    167,657
Accrued liabilities...................................       192,671        67,837    $   (20,736)(b)        239,772
Accrued merger costs..................................       --            --              15,500(a)          15,500
Short-term debt and notes payable.....................       666,485         4,280                           670,765
Income taxes payable..................................        56,437        15,871                            72,308
Current maturities of long-term debt..................         1,461         3,184                             4,645
                                                        ------------  ------------  ---------------     ------------
  Total current liabilities...........................     1,044,417       131,466         (5,236)         1,170,647
                                                        ------------  ------------  ---------------     ------------
Long-term debt........................................       466,294       443,785                           910,079
Other obligations.....................................       209,404        26,955                           236,359
Deferred income taxes.................................       188,266        79,023                           267,289
                                                        ------------  ------------  ---------------     ------------
  Total liabilities...................................     1,908,381       681,229         (5,236)         2,584,374
                                                        ------------  ------------  ---------------     ------------
Stockholders' equity:
Common stock and paid-in capital......................       198,620       134,601                           333,221
Treasury shares, at cost..............................      (415,221)     (125,872)                         (541,093)
Accumulated other comprehensive income................      (106,876)      (31,310)                         (138,186)
Other.................................................        (7,074)      --                                 (7,074)
Retained earnings.....................................     1,432,152       412,557        (15,500)(a)      1,829,209
                                                        ------------  ------------  ---------------     ------------
  Stockholders' equity................................     1,101,601       389,976        (15,500)         1,476,077
                                                        ------------  ------------  ---------------     ------------
  Total...............................................  $  3,009,982  $  1,071,205    $   (20,736)      $  4,060,451
                                                        ------------  ------------  ---------------     ------------
                                                        ------------  ------------  ---------------     ------------

   See notes to unaudited pro forma combined condensed financial statements.

   UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF EARNINGS(1), (3), (4)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                             THREE MONTHS ENDED
                                                           YEAR ENDED JUNE 30,                 SEPTEMBER 30,
                                                 ----------------------------------------  ----------------------
                                                     1996          1997          1998         1997        1998
                                                 ------------  ------------  ------------  ----------  ----------
Net sales......................................  $  3,265,330  $  3,622,993  $  3,897,976  $  913,805  $  964,670
                                                 ------------  ------------  ------------  ----------  ----------
Cost and expenses
  Cost of products sold........................     1,631,082     1,766,894     1,889,162     444,998     458,146
  Selling, delivery and administration.........       624,598       717,119       783,722     175,194     191,355
  Advertising..................................       403,310       481,412       491,377     112,874     114,453
  Research and development.....................        50,610        55,532        60,783      12,911      14,365
  Restructuring................................       --             19,000         2,700      --          --
  Interest expense.............................        59,797        79,998       103,867      23,755      27,482
  Other expense, net...........................        16,627         3,625         9,746       2,202         772
                                                 ------------  ------------  ------------  ----------  ----------
    Total costs and expenses...................     2,786,024     3,123,580     3,341,357     771,934     806,573
                                                 ------------  ------------  ------------  ----------  ----------
  Earnings before income taxes, extraordinary
    loss and cumulative effect of change in
    accounting principle.......................       479,306       499,413       556,619     141,871     158,097
Income taxes...................................       192,114       199,106       206,329      55,335      58,355
                                                 ------------  ------------  ------------  ----------  ----------
Earnings before extraordinary loss and
  cumulative effect of change in accounting
  principle....................................  $    287,192  $    300,307  $    350,290  $   86,536  $   99,742
                                                 ------------  ------------  ------------  ----------  ----------
                                                 ------------  ------------  ------------  ----------  ----------
EARNINGS PER COMMON SHARE:
  before extraordinary loss and cumulative
  effect of change in accounting principle
  Basic........................................  $       2.42  $       2.55  $       2.98  $     0.74  $     0.85
  Diluted......................................          2.39          2.50          2.92        0.72        0.83
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic........................................       118,638       117,746       117,551     117,376     117,443
  Diluted......................................       120,108       119,903       119,993     119,639     119,702

   See notes to unaudited pro forma combined condensed financial statements.

                          NOTES TO UNAUDITED PRO FORMA

                    COMBINED CONDENSED FINANCIAL STATEMENTS

(1) PRO FORMA BASIS OF PRESENTATION

    The unaudited pro forma combined condensed financial statements for the years ended June 30, 1996, 1997 and 1998 reflect the combination of the financial statements of Clorox and First Brands for those years. The unaudited pro forma combined condensed statements of earnings for the three month periods ended September 30, 1997 and 1998 reflect the combination of the statements of earnings of Clorox and First Brands for those periods. No adjustments have been made in these pro forma combined condensed financial statements to conform the accounting policies of the combined company, as the nature and amounts of such adjustments are deemed insignificant.

    These unaudited pro forma combined condensed financial statements reflect the issuance of 13,833,000 shares of Clorox Common Stock in exchange for an aggregate of 39,020,000 shares of First Brands Common Stock (outstanding as of September 30, 1998) in connection with the Merger, based on an assumed Exchange Ratio of 0.3545 (which assumes an average price for Clorox Common Stock of $110 per share during the prescribed measurement period) as set forth in the following table:

Shares of First Brands Common Stock outstanding as of September
  30, 1998.....................................................   39,020,000
Exchange Ratio.................................................       0.3545
                                                                 -----------
Number of shares of Clorox Common Stock exchanged for First
  Brands Common Stock..........................................   13,833,000
Number of shares of Clorox Common Stock outstanding at
  September 30, 1998...........................................  103,525,000
                                                                 -----------
Number of shares of Clorox Common Stock outstanding at
  September 30, 1998 after giving effect to the Merger.........  117,358,000
                                                                 -----------
                                                                 -----------

    The actual number of shares of Clorox Common Stock to be issued will be determined at the Effective Time based on the number of shares of First Brands Common Stock outstanding at that date and the Exchange Ratio. See "Risk Factors--Adjustable Exchange Ratio."

(2) PRO FORMA COMBINED BALANCE SHEET

    (a) Clorox and First Brands estimate they will incur direct transaction costs of approximately $15,500,000 associated with the Merger, consisting of transaction fees for investment bankers, attorneys, accountants, and other related costs. These nonrecurring transaction costs will be charged to operations upon consummation of the Merger. These charges have been reflected in the unaudited pro forma combined condensed balance sheet but have not been included in the unaudited pro forma combined condensed statements of earnings.

    (b) Represents certain reclassifications to conform First Brands' balance sheet classifications to Clorox's balance sheet classifications at September 30, 1998.

    (c) It is expected that, following the Merger, the combined company will incur additional nonrecurring costs currently estimated to be approximately $125,000,000, including non-cash charges estimated at $30,000,000, in connection with the Merger. No estimate for these charges has been reflected in the pro forma combined condensed balance sheet or combined condensed statements of earnings. There can be no assurance that the combined company will not incur additional charges in excess of $125,000,000 to reflect costs associated with the Merger, or that management will be successful in its efforts to integrate the operations of the two companies.

                          NOTES TO UNAUDITED PRO FORMA

(3) PRO FORMA COMBINED CONDENSED STATEMENTS OF EARNINGS

    The following are certain classifications of historical results of operations of Clorox and First Brands and their pro forma combined amounts included in the unaudited pro forma combined condensed statements of earnings for which certain reclassifications have been made to the historical results of First Brands to conform to Clorox's classifications. These pro forma amounts reflect the Merger as if it were effected for all periods presented below:

                                                                                             THREE MONTHS ENDED
                                                           YEAR ENDED JUNE 30,                 SEPTEMBER 30,
                                                 ----------------------------------------  ----------------------
                                                     1996          1997          1998         1997        1998
                                                 ------------  ------------  ------------  ----------  ----------
                                                                          (IN THOUSANDS)
NET SALES:
Clorox.........................................  $  2,217,843  $  2,532,651  $  2,741,270  $  649,284  $  685,883
First Brands...................................     1,073,022     1,119,898     1,203,670     269,480     291,509
Pro Forma reclassifications....................       (25,535)      (29,556)      (46,964)     (4,959)    (12,722)
                                                 ------------  ------------  ------------  ----------  ----------
  Net sales....................................  $  3,265,330  $  3,622,993  $  3,897,976  $  913,805  $  964,670
                                                 ------------  ------------  ------------  ----------  ----------
                                                 ------------  ------------  ------------  ----------  ----------
COST OF PRODUCTS SOLD:
Clorox.........................................  $  1,007,200  $  1,123,459  $  1,192,534  $  279,694  $  288,551
First Brands...................................       687,103       713,203       775,870     183,195     188,859
Pro Forma reclassifications....................       (63,221)      (69,768)      (79,242)    (17,891)    (19,264)
                                                 ------------  ------------  ------------  ----------  ----------
                                                 $  1,631,082  $  1,766,894  $  1,889,162  $  444,998  $  458,146
                                                 ------------  ------------  ------------  ----------  ----------
                                                 ------------  ------------  ------------  ----------  ----------
SELLING, DELIVERY AND ADMINISTRATION:
Clorox.........................................  $    464,767  $    543,804  $    592,557  $  130,399  $  142,618
First Brands...................................       241,711       268,086       291,156      53,911      65,720
Pro Forma reclassifications....................       (81,880)      (94,771)      (99,991)     (9,116)    (16,983)
                                                 ------------  ------------  ------------  ----------  ----------
                                                 $    624,598  $    717,119  $    783,722  $  175,194  $  191,355
                                                 ------------  ------------  ------------  ----------  ----------
                                                 ------------  ------------  ------------  ----------  ----------
DEPRECIATION AND AMORTIZATION:
Clorox.........................................  $    --       $    --       $    --       $   --      $   --
First Brands...................................        15,607        13,411        14,585       3,860       4,004
Pro Forma reclassifications....................       (15,607)      (13,411)      (14,585)     (3,860)     (4,004)
                                                 ------------  ------------  ------------  ----------  ----------
                                                 $          0  $          0  $          0  $        0  $        0
                                                 ------------  ------------  ------------  ----------  ----------
                                                 ------------  ------------  ------------  ----------  ----------
ADVERTISING:
Clorox.........................................  $    285,015  $    348,521  $    362,093  $   91,544  $   91,592
First Brands...................................       --            --            --           --          --
Pro Forma reclassifications....................       118,295       132,891       129,284      21,330      22,861
                                                 ------------  ------------  ------------  ----------  ----------
                                                 $    403,310  $    481,412  $    491,377  $  112,874  $  114,453
                                                 ------------  ------------  ------------  ----------  ----------
                                                 ------------  ------------  ------------  ----------  ----------
RESEARCH AND DEVELOPMENT:
Clorox.........................................  $     45,821  $     50,489  $     56,005  $   11,606  $   12,949
First Brands...................................       --            --            --           --          --
Pro Forma reclassifications....................         4,789         5,043         4,778       1,305       1,416
                                                 ------------  ------------  ------------  ----------  ----------
                                                 $     50,610  $     55,532  $     60,783  $   12,911  $   14,365
                                                 ------------  ------------  ------------  ----------  ----------
                                                 ------------  ------------  ------------  ----------  ----------

                          NOTES TO UNAUDITED PRO FORMA

(3) PRO FORMA COMBINED CONDENSED STATEMENTS OF EARNINGS (CONTINUED)

                                                                                             THREE MONTHS ENDED
                                                           YEAR ENDED JUNE 30,                 SEPTEMBER 30,
                                                 ----------------------------------------  ----------------------
                                                     1996          1997          1998         1997        1998
                                                 ------------  ------------  ------------  ----------  ----------
                                                                          (IN THOUSANDS)
INTEREST EXPENSE:
Clorox.........................................  $     38,288  $     55,623  $     69,702  $   15,494  $   18,796
First Brands...................................        17,546        20,383        29,604       7,114       7,199
Pro Forma reclassifications....................         3,963         3,992         4,561       1,147       1,487
                                                 ------------  ------------  ------------  ----------  ----------
                                                 $     59,797  $     79,998  $    103,867  $   23,755  $   27,482
                                                 ------------  ------------  ------------  ----------  ----------
                                                 ------------  ------------  ------------  ----------  ----------
OTHER (INCOME) EXPENSE, NET:
Clorox.........................................  $      6,365  $     (5,260) $     (3,546) $   (1,359) $   (3,150)
First Brands...................................        (1,827)       (1,575)          500         288         670
Pro Forma reclassifications....................        12,089        10,460        12,792       3,273       3,252
                                                 ------------  ------------  ------------  ----------  ----------
                                                 $     16,627  $      3,625  $      9,746  $    2,202  $      772
                                                 ------------  ------------  ------------  ----------  ----------
                                                 ------------  ------------  ------------  ----------  ----------
EARNINGS BEFORE EXTRAORDINARY LOSS AND
  CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE:
Clorox.........................................  $    222,092  $    249,442  $    297,960  $   74,363  $   85,422
First Brands...................................        65,100        50,865        52,330      12,173      14,320
Pro Forma reclassifications....................       --            --            --           --          --
                                                 ------------  ------------  ------------  ----------  ----------
                                                 $    287,192  $    300,307  $    350,290  $   86,536  $   99,742
                                                 ------------  ------------  ------------  ----------  ----------
                                                 ------------  ------------  ------------  ----------  ----------

(4) PRO FORMA EARNINGS PER SHARE

    The following table reconciles the number of shares used in the pro forma earnings per share computations to the number of shares set forth in Clorox's and First Brands' historical statements of earnings.

                                                                                               THREE MONTHS ENDED
                                                                   YEAR ENDED JUNE 30,           SEPTEMBER 30,
                                                             -------------------------------  --------------------
                                                               1996       1997       1998       1997       1998
                                                             ---------  ---------  ---------  ---------  ---------
                                                                (IN THOUSANDS EXCEPT ASSUMED CONVERSION RATIO)
SHARES USED IN CALCULATIONS:
Historical basic shares--Clorox............................    103,869    103,292    103,507    103,217    103,604
                                                             ---------  ---------  ---------  ---------  ---------
Historical basic shares--First Brands......................     41,662     40,772     39,616     39,942     39,039
Assumed conversion ratio...................................      .3545      .3545      .3545      .3545      .3545
                                                             ---------  ---------  ---------  ---------  ---------
                                                                14,769     14,454     14,044     14,159     13,839
                                                             ---------  ---------  ---------  ---------  ---------
Pro forma combined basic shares............................    118,638    117,746    117,551    117,376    117,443
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Historical diluted shares--Clorox..........................    105,006    105,100    105,635    105,184    105,637
                                                             ---------  ---------  ---------  ---------  ---------
Historical diluted shares--First Brands....................     42,600     41,757     40,502     40,775     39,677
Assumed conversion ratio...................................      .3545      .3545      .3545      .3545      .3545
                                                             ---------  ---------  ---------  ---------  ---------
                                                                15,102     14,803     14,358     14,455     14,065
                                                             ---------  ---------  ---------  ---------  ---------
Pro forma combined diluted shares..........................    120,108    119,903    119,993    119,639    119,702
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

                                    EXPERTS

    The consolidated financial statements of Clorox incorporated in this Proxy Statement/Prospectus by reference from Clorox's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements and schedule of First Brands as of June 30, 1998 and 1997, and for each of the years in the three-year period ended June 30, 1998, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

            OTHER RELEVANT INFORMATION FOR FIRST BRANDS STOCKHOLDERS

FIRST BRANDS BOARD AND COMMITTEES

    There were five regular and two telephonic meetings of the First Brands Board during fiscal year 1998. All of the incumbent directors attended at least 78% of the total number of meetings of the First Brands Board and committees on which they served. Directors who are employees of First Brands do not receive any compensation for service as directors. Mr. Dudley, who retired from First Brands on September 1, 1994, and relinquished the title of Chairman on January 1, 1997, received a fee of $100,000 for consulting services from July 1, 1997 through December 31, 1997. Each non-employee director is currently paid an annual retainer of $20,000 and fees of $1,000 for attendance at each First Brands Board meeting or committee meeting not held in conjunction with a board meeting. First Brands Board members are paid $500 for attendance at each telephonic meeting, or telephonic committee meeting not held in conjunction with a board meeting. Directors are also reimbursed for reasonable expenses incurred in attending board and committee meetings of First Brands. In addition, under the Director's Plan adopted at the 1995 First Brands annual meeting of stockholders, non-employee directors receive 2,000 non-qualified stock options on the first Friday following First Brands' annual meeting of stockholders. The options vest on the second anniversary of the grant and have an exercise price equal to the average of the high and low prices on the date of grant.

    The members of the First Brands Board are elected to various standing committees which include the: Audit Committee, Compensation Committee, Executive Committee, Nominating Committee and Pension Committee.

    The functions of the Audit Committee are to recommend a firm of independent auditors to perform the annual audit; review and approve the scope of the independent and internal auditors' work; review the effectiveness of First Brands' internal controls; and review and approve the fees of the independent auditors and related matters. The Audit Committee met once in fiscal 1998. The members of the Audit Committee are Denis Newman (Chairman), Robert F. Bernstock, John C. Ferries and James R. Maher.

    The functions of the Compensation Committee are to review and approve the salaries of senior officers and managers of First Brands; approve the amount authorized for, approve awards under and administer the Option Plans; and review additional compensation arrangements. The Compensation Committee met twice in fiscal 1998. The members of the Compensation Committee are Ervin R. Shames (Chairman), James R. McManus and Robert G. Tobin.

    The function of the Executive Committee is to act for the First Brands Board between regular meetings to the extent permitted by the DGCL on matters that need timely attention. The Executive Committee met twice in fiscal 1998. The members of the Executive Committee are Alfred E. Dudley (Chairman), Denis Newman, Thomas H. Rowland and William V. Stephenson.

    The functions of the Nominating Committee are to establish criteria for First Brands Board membership; search for and screen candidates to fill vacancies on the First Brands Board; recommend an appropriate slate of candidates for election each year; assess the overall performance of the First Brands Board; and consider issues regarding the composition, tenure and size of the First Brands Board. The Nominating Committee will consider nominations by stockholders. The Nominating Committee met once in fiscal 1998. The members of the Nominating Committee are Alfred E. Dudley, James R. McManus, Ervin R. Shames and William V. Stephenson.

    The functions of the Pension Committee are to supervise the administration of First Brands' pension and savings plans; review the levels of funding and allocation of funds invested in the plans; and review the performance of the investments and investment managers against goals. The Pension Committee met twice in fiscal 1998. The members of the Pension Committee are Robert G. Tobin (Chairman); Robert F. Bernstock, John C. Ferries and James R. Maher.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the First Brands Board consists of three non-employee directors who make decisions pertaining to executive compensation and benefits. The Committee uses the services of an outside compensation consultant to assist in making objective decisions based on data from consumer products companies of similar size, some of which are in the peer group of companies included in the stock performance graph.

COMPENSATION PHILOSOPHY

    First Brands' executive compensation program has three objectives:

    1. To provide compensation that rewards executives for meeting and exceeding internal performance goals and standards.

    2. To maintain a compensation program that attracts and retains high quality executives.

    3. To create a link between the interests of First Brands' stockholders, First Brands' financial performance and the total compensation opportunities for its executive officers.

    The executive compensation program consists of base salary, an annual cash incentive plan, long-term stock option incentive plans, a non-qualified deferred compensation plan, an executive life insurance plan, and qualified and non-qualified retirement plans.

    First Brands maintains a benefit program that is competitive with other consumer products companies of similar size. The program includes qualified retirement, savings and disability programs as well as medical, dental and business travel insurance programs.

    Base salaries are targeted slightly below the 50th percentile of competitive salaries for executives of consumer products companies of similar size. Salary ranges are established using published surveys and other external data. Variation in compensation between individuals is based on position value, experience level and performance against pre-established objectives. Individual increases are typically given at twelve month intervals, and the amount is based on the individual's performance and place in the salary range. Prior to approving individual increases, the Compensation Committee reviews each senior executive's performance against previously established performance goals.

    First Brands' Annual Incentive Plan provides for an annual cash award based on attainment of operating income goals, and the awards are targeted at slightly above the 50th percentile for executives of consumer products companies of similar size. The plan triggers if a pre-approved threshold is achieved. Individual awards are determined by total corporate, business unit and individual performance levels. The performance level of the business unit is measured on an unweighted basis by market share and operating income. Individual performance goals are established for each senior executive at the commencement of each year. The Compensation Committee approves the total dollar pool available and the amount awarded to each senior executive participant. In respect of the named executives in the Summary Compensation Table on page 68, the Compensation Committee will also assess First Brands' relative financial performance against peer group consumer products companies considering such measures as earnings per share growth, sales growth, improvement in return on equity and acquisition success.

    The Option Plans were established in 1989, 1994 and 1998. All option shares available under the 1989 Long Term Incentive Plan have been granted. The 1989 plan provides for non-qualified stock options, Long-term Stock Appreciation Rights ("LSAR's") and restricted stock. LSAR's are exercisable only in change of control situations. The 1994 Performance Stock Option and Incentive Plan provides for non-qualified stock options, LSAR's and restricted stock. Options may have an exercise price of either 100% of the fair market value of the underlying shares of common stock ("Market Priced Options") or more than 100% of such fair market value ("Premium Priced Options"). Of the Market Priced Options, a portion may vest as of specific dates and a portion may be subject to performance vesting. At the time of the grant, a "trigger stock price" or other performance criteria upon which the vesting of performance options will be based may be established. These options will be exercisable at the earlier of the date that the market price exceeds the trigger stock price or the ninth anniversary of the grant. The 1998 Performance Stock Option and Incentive Plan provides for non-qualified stock options, LSAR's and performance stock units (for international management). There were no options granted during fiscal year 1998. No restricted stock has been granted under the 1989 or the 1994 plan, and there is no provision for restricted stock in the 1998 plan. The Compensation Committee approves grants of a sufficient number and type of stock options to retain executives based on its review of surveys of long-term incentive and long-term capital accumulation plans available to similar positions at other consumer products companies of similar size.

    In addition to the qualified retirement plans, officers of First Brands also participate in a non-qualified Retirement Plan that alleviates the impact of tax or legal restrictions imposed upon the qualified plan when total annual compensation is used in calculating pension benefits.

    First Brands has established its Deferral Plan for senior executives. This plan permits deferral of a portion of base salary and/or annual incentive awards to a later date, normally until after retirement. Interest on deferred compensation is based on seven-year U.S. Treasury Bond yields plus a margin which is intended to approximate the margin First Brands would incur if it were issuing a senior unsecured bond with a seven-year maturity. If the participant defers salary or bonus for seven or more years or until death, disability or retirement, the interest on the deferred amount for the entire period will be the Treasury Bond yield, plus the margin, plus 3%.

    The Compensation Committee endorses the position that stock ownership by management provides linkage in aligning management's and stockholders' interest in enhancing stockholder value although the Committee does not set target ownership levels for executive equity holdings. During fiscal year 1995, stockholders approved an amendment to the Annual Incentive Plan which permits certain members of senior management to elect to receive all or a portion of their annual incentive award in First Brands Common Stock instead of cash. Those who elect stock instead of cash receive a premium of 25% in stock, thereby encouraging management to increase stock ownership. The stock acquired under the Annual Incentive Plan is restricted in its transferability or sale for a period of two years from the date of issuance.

    Section 162(m) of the Code, enacted in 1993, limits the tax deduction that corporations may take with respect to the compensation of certain executive officers, unless the compensation is "performance based" as defined in the Code. The Committee believes that all compensation received by the executive officers is performance based, and in any event, the deductibility limits in the Code have not been reached. There is no loss of deduction for fiscal year 1998.

RELATIONSHIP OF CORPORATE PERFORMANCE TO EXECUTIVE COMPENSATION

    First Brands has two types of executive compensation incentive plans, the Annual Incentive Plan and the Option Plans (both previously described), which reward executives based on the performance of First Brands.

    The Annual Incentive Plan provides compensation based on the attainment of operating income objectives which are contained in the annual business plan. For the named executives in the Summary Compensation Table, First Brands' financial performance relative to a peer group of companies is also considered in order to validate incentive compensation in comparison with these companies. The annual business plan is developed by First Brands' management and approved by the First Brands Board at the beginning of each fiscal year. The financial measures used to validate incentive awards are approved by the Compensation Committee at the beginning of each fiscal year.

    The Option Plans use stock price appreciation as the incentive to reward executives over the long term. Compensation gained as a result of this program has a direct relationship to the gain achieved by investors in First Brands' stock.

1998 FISCAL YEAR COMPENSATION OF CHIEF EXECUTIVE OFFICER

    Mr. Stephenson earned $465,000 in base salary during fiscal year 1998 and received an annual incentive award of $180,000 for his overall performance for the year. The Compensation Committee determined that these amounts were justified when considering First Brands' financial performance for the fiscal year as well as Mr. Stephenson's personal performance based upon return on equity, sales growth, acquisition success, market share, operating income, earnings per share growth and overall management effectiveness. The Compensation Committee also considered Mr. Stephenson's compensation as compared to chief executive officers of the peer group of consumer products companies that First Brands traditionally monitors. Mr. Stephenson's total cash compensation (base salary and annual incentive) for fiscal year 1998 was slightly lower than the preceding fiscal year.

                                          COMPENSATION COMMITTEE

                                          Ervin R. Shames, Chairman
                                          James R. McManus
                                          Robert G. Tobin

                           SUMMARY COMPENSATION TABLE

    Furnished below is a summary of the compensation paid and/or awarded to the Chief Executive Officer and to each of the other four most highly compensated executive officers of First Brands for fiscal years 1996-1998.

                                                          ANNUAL COMPENSATION                  LONG-TERM
                                            ------------------------------------------------   COMP.(2)         ALL OTHER
NAME AND PRINCIPAL POSITION                   YEAR     SALARY ($)  BONUS ($)   OTHER ($)(1)   OPTIONS (#)  COMPENSATION ($)(3)
------------------------------------------  ---------  ----------  ----------  -------------  -----------  -------------------
William V. Stephenson ....................       1998  $  465,000  $  180,000       --            --            $  36,217
  Chairman and CEO                               1997     440,000     210,000       --            70,000           32,058
                                                 1996     379,167     300,000       --            80,000           35,669

Thomas H. Rowland ........................       1998     258,500      90,000       --            --               14,787
  President and COO                              1997     241,263      90,000       11,250        40,000           13,404
                                                 1996     195,030     120,000       22,500        48,000           15,724

Donald A. DeSantis .......................       1998     218,680      80,000       --            --               14,019
  Senior Vice President and CFO                  1997     210,080      82,000       --            25,000           12,155
                                                 1996     199,530     110,000       --            32,000           13,133

Einar M. Rod(4) ..........................       1998     165,950      40,000        2,250        --                9,779
  Vice President, General Counsel                1997     158,150      32,000        2,000        15,000            8,764
                                                 1996      17,456      --           --            --                  524

Patrick J. O'Brien .......................       1998     155,000      45,000        5,625        --                8,759
  Vice President, and President of               1997     146,500      51,000        6,375        25,000            7,102
  Household Products                             1996     137,600      60,000       11,250        32,000            8,076

------------------------

(1) The amount in this column represents the premium that these individuals received by selecting First Brands stock rather than cash for a portion of their award under the Annual Incentive Plan.

(2) There were no options granted under the 1994 Performance Stock Option and Incentive Plan or the 1998 Performance Stock Option and Incentive Plan during fiscal year 1998 for executive officers and other employees.

(3) All Other Compensation includes the employer match under First Brands' savings plan and the compensation to each individual attributable to the current dollar value of the premium payable by First Brands under its Executive Life Insurance Program. The employer match under the savings plan and the life insurance compensation for all executive officers totaled $47,087 and $93,087, respectively, for fiscal year 1998. Prior to fiscal year 1996, life insurance provided by First Brands for the executive officers was included in First Brands' group insurance program.

(4) Mr. Rod joined First Brands on May 20, 1996.

                      OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

    The following table lists the shares acquired on exercise of options by the executive officers named in the Summary Compensation Table during fiscal year 1998 and certain information as to options outstanding at the end of fiscal year 1998.

                                                                NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED     IN-THE- MONEY OPTIONS AT
                                  SHARES                     OPTIONS AT FISCAL YEAR END      FISCAL YEAR END (1)
                                ACQUIRED ON       VALUE      --------------------------  ---------------------------
NAME                             EXERCISE       REALIZED     EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-----------------------------  -------------  -------------  -----------  -------------  ------------  -------------
W.V. Stephenson (2)..........        4,000      $  64,500       192,000        150,000   $  1,989,006   $   220,000
T.H. Rowland.................       --             --           166,000         88,000   $  1,746,879   $   132,498
D.A. DeSantis................       --             --           112,000         57,000   $  1,235,128   $    88,000
E.M. Rod.....................       --             --            --             15,000        --            --
P.J. O'Brien.................       --             --            95,500         57,000   $  1,069,425   $    88,000

------------------------

(1) Values have been calculated based on the closing price of First Brands Common Stock reported on the NYSE Composite Tape on June 30, 1998, which was $25.2813 per share.

(2) Options were exercised to acquire additional First Brands Common Stock.

RETIREMENT PLAN

    First Brands currently maintains the First Brands' Retirement Program Plan, a non-contributory defined benefit Retirement Plan covering 78% of all U.S. employees, including those of its subsidiaries. The officers listed in the foregoing Summary Compensation Table are covered by this Retirement Plan. Outside the United States, certain of First Brands' subsidiaries have retirement programs that are generally administered by trustees or insurance companies.

    Under this Retirement Plan, the monthly amount of an employee's retirement benefit upon retirement at age 65 is the greater of (a) 1.2% of average monthly compensation received during the three-year period preceding retirement, or 1.2% of average monthly compensation received during the three best calendar years in the final ten calendar years preceding retirement, if the latter average would result in a higher pension benefit, multiplied by the number of years of credited service, plus $12 or (b) 1.5% of the average monthly compensation computed as in (a) above, multiplied by the number of years of credited service, less a percentage, based on service and not exceeding 50%, of the projected primary Social Security benefit or such maximum percentage as is allowed under the Code. In January 1995, First Brands announced a change in this formula beginning January 2000, to a defined benefit based on years of credited service and career average compensation. Effective January 1, 2000 the formula for the retirement program is changed as follows: the total benefit will equal the sum of (a) the pension benefit for each individual as of December 31, 1999 using the present formulas and (b) 1.5% of eligible annual earnings for each year.

    An employee who is (i) age 62 or over with ten or more years of credited service or (ii) whose age and years of credited service add up to 85, may voluntarily retire earlier than age 65 with a retirement benefit, unreduced because of early retirement. Employees may retire as early as age 50 with ten years of credited service but will receive an actuarially reduced pension benefit.

    The amounts contributed by First Brands to this Retirement Plan are calculated on a group basis that is actuarially determined. No specific amount is set aside by First Brands for any individual officer or employee under this Retirement Plan. The amounts shown in the following table are the estimated annual retirement benefits payable at age 65 for the respective average annual remuneration levels and years of service credit indicated. Actual benefits will not exceed limits permitted under the Code and applicable regulations. Amounts shown are computed based upon straight life annuity amounts and are reduced by 1.5% of the employee's primary Social Security benefit for each year of the employee's credited service up to a maximum deduction of 50% of such Social Security benefit. Annual retirement benefits are based on average earnings.

    For federal income tax purposes the amount of benefits that can be paid from the qualified plan is restricted. First Brands maintains a nonqualified Retirement Plan, the effect of which is to award retirement benefits to all employees on a uniform basis. The nonqualified Retirement Plan is unfunded.

    First Brands also maintains a savings plan as part of its long term retirement/savings program to which it contributes to the account of each eligible employee who chooses to participate. Effective January 1995, First Brands contributes 50% of each employee's basic 401(k) contributions, up to 6% of regular earnings. Any regular employee of First Brands or its subsidiaries is eligible to participate. In fiscal year 1996, First Brands instituted a profit sharing contribution based on First Brands' operating performance. Profit sharing will be contributed in shares of First Brands common stock, allocated to separate employee 401(k) accounts based on First Brands service credit.

    As of June 30, 1998, the credited years of service (credited service is combined from First Brands and Union Carbide Corporation) for the individuals named in the Summary Compensation Table were as follows: William V. Stephenson, 34 years; Thomas H. Rowland, 24 years; Donald A. DeSantis, 12 years; Einar M. Rod, 2 years; and Patrick J. O'Brien, 13 years.

                                                                  ESTIMATED ANNUAL RETIREMENT BENEFITS
                                                                 AT AGE 65 FOR YEARS OF SERVICE CREDIT
             AVERAGE ANNUAL REMUNERATION               ----------------------------------------------------------
      USED FOR CALCULATING RETIREMENT BENEFITS             25          30          35          40          45
-----------------------------------------------------  ----------  ----------  ----------  ----------  ----------
$150,000.............................................  $   56,250  $   67,500  $   78,750  $   90,000  $  101,250

$200,000.............................................      75,000      90,000     105,000     120,000     135,000

$250,000.............................................      93,750     112,500     131,250     150,000     168,750

$300,000.............................................     112,500     135,000     157,500     180,000     202,500

$350,000.............................................     131,250     157,500     183,750     210,000     236,250

$400,000.............................................     150,000     180,000     210,000     240,000     270,000

$450,000.............................................     168,750     202,500     236,250     270,000     303,750

$500,000.............................................     187,500     225,000     262,500     300,000     337,500

$550,000.............................................     206,250     247,500     288,750     330,000     371,250

$600,000.............................................     225,000     270,000     315,000     360,000     405,000

$700,000.............................................     262,500     315,000     367,500     420,000     472,500

$800,000.............................................     300,000     360,000     420,000     480,000     540,000

SEVERANCE AGREEMENTS

    First Brands has also entered into Severance Agreements with certain executive officers generally providing severance benefits if the employee is terminated for reasons other than "cause" within two years after a "change in control." The severance benefits include cash payments equal to two years salary and bonus, except for William V. Stephenson, who would receive payments equal to three years salary and bonus, and certain other employee and retirement benefits. Provision for a tax gross-up payment is also included to cover excise taxes, if any, on payments paid under these agreements. See "The Merger--Interests of Certain Persons in the Merger."

                       FIVE YEAR STOCK PERFORMANCE GRAPH

    The following table compares total stockholder returns for First Brands to the Standard & Poor's 500 Stock Index ("S&P 500"), the Standard & Poor's Midcap 400 Consumer Products Index ("S&P 400 CP")(1) and the combined S&P Midcap 400 and 500 Household Products Index ("S&P 400 & 500 HP")(2), for the five-year period beginning June 30, 1993 through the fiscal year end of June 30, 1998 (the "Performance Period"). Assuming $100 was invested on June 30, 1993 in First Brands Common Stock and in each of the foregoing indices and the reinvestment of dividends, if any, on a quarterly basis, the total return for First Brands Common Stock was 56% during the Performance Period as compared with a total return during the same period for the S&P 500, the S&P Midcap 400 CP and the S&P 400 & 500 HP of 169%, 11%, and 206%, respectively. The compound annual growth rate for First Brands Common Stock was 9.3% for the five-year period.

    There can be no assurance that First Brands' stock performance will continue into the future with the same or similar trends depicted in the graph below. First Brands will not make or endorse any predictions as to future stock performance.

                            FIRST BRANDS CORPORATION
                            TOTAL RETURN PERFORMANCE
                           COMPARISON SINCE JUNE 1993

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               FBC      S&P 500    S&P 400 CP(1)    S&P 400 & 500 HP(2)
Jun-93            100        100              100                    100
Jun-94            102        101               71                    108
Jun-95            141        139               81                    148
Jun-96            169        171               85                    192
Jun-97            163        229              103                    271
Jun-98            156        269              111                    306
CAGR(3)          9.3%      21.9%             2.1%                  25.0%

                  STOCK PERFORMANCE GRAPH SINCE DECEMBER 1989

    The following table compares total stockholder returns for First Brands to the S&P 500, S&P 400 CP and the S&P 400 & 500 HP, for the eight and a half year period beginning on December 29, 1989 (the end of the first month following First Brands' initial public offering) through the fiscal year end of June 30, 1998. Assuming $100 was invested on December 29, 1989 in First Brands Common Stock and in each of the foregoing indices and the reinvestment of dividends, if any, on a quarterly basis, the total return for First Brands Common Stock was 192% as compared with a total return during the same period for the S&P 500, the S&P Midcap 400 CP and the S&P 400 & 500 HP of 242%, 92% and 427%, respectively. The compound annual growth rate for First Brands Common Stock was 13.4% for the eight and a half year period.

    There can be no assurance that First Brands' stock performance will continue into the future with the same or similar trends depicted in the graph below. First Brands will not make or endorse any predictions as to future stock performance.

                            FIRST BRANDS CORPORATION
                            TOTAL RETURN PERFORMANCE
                           COMPARISON SINCE JUNE 1989

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               FBC      S&P 500    S&P 400 CP(1)    S&P 400 & 500 HP(2)
Dec-89            100        100              100                    100
Jun-90            109         97              106                    120
Jun-91            139        126              168                    131
Jun-92            157        136              175                    161
Jun-93            187        150              173                    172
Jun-94            191        152              123                    186
Jun-95            263        209              140                    256
Jun-96            316        257              147                    331
Jun-97            304        257              178                    467
Jun-98            292        342              192                    527
CAGR(3)         13.4%      15.5%             8.0%                  21.5%

------------------------

(1) The S&P Midcap 400 Consumer Products Index is comprised of the following companies: Carter-Wallace, Inc., Church & Dwight, Inc., A.T. Cross, Dial Corp., Enesco Group, Inc. (formerly Stanhome, Inc.), First Brands, Gibson Greetings, Inc., Lancaster Colony Corporation, National Presto, Inds., Inc., Perrigo Company and Tambrands (acquired by Procter & Gamble on August 18,
    1997). First Brands has not been eliminated from this peer group for purposes of this presentation.

(2) The combined S&P Midcap 400 and 500 Household Products Index is comprised of the following companies: Church & Dwight, Inc., Clorox, Colgate-Palmolive Company, Dial Corporation, First Brands, Fort James Corporation, Kimberly-Clark Corporation and The Procter & Gamble Company. First Brands has not been eliminated from this peer group for purposes of this presentation.

(3) Compound Annual Growth Rate.

                   BENEFICIAL OWNERSHIP OF VOTING SECURITIES

    The following table sets forth certain information concerning the beneficial ownership of each stockholder who is known by First Brands to own beneficially in excess of 5% of the outstanding First Brands Common Stock.

                                                                            AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                        BENEFICIAL OWNERSHIP  PERCENT OF CLASS
--------------------------------------------------------------------------  --------------------  -----------------
Fidelity Management & Research Co.
  82 Devonshire
  Boston, MA 02109........................................................         4,504,000(a)           11.51%
GSB Investment Management
  301 Commerce Street
  Fort Worth, TX 76102....................................................         3,162,000(b)            8.08%
Harris Associates LP
  2 North LaSalle Street
  Chicago, IL 60602.......................................................         2,763,000(c)            7.06%
Lazard Freres
  30 Rockefeller Plaza
  New York, NY 10020......................................................         2,130,000(d)            5.44%

------------------------

(a) Information concerning beneficial ownership by Fidelity Management & Research Corporation is based on a report on Form 13F filed with the Commission on September 30, 1998.

(b) Information concerning beneficial ownership by GSB Investment Management is based on a report on Form 13F filed with the Commission as of September 30, 1998.

(c) Information concerning beneficial ownership by Harris Associates LP is based on a report on Form 13G filed with the Commission on October 30, 1998.

(d) Information concerning beneficial ownership by Lazard Freres is based upon a report on Form 13F filed with the Commission on September 30, 1998.

    The following table sets forth certain information concerning the beneficial ownership of First Brands Common Stock as of December 15, 1998 by each director of First Brands, by each of the executive officers named in the Summary Compensation Table and by all Directors and executive officers as a group (18 persons):

                                                         AMOUNT AND NATURE OF BENEFICIAL
NAME AND ADDRESS OF BENEFICIAL OWNER                               OWNERSHIP(A)                  PERCENT OF CLASS(B)
--------------------------------------------------  ------------------------------------------  ---------------------
Robert F. Bernstock...............................                            0                             .00%
Alfred E. Dudley..................................                      446,000                            1.14
John C. Ferries...................................                        1,000                             .00
James R. Maher....................................                        8,270                             .02
James R. McManus..................................                       14,000                             .04
Denis Newman......................................                       94,684                             .24
Ervin R. Shames...................................                       18,164                             .05
Robert G. Tobin...................................                       10,000                             .03
William V. Stephenson.............................                      381,125(c)                          .97
Thomas H. Rowland.................................                      180,157(c)                          .46
Donald A. DeSantis................................                      167,839(c)                          .43
Einar M. Rod......................................                        1,729                             .00
Patrick J. O'Brien................................                       99,361(c)                          .25
All Directors and Executive Officers as a Group...                    1,764,649(c)                         4.52%

------------------------

(a) Under rules of the Commission, persons who have power to vote or dispose of securities, either alone or jointly with others, are deemed for purposes of this table, to be the beneficial owners of such securities. Each nominee, director and officer has both sole voting power and sole investment power with respect to the shares set forth in the table.

(b) No nominee or director is the beneficial owner of more than 1.1% of the outstanding shares of common stock.

(c) Includes 192,000, 166,000, 112,000, 95,500, and 411,250 shares which William
    V. Stephenson, Thomas H. Rowland, Donald A. DeSantis, Patrick J. O'Brien and all Directors and executive officers as a group, respectively, have a right to acquire within 60 days of September 1, 1998 upon the exercise of stock options. The shares issuable upon exercise of options included herein were deemed to be outstanding for purposes of calculating the percentages of shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    First Brands is required to identify any officer, director or owner of more than 10% of its common stock who during the last fiscal year failed to file timely with the Commission a required report under Section 16(a) of the Exchange Act relating to beneficial ownership of First Brands Common Stock. Based solely on a review of information provided to First Brands, all persons subject to the reporting requirements of Section 16(a) of the Exchange Act filed the required reports on a timely basis for fiscal year 1998.

                          FUTURE STOCKHOLDER PROPOSALS

    If the Merger is not consummated, First Brands will hold an annual meeting in the year 2000. If such meeting is held, First Brands stockholders must deliver any proposals which they intend to present at such meeting to First Brands within a reasonable time before the solicitation of proxies for such meeting is made. This would ensure that such proposals are included in the proxy materials.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the securities offered hereby and the federal income tax consequences of the Merger will be passed upon for Clorox by Morrison & Foerster LLP, San Francisco, California. Certain legal matters with respect to the federal income tax consequences of the Merger will be passed upon for First Brands by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                      WHERE YOU CAN FIND MORE INFORMATION

    First Brands and Clorox file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information filed by either company at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The companies' Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at "http:// www.sec.gov."

    Clorox filed a Registration Statement on Form S-4 to register with the Commission the Clorox Common Stock to be issued to First Brands stockholders in the Merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Clorox in addition to being a proxy statement of First Brands for the Special Meeting. As allowed by Commission rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

    The Commission allows First Brands and Clorox to "incorporate by reference" information into this Proxy Statement/Prospectus, which means important information may be disclosed to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in (or incorporated by reference in) this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that have been previously filed with the Commission. These documents contain important information about our companies and their finances.

CLOROX FILINGS (FILE NO. 1-07151)              PERIOD
Annual Report on Form 10-K                     Year ended June 30, 1998
Quarterly Report on Form 10-Q                  Quarter ended September 30, 1998

FIRST BRANDS FILINGS (FILE NO. 1-10395)        PERIOD
Annual Report on Form 10-K                     Year ended June 30, 1998
Quarterly Report on Form 10-Q                  Quarter ended September, 30, 1998

    First Brands and Clorox are also incorporating by reference additional documents that either company may file with the Commission pursuant to the Exchange Act between the date of this Proxy Statement/Prospectus and the date of the Special Meeting.

    Clorox has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to Clorox, and First Brands has supplied all such information relating to First Brands.

    If you are a stockholder of Clorox or First Brands, Clorox and First Brands may have sent you some of the documents incorporated by reference, but you can obtain any of them through either company or the Commission. Documents incorporated by reference are available from either company without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this

Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

First Brands Corporation               The Clorox Company
83 Wooster Heights Road                1221 Broadway
Post Office Box 1911                   Oakland, California 94612-1888
Danbury, Connecticut 06813-1911        Tel: (510) 271-2150
Tel: (203) 731-2300                    Attention: Director of Investor
Attention: Secretary                   Relations
website: HTTP://WWW.FIRSTBRANDS.COM    website: HTTP://WWW.CLOROX.COM

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM EITHER COMPANY, PLEASE DO SO BY JANUARY 15, 1999 TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE APPROVAL OF THE MERGER AGREEMENT. NEITHER FIRST BRANDS NOR CLOROX HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED DECEMBER 28, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF CLOROX COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                               APPENDICES TO THE
                           PROXY STATEMENT/PROSPECTUS

APPENDIX A      AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
APPENDIX B      OPINION OF LEHMAN BROTHERS

                                                                      APPENDIX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      AGREEMENT AND PLAN OF REORGANIZATION
                                      AND
                                     MERGER

                                  BY AND AMONG

                              THE CLOROX COMPANY,

                                 PENNANT, INC.

                                      AND

                            FIRST BRANDS CORPORATION

                                ---------------

                          DATED AS OF OCTOBER 18, 1998
                               ------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
ARTICLE I  THE MERGER.................................................................   A-1

  SECTION 1.01.     The Merger........................................................   A-1

  SECTION 1.02.     Effective Time....................................................   A-2

  SECTION 1.03.     Effect of the Merger..............................................   A-2

  SECTION 1.04.     Certificate of Incorporation and By-Laws..........................   A-2

  SECTION 1.05.     Directors and Officers............................................   A-2

  SECTION 1.06.     Merger Consideration; Conversion and Cancellation of Securities...   A-2

  SECTION 1.07.     Exchange of Certificates..........................................   A-4

  SECTION 1.08.     Stock Transfer Books..............................................   A-5

  SECTION 1.09.     Lost, Stolen or Destroyed Certificate.............................   A-5

  SECTION 1.10.     Tax and Accounting Consequences...................................   A-6

  SECTION 1.11.     Material Adverse Effect...........................................   A-6

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................   A-6

  SECTION 2.01.     Organization and Qualification; Subsidiaries......................   A-6

  SECTION 2.02.     Capitalization....................................................   A-6

  SECTION 2.03.     Authority Relative to this Agreement..............................   A-7

  SECTION 2.04.     SEC Filings; Financial Statements.................................   A-7

  SECTION 2.05.     Absence of Certain Changes or Events..............................   A-8

  SECTION 2.06.     No Undisclosed Liabilities........................................   A-8

  SECTION 2.07.     No Violation......................................................   A-8

  SECTION 2.08.     Absence of Litigation.............................................   A-8

  SECTION 2.09.     Employee Benefit Plans; Employment Agreements.....................   A-9

  SECTION 2.10.     Labor Matters.....................................................   A-9

  SECTION 2.11.     Registration Statement; Joint Proxy Statement/Prospectus..........  A-10

  SECTION 2.12.     Taxes.............................................................  A-10

  SECTION 2.13.     Environmental Matters.............................................  A-11

  SECTION 2.14.     Brokers...........................................................  A-12

  SECTION 2.15.     Opinion of Financial Advisor......................................  A-12

  SECTION 2.16.     Intellectual Property.............................................  A-12

  SECTION 2.17.     Vote Required.....................................................  A-12

  SECTION 2.18.     Pooling Matters...................................................  A-12

  SECTION 2.19.     Change in Control Payments........................................  A-13

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..................
                                                                                        A-12

  SECTION 3.01.     Organization and Qualification; Subsidiaries......................  A-12

  SECTION 3.02.     Capitalization....................................................  A-13

                                                                                        PAGE
                                                                                        ----
  SECTION 3.03.     Authority Relative to this Agreement..............................  A-14

  SECTION 3.04.     SEC Filings; Financial Statements.................................  A-14

  SECTION 3.05.     Absence of Certain Changes or Events..............................  A-14

  SECTION 3.06.     No Undisclosed Liabilities........................................  A-15

  SECTION 3.07.     Absence of Litigation.............................................  A-15

  SECTION 3.08.     No Violation......................................................  A-15

  SECTION 3.09.     Employee Benefit Plans............................................  A-15

  SECTION 3.10.     Labor Matters.....................................................  A-16

  SECTION 3.11.     Registration Statement; Joint Proxy Statement/Prospectus..........  A-16

  SECTION 3.12.     Taxes.............................................................  A-16

  SECTION 3.13.     Environmental Matters.............................................  A-17

  SECTION 3.14.     Brokers...........................................................  A-18

  SECTION 3.15.     Opinion of Financial Advisor......................................  A-18

  SECTION 3.16.     Intellectual Property.............................................  A-18

  SECTION 3.17.     Pooling Matters...................................................  A-18

  SECTION 3.18.     Ownership of Shares...............................................  A-18

ARTICLE IV  CONDUCT OF BUSINESS PENDING THE MERGER....................................  A-18

  SECTION 4.01.     Conduct of Business by the Company Pending the Merger.............  A-18

  SECTION 4.02.     No Solicitation...................................................  A-20

ARTICLE V  ADDITIONAL AGREEMENTS......................................................  A-20

  SECTION 5.01.     Joint Proxy Statement Prospectus; Registration Statement..........  A-21

  SECTION 5.02.     Company Stockholders' Meeting.....................................  A-21

  SECTION 5.03.     Access to Information; Confidentiality............................  A-21

  SECTION 5.04.     Consents; Approvals...............................................  A-22

  SECTION 5.05.     Agreements of Affiliates..........................................  A-22

  SECTION 5.06.     Notification of Certain Matters...................................  A-22

  SECTION 5.07.     Further Assurances; Tax Treatment.................................  A-22

  SECTION 5.08.     Employees, Employee Benefits......................................  A-23

  SECTION 5.09.     Public Announcements..............................................  A-24

  SECTION 5.10.     Listing of Parent Common Stock....................................  A-24

  SECTION 5.11.     Conveyance Taxes..................................................  A-24

  SECTION 5.12.     Pooling Accounting Treatment......................................  A-24

  SECTION 5.13.     Indemnification, Exculpation and Insurance........................  A-24

ARTICLE VI  CONDITIONS TO THE MERGER..................................................  A-25

  SECTION 6.01.     Conditions to Obligation of Each Party to Effect the Merger.......  A-25

  SECTION 6.02.     Additional Conditions to Obligations of Parent and Merger Sub.....  A-26

  SECTION 6.03.     Additional Conditions to Obligation of the Company................  A-27

                                                                                        PAGE
                                                                                        ----
ARTICLE VII  TERMINATION..............................................................  A-28

  SECTION 7.01.     Termination.......................................................  A-28

  SECTION 7.02.     Effect of Termination.............................................  A-28

  SECTION 7.03.     Fees and Expenses.................................................  A-28

ARTICLE VIII  GENERAL PROVISIONS......................................................  A-29

  SECTION 8.01.     Effectiveness of Representations, Warranties and Agreements;
                      Knowledge, Etc..................................................  A-29

  SECTION 8.02.     Notices...........................................................  A-29

  SECTION 8.03.     Certain Definitions...............................................  A-30

  SECTION 8.04.     Amendment.........................................................  A-31

  SECTION 8.05.     Waiver............................................................  A-31

  SECTION 8.06.     Headings..........................................................  A-31

  SECTION 8.07.     Severability......................................................  A-31

  SECTION 8.08.     Entire Agreement..................................................  A-31

  SECTION 8.09.     Assignment, Merger Sub............................................  A-31

  SECTION 8.10.     Parties in Interest...............................................  A-31

  SECTION 8.11.     Governing Law.....................................................  A-31

  SECTION 8.12.     Counterparts......................................................  A-32

  SECTION 8.13.     Waiver of Jury Trial..............................................  A-32

                               AGREEMENT AND PLAN
                                       OF
                           REORGANIZATION AND MERGER

    THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of October 18, 1998 (this "AGREEMENT"), among THE CLOROX COMPANY, a Delaware corporation ("PARENT"), PENNANT, INC., a Delaware corporation and a direct wholly owned subsidiary of Parent ("MERGER SUB"), and FIRST BRANDS CORPORATION, a Delaware corporation (the "COMPANY").

                                  WITNESSETH:

    WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent to enter into a strategic business combination with the Company upon the terms and subject to the conditions set forth herein;

    WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each approved the Merger (the "MERGER") of Merger Sub with and into the Company in accordance with the applicable provisions of the Delaware General Corporation Law ("DGCL"), and upon the terms and subject to the conditions set forth herein;

    WHEREAS, Parent, Merger Sub and the Company intend that the Merger qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and that, by approving resolutions authorizing this Agreement, this Agreement be adopted as a plan of reorganization under Section 368 of the Code;

    WHEREAS, pursuant to the Merger, each outstanding share of common stock of the Company, par value $0.01 per share (the "COMPANY COMMON STOCK" and each share, a "SHARE") shall be exchanged for the right to receive the Merger Consideration (as defined in Section 1.07(b)), upon the terms and subject to the conditions set forth herein; and

    WHEREAS, for financial accounting purposes, Parent, Merger Sub and the Company intend that the Merger be accounted for as a pooling of interests transaction.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.01.  THE MERGER.

    (a) At the Effective Time (as defined in Section 1.02 hereof), and subject to and upon the terms and conditions of this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease upon the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and the Company shall continue as the surviving corporation being the successor to all the property, rights, powers, privileges, liabilities and obligations of both Merger Sub and the Company. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING COMPANY."

    (b) The closing of the Merger (the "CLOSING") shall take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in
Article VI, unless another time or date is agreed to in writing by the parties hereto. The Closing will be held at the offices of Morrison & Foerster LLP ("MOFO"), 425

Market Street, San Francisco, California 94105, unless another place is agreed to in writing by the parties hereto.

    SECTION 1.02. EFFECTIVE TIME. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, but in no event later than three days thereafter, the parties hereto shall cause the Merger to be consummated by filing all necessary documentation (the "MERGER DOCUMENTS"), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing being the "EFFECTIVE TIME").

    SECTION 1.03. EFFECT OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

    SECTION 1.04. CERTIFICATE OF INCORPORATION AND BY-LAWS. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the certificate of incorporation and by-laws of Merger Sub, as in effect immediately prior to the Effective Time shall be the certificate of incorporation and by-laws of the Surviving Company (the "CERTIFICATE OF INCORPORATION" and "BY-LAWS") until thereafter changed or amended as provided therein or by the DGCL; provided, however, that Article I of the certificate of incorporation of the Surviving Company shall be amended to read as follows: "The name of the company is First Brands Corporation."

    SECTION 1.05. DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the Certificate of Incorporation and By-laws, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified.

    SECTION 1.06. MERGER CONSIDERATION; CONVERSION AND CANCELLATION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the Shares:

        (a) CONVERSION OF SECURITIES. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.06(b)) shall be converted, subject to Section 1.06(f), into the right to receive that number of validly issued, fully paid and nonassessable shares of common stock, $1.00 par value per share (the "PARENT COMMON STOCK") equal to the Exchange Ratio (as defined below).

        The exchange ratio for the Merger (the "Exchange Ratio") shall be calculated as follows:

            (i) If the average of the closing prices of the Parent Common Stock on the New York Stock Exchange ("NYSE") Composite Transaction Tape (as reported in The Wall Street Journal or, if not reported therein, any other authoritative source) during the ten trading days preceding the fifth trading day prior to the Effective Time (carried to the fourth decimal place) (the "PARENT AVERAGE SHARE PRICE") is less than or equal to $80.00, the Exchange Ratio will be 0.4875;

            (ii) If the Parent Average Share Price is greater than $80.00, but less than or equal to $115.00, the Exchange Ratio will be the quotient of
       (A) $39.00 divided by (B) the Parent Average Share Price, rounded to the nearest one-one thousandth of a share;

           (iii) If the Parent Average Share Price is greater than $115.00, the Exchange Ratio will be 0.3391.

        (b) CANCELLATION. Each Share owned by the Company, Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective

    Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired without payment of any consideration therefor and cease to exist.

        (c)  ASSUMPTION OF STOCK OPTIONS.

            (i) At the Effective Time, each outstanding option to purchase (a "STOCK OPTION") Company Common Stock granted under the Company's 1989 Long Term Incentive Plan, the Company's 1994 Performance Stock Option and Incentive Plan, the Company's 1998 Performance Stock Option and Incentive Plan, and the Company's Non-Employee Directors Stock Option Plan (collectively, the "COMPANY STOCK OPTION PLANS"), whether vested or unvested, shall be deemed assumed by Parent and deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Stock Option prior to the Effective Time, the number (rounded down to the nearest whole number) of shares of Parent Common Stock as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share rounded up to the nearest whole cent equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the number of shares of Parent Common Stock deemed purchasable pursuant to such Stock Option; PROVIDED, HOWEVER, that the vesting schedule of the assumed options (including any accelerated vesting of such options due to the transactions contemplated by this Agreement) shall continue to be determined by reference to the applicable Company Stock Option Plan.

            (ii) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto and such Stock Option shall continue in effect on the same terms and conditions (including any applicable anti-dilution provisions, and subject to the adjustments required by this Section 1.06(c) after giving effect to the Merger). Parent shall comply with the terms of all such Stock Options and ensure, to the extent required by, and subject to the provisions of, the applicable Company Stock Option Plan that any Stock Options which qualified for special tax treatment prior to the Effective Time continue to so qualify after the Effective Time. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery pursuant to the terms set forth in this
       Section 1.06(c).

           (iii) At the Effective Time, each outstanding award (including restricted stock, stock equivalents and stock units, but excluding Stock Options) ("COMPANY AWARD") under any employee incentive or benefit plans, programs or arrangements and non-employee director plans presently maintained by the Company which provide for grants of equity-based awards shall be amended or converted into a similar instrument of Parent, in each case with such adjustments to the terms of such Company Awards as are appropriate to preserve the value inherent in such Company Awards with no detrimental effects on the holders thereof. The other terms of each Company Award, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms, including any provisions for acceleration. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery pursuant to the terms set forth in this Section 1.06(c)(iii).

        (d) COMMON STOCK OF MERGER SUB. Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for a validly issued, fully paid and nonassessable share of common stock of the Surviving Company. Each share certificate of Merger Sub evidencing ownership of any such shares shall evidence, from and after the Effective Time, ownership of such shares of the Surviving Company.

        (e) LONG TERM STOCK APPRECIATION RIGHTS. Subject to the consent of the holders thereof, each limited stock appreciation right to purchase shares of Company Common Stock under the Company Stock Option Plans ("LSAR'S") shall be cancelled and the tandem Stock Option shall be assumed pursuant to
    Section 1.06(c).

        (f) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect fully the effect of any share split, reverse split, share dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

        (g) FRACTIONAL SHARES. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded up to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) closing price of the Parent Common Stock on the NYSE Composite Transaction Tape on the last trading day immediately prior to the Effective Time (as reported in the Wall Street Journal or, if not reported therein, any other authoritative source).

    SECTION 1.07.  EXCHANGE OF CERTIFICATES.

    (a) EXCHANGE AGENT. Parent shall supply, or shall cause to be supplied, to or for the account of a bank or trust company designated by Parent (the "EXCHANGE AGENT"), in trust for the benefit of the holders of Company Common Stock, for exchange in accordance with this Section 1.07, through the Exchange Agent, certificates or other evidence of title evidencing the shares of Parent Common Stock issuable pursuant to Section 1.06 in exchange for outstanding Shares. Parent shall make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares.

    (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding Shares (the "CERTIFICATES") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of Parent Common Stock and, in lieu of any fractional shares thereof, cash. Upon surrender of a Certificate to the Exchange Agent for cancellation together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Parent Common Stock which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Shares formerly evidenced by such Certificate, (B) any dividends or other distributions with respect to Shares to which such holder was entitled to receive prior to the Effective Time, and (C) cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 1.06(g) (the shares of Parent Common Stock, dividends, distributions and cash described in clauses
(A)-(C) delivered for each share being, collectively, the "MERGER CONSIDERATION"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, Parent Common Stock and cash may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.07(b) and by evidence that any applicable stock/share transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such Shares shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.06.

    (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED PARENT COMMON STOCK. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to shares of Parent Common Stock they are entitled to receive until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and cash in lieu of any fractional share of Parent Common Stock pursuant to Section 1.06(g) above.

    (d) TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

    (e) NO LIABILITY. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Shares for any Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (f) WITHHOLDING RIGHTS. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

    SECTION 1.08. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed, the Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Company of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article I.

    SECTION 1.09. LOST, STOLEN OR DESTROYED CERTIFICATE. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash as may be required pursuant to Section 1.06; PROVIDED, HOWEVER, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    SECTION 1.10. TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) qualify for accounting treatment as a pooling of interests under United States generally accepted accounting principles ("U.S. GAAP"). The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Section 368 of the Code.

    SECTION 1.11. MATERIAL ADVERSE EFFECT. When used in connection with the Company or any of its subsidiaries, or Parent or any of its respective subsidiaries, as the case may be, the term "MATERIAL ADVERSE EFFECT" means any change or effect that, individually or in the aggregate, is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries ("COMPANY MATERIAL ADVERSE EFFECT") or of Parent and its subsidiaries ("PARENT MATERIAL ADVERSE EFFECT"), respectively, in each case taken as a whole, but other than those adverse effects occurring as a result of general economic or financial conditions which generally affect other persons who participate or are engaged in lines of business in which the Company or Parent, as the case may be, participate or are engaged.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Parent and Merger Sub that:

    SECTION 2.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. The Company is a corporation and each of its subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has the requisite corporate (or other similar) power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("APPROVALS") necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted, except where the failure to have such power, authority and Approvals would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each subsidiary is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Company Material Adverse Effect.

    SECTION 2.02. CAPITALIZATION. The authorized capital stock of the Company consists of 120,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock, par value $1.00 per share ("COMPANY PREFERRED STOCK"). As of October 15, 1998, (i) 39,045,100 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 4,513,460 shares of Company Common Stock were held by the Company in its treasury, (iii) no shares of Company Common Stock were held by any subsidiary,
(iv) no shares of Company Preferred Stock were issued and outstanding and (v) 3,091,170 shares of Company Common Stock were reserved for future issuance pursuant to outstanding employee stock options granted pursuant to the Company's Stock Option Plans. Except as set forth in Section 2.02 of the written disclosure schedule previously provided by Company to Parent (the "COMPANY DISCLOSURE SCHEDULE"), no shares of Company Common Stock have been issued between June 30, 1998 and the date hereof, other than pursuant to the Company Employee Plans. Except as set forth in Section 2.02 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares (or other equity interests) of the Company or of any subsidiary or obligating the Company or any subsidiary to issue or sell any shares of, or other equity interests in, the Company or any subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of the Company or of any subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the shares of any subsidiary. Except as set forth in
Section 2.02 of the Company Disclosure Schedule or as will not have a Company Material Adverse Effect, all of the outstanding equity interests of each subsidiary are duly authorized, validly issued, fully paid and nonassessable, and all such equity interests are owned by the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (collectively, "LIENS"), other than Liens for taxes not yet due and payable and Liens being negotiated in good faith and for which proper reserves exist.

    SECTION 2.03. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement and subject to obtaining any necessary stockholder approval of this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval and adoption of the Merger by at least two-thirds of the holders of the outstanding Shares entitled to vote in accordance with the Company's certificate of incorporation and by-laws). The board of directors of the Company has determined that it is advisable and in the best interest of the Company's stockholders for the Company to enter into a strategic business combination with Parent upon the terms and subject to the conditions of this Agreement, and has recommended that the Company's stockholders approve and adopt this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

    SECTION 2.04.  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) The Company has filed all forms, reports, exhibits and other documents required to be filed with the Securities and Exchange Commission ("SEC") since June 30, 1998 and has made available to Parent (i) its Quarterly Report on Form 10-Q for the period ended March 31, 1998 and its Annual Reports on Form 10-K for the period ended June 30, 1997 and June 30, 1998, respectively, (ii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since June 30, 1997, (iii) all other reports or registration statements (other than reports on Forms 3, 4 or 5 filed on behalf of affiliates of the Company) filed by the Company with the SEC since June 30, 1998, and (iv) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC (collectively, the "COMPANY SEC REPORTS"). The Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") or the Securities Exchange Act of 1934, as amended, and the SEC's rules thereunder (collectively, the "EXCHANGE ACT"), as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No subsidiary is required to file any forms, reports or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

    (c) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

    SECTION 2.05.  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
Section 2.05 of the Company Disclosure Schedule or the Company SEC Reports, since June 30, 1998, the Company has conducted its business in the ordinary course and there has not occurred: (i) any Company Material Adverse Effect; (ii) any change by the Company in its accounting methods, principles or practices;
(iii) any revaluation of any of the Company's or any subsidiary's assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;
(iv) any sale, pledge, disposition of or encumbrance upon a material amount of property of the Company or of any subsidiary, except in the ordinary course of business and consistent with past practice; or (v) any material Tax (as defined below) election inconsistent with past practices or the settlement or compromise of any material Tax liability.

    SECTION 2.06.  NO UNDISCLOSED LIABILITIES.  Except as is set forth in
Section 2.06 of the Company Disclosure Schedule or in the Company SEC Reports, neither the Company nor any subsidiary has any liabilities (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, operations or financial condition of the Company and its subsidiaries taken as a whole, except liabilities (a) adequately provided for in the Company's balance sheet (including any related notes thereto) as of June 30, 1998 (the "1998 COMPANY BALANCE SHEET"); (b) incurred in the ordinary course of business and not required under U.S. GAAP to be reflected on such balance sheet, (c) incurred since June 30, 1998 in the ordinary course of business and consistent with past practice or (d) incurred in connection with the transactions contemplated by this Agreement to Lehman Brothers Inc., Skadden, Arps, Slate, Meagher & Flom LLP ("SKADDEN") and KPMG Peat Marwick, LLP ("KPMG").

    SECTION 2.07. NO VIOLATION. Except as set forth in Section 2.07 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, and the consummation by the Company of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or by-laws of the Company, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "LAWS") applicable to the Company or any subsidiary or by which any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material contract, or result in the creation of a Lien on any of the properties or assets of the Company or any subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any subsidiary is a party or by which the Company or any subsidiary or any of their respective properties are bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Company Material Adverse Effect.

    SECTION 2.08. ABSENCE OF LITIGATION. Except as set forth in Section 2.08 of the Company Disclosure Schedule or the Company SEC Reports, (i) there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or against any subsidiary and (ii) there is no judgment, decree, injunction, rule or order outstanding against the Company or its subsidiaries other than, in each case, those that the outcome of which, individually or in the aggregate, would not have a Company Material Adverse Effect or a material adverse effect on the Company's ability to consummate the Merger.

    SECTION 2.09.  EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS.

    (a) For purposes of this Section 2.09: "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; "COMPANY ERISA AFFILIATE" means any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company or any subsidiary of the Company; and "COMPANY EMPLOYEE PLANS" means all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of the Company, as well as each such plan with respect to which the Company or a Company ERISA Affiliate could incur liability under applicable law (if such plan has been or were terminated), and excluding agreements with former employees under which the Company has no remaining monetary obligations.

    (b) Except as set forth in Section 2.09(b) of the Company Disclosure Schedule, none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than coverage mandated by applicable law or benefits, the full cost of which is borne by the retiree.

    (c) Except as set forth in Section 2.09(c) of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect: (i) the Company and its subsidiaries have complied with ERISA, the Code and all laws and regulations applicable to the Company Employee Plans and each Company Employee Plan has been maintained and administered in compliance with its terms; and (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination.

    (d) Neither the Company nor its subsidiaries have incurred any liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No Company Employee Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. To the knowledge of the Company, there are not any facts or circumstances that would materially change the funded status of any Company Employee Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan. No Company Employee Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

    (e) Except as set forth in Section 2.09(e) of the Company Disclosure Schedule, with respect to each of the Company Employee Plans that is subject to Title IV of ERISA, the present value of accrued benefits under each such plan did not, as of its latest valuation date, exceed the then current value of the aggregate assets of such plans allocable to the payment of such benefits.

    SECTION 2.10. LABOR MATTERS. Except as set forth in Section 2.09 of the Company Disclosure Schedule, (i) there are no controversies pending or, to the knowledge of the Company or any subsidiary, threatened, between the Company or any subsidiary and any of their respective employees, other than such pending or threatened controversies which would not, individually or in the aggregate, have a Company Material Adverse Effect; and (ii) neither the Company nor any subsidiary has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or of any subsidiary, except as have not, individually or in the aggregate, had a Company Material Adverse Effect.

    SECTION 2.11.  REGISTRATION STATEMENT; JOINT PROXY
STATEMENT/PROSPECTUS. Subject to the accuracy of the representations of Parent in Section 3.11, the information supplied by the Company for inclusion in the registration statement to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in the Merger (the "REGISTRATION STATEMENT") shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion or incorporation by reference in the Registration Statement or in the joint proxy statement/prospectus to be sent to the stockholders of the Company in connection with the meeting of the stockholders of the Company to consider the Merger (the "COMPANY STOCKHOLDERS' MEETING" and such joint proxy statement/prospectus as amended or supplemented, the "JOINT PROXY STATEMENT/PROSPECTUS") will not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders or stockholders, at the time of the Company Stockholders' Meeting, or at the Effective Time: (i) contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, (ii) omit to state any material fact necessary in order to make the statements made therein, not false or misleading; or (iii) omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, the Company shall promptly inform Parent and Merger Sub. The Joint Proxy Statement/Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

    SECTION 2.12.  TAXES.

    (a) For purposes of this Agreement, "TAX" or "TAXES" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, goods and services, fringe benefits, withholding, sales, use, service, real or personal property, special assessments, Common Stock, license, payroll, withholding, employment, social security, accident compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "TAX RETURNS" shall mean returns, reports and information statements with respect to Taxes required to be filed with the Internal Revenue Service (the "IRS") or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

    (b) The Company and each subsidiary have timely filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them. Such returns and reports are correct and complete in all material respects, or requests for extensions to file such returns have been granted and have not expired, except to the extent such failures to file, to be current and complete, or to have such extensions granted and that remain in effect, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company and each subsidiary have timely paid or made adequate provision on their books for the payment of all Taxes shown to be due on such Tax Returns.

    (c) No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries for which adequate reserves are not maintained, except for deficiencies that, individually or in the aggregate would not have a Company Material Adverse Effect.

    SECTION 2.13.  ENVIRONMENTAL MATTERS.

    (a) Except as set forth in Section 2.13(a) of the Company Disclosure Schedule, each of the Company and its subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental or Regulatory Authorities which are required under any applicable Environmental Law (as defined below) in respect of its business or operations ("ENVIRONMENTAL PERMITS"), except for such failures to have Environmental Permits which, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect. Each of such Environmental Permits is in full force and effect and each of the Company and its subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law, except for such failures to be in compliance which, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect.

    (b) Except as set forth in Section 2.13(b) of the Company Disclosure Schedule, there is no Environmental Claim (as defined below) pending or to the knowledge of the Company threatened against the Company or any of its subsidiaries or to the knowledge of the Company, pending or threatened against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law that is reasonably expected to have a Company Material Adverse Effect.

    (c) Except as set forth in Section 2.13(c) of the Company Disclosure Schedule, to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Hazardous Material (as defined below) which could form the basis of any Environmental Claim against the Company or any of its subsidiaries, or to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, except for such liabilities which, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect.

    (d) Except as set forth in Section 2.13(d) of the Company Disclosure Schedule, to the knowledge of the Company, no site or facility now or previously owned, operated or leased by the Company or any of its subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations thereunder ("CERCLA").

    (e) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by the Company or any of its subsidiaries, other than any such Liens which would not, individually or in the aggregate, have a Company Material Adverse Effect, and no action of any Governmental or Regulatory Authority (as defined below) has been taken or, to the knowledge of the Company, is in process which could subject any of such properties to such Liens.

    (f) To the best of the Company's knowledge, the Company has delivered or otherwise made available for inspection to the Parent true, complete and correct copies and results of any material reports, studies, analyses, tests or monitoring possessed or initiated by the Company or any of its subsidiaries pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its subsidiaries, or regarding the Company's or any of its subsidiaries' compliance with applicable Environmental Laws.

    (g) As used herein: (i) "GOVERNMENTAL OR REGULATORY AUTHORITY" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision; (ii) "ENVIRONMENTAL CLAIM" means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or release or threatened release, of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its subsidiaries, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; (iii) "ENVIRONMENTAL LAW" means any law or order of any Governmental or Regulatory Authority relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of Hazardous Material, pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment; and (iv) "HAZARDOUS MATERIAL" means (A) any petroleum or petroleum products, flammable materials, radioactive materials, friable asbestos, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

    SECTION 2.14. BROKERS. No broker, finder or investment banker (other than Lehman Brothers Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

    SECTION 2.15. OPINION OF FINANCIAL ADVISOR. The Company has been advised by its financial advisor, Lehman Brothers Inc., that in its opinion, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the Company.

    SECTION 2.16.  INTELLECTUAL PROPERTY.

    (a) Except as set forth in Section 2.16 of the Company Disclosure Schedule, the Company and its subsidiaries own or have valid right to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor listed in such schedule, technology, and, to the Company's knowledge, know-how and tangible or intangible proprietary information or material that are material to the business of the Company and its subsidiaries as currently conducted (the "COMPANY INTELLECTUAL PROPERTY RIGHTS"), except for Company Intellectual Property Rights the failure of which to validly own or validly have a right to use would not have a Company Material Adverse Effect.

    (b) Except as set forth in Section 2.16 of the Company Disclosure Schedule, neither the Company nor any subsidiary has received any notice of infringement of or violation of, and to the Company's knowledge, there are no infringements or violations by others with respect to, the Company Intellectual Property, except for such infringements or violations that individually or in the aggregate, would not have a Company Material Adverse Effect.

    SECTION 2.17. VOTE REQUIRED. Assuming the accuracy of the representation of Parent contained in Section 3.18, the affirmative vote of the holders (entitled to vote and voting on the Merger) of at least two-thirds of the Shares is the only vote of the holders of the Company's Common Stock necessary to approve the Merger.

    SECTION 2.18. POOLING MATTERS. Except with respect to information disclosed to Parent prior to the date hereof, to the knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Parent or any of its affiliates) would affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

    SECTION 2.19. CHANGE IN CONTROL PAYMENTS. Except for awards under the Company Stock Option Plans and as set forth on Section 2.19 of the Company Disclosure Schedule, neither the Company nor any subsidiary have any plans, programs or agreements to which they are parties, or to which they are subject, pursuant to which payments (or acceleration of benefits) may be required upon, or may become payable directly or indirectly as a result of, a change of control of the Company.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub hereby represent and warrant to the Company that:

    SECTION 3.01.  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

    (a) Parent is a corporation and each of its subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite corporate (or other similar) power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted, except where the failure to have such power, authority and Approvals would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent and each of its subsidiaries is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Parent Material Adverse Effect.

    SECTION 3.02.  CAPITALIZATION.

    (a) As of June 30, 1998, the authorized Common Stock of Parent consisted of
(i) 375,000,000 shares of Parent Common Stock of which: (x) 103,544,000 (rounded to the nearest thousand) shares were issued and outstanding, (y) 7,300,000 (rounded to the nearest thousand) shares were held in its treasury, (z) 5,141,000 (rounded to the nearest thousand) shares were reserved for issuance pursuant to outstanding options under Parent's stock option plans ("PARENT'S STOCK OPTION PLANS"); and (ii) 5,000,000 shares of Preferred Stock, ("PARENT PREFERRED STOCK"), no shares of which are issued and outstanding. No shares of Parent Common Stock have been issued between June 30, 1998 and the date hereof, except for shares issued upon exercise of options outstanding under Parent's Stock Option Plans. The authorized common stock of Merger Sub consists of 100 shares of common stock, all of which, as of the date hereof, are issued and outstanding. All of the outstanding shares of Parent's and Merger Sub's respective common stock have been duly authorized and validly issued and are fully paid and nonassessable. Except for options outstanding under Parent's Stock Option Plans and as described in the Parent SEC Reports, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued common stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue or sell any shares of common stock of, or other equity interests in Parent, or any shares of common stock of its subsidiaries. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as described in the Parent SEC Reports (as defined below), there are no obligations, contingent or otherwise, of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the Common Stock of any subsidiary. Except as will not have a Parent Material Adverse Effect, all of the outstanding shares of common stock (or other equity interests) of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Parent or another subsidiary free and clear of all Liens other than Liens for taxes not yet due and payable and Liens being negotiated in good faith and for which proper reserves exist.

    (b) The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and shall be available for trading on the NYSE.

    SECTION 3.03. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary stockholder approval of this Agreement by Merger Sub, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval by Parent as sole stockholder of Merger
Sub). The board of directors of Parent has determined that it is advisable and in the best interest of Parent's stockholders for Parent to enter into a strategic business combination with the Company upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each in accordance with its terms.

    SECTION 3.04.  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) Parent has filed all forms, reports, exhibits and other documents required to be filed with the SEC since June 30, 1998 and has heretofore delivered to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal year ended June 30, 1997 and June 30, 1998, (ii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since June 30, 1997, (iii) all other reports or registration statements (other than Reports on Form 3, 4 or 5 filed on behalf of affiliates of the Parent) filed by Parent with the SEC since June 30, 1998 and (iv) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (collectively, the "PARENT SEC REPORTS"). The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

    (c) Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

    SECTION 3.05. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1998, Parent has conducted its business in the ordinary course and there has not occurred: (i) any Parent Material Adverse Effect; (ii) any change by Parent in its accounting methods, principles or practices; (iii) any revaluation by Parent of any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or (iv) any sale, pledge, disposition or encumbrance upon a material amount of property of Parent or of any subsidiary, except in the ordinary course of business and consistent with past practice.

    SECTION 3.06. NO UNDISCLOSED LIABILITIES. Except as is set forth in the Parent SEC Reports, neither the Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, operations or financial condition of the Parent and its subsidiaries taken as a whole, except liabilities (a) adequately provided for in the Parent's balance sheet (including any related notes thereto) as of June 30, 1998, (b) incurred in the ordinary course of business and not required under U.S. GAAP to be reflected on such balance sheet, (c) incurred since June 30, 1998 in the ordinary course of business and consistent with past practice, or (d) incurred in connection with the transactions contemplated by this Agreement to J.P. Morgan Securities, Inc. ("JPM"), MoFo, and Deloitte & Touche LLP ("D&T").

    SECTION 3.07. ABSENCE OF LITIGATION. Except as set forth in the Parent SEC Reports, (i) there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Parent, threatened against Parent against any subsidiary and (ii) there is no judgment, decree, injunction, rule or order outstanding against Parent or its subsidiaries, other than, in each case those that the outcome of which, individually or in the aggregate, would not have a Parent Material Adverse Effect.

    SECTION 3.08. NO VIOLATION. The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) conflict with or violate any Laws applicable to Parent or any subsidiary or by which any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material contract, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any subsidiary is a party or by which Parent or any subsidiary or any of their respective properties are bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

    SECTION 3.09.  EMPLOYEE BENEFIT PLANS.

    (a) For purposes of this Section 3.09: "PARENT ERISA AFFILIATE" means any trade or business (whether or not incorporated) which is a member of a controlled group including Parent or which is under common control with Parent or any subsidiary of Parent; and "PARENT EMPLOYEE PLANS" means all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of Parent, as well as each such plan with respect to which Parent or a Company ERISA Affiliate could incur liability under applicable law (if such plan has been or were terminated), and excluding agreements with former employees under which Parent has no remaining monetary obligations.

    (b) Except as disclosed in the Parent SEC Reports, none of the Parent Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than coverage mandated by applicable law or benefits, the full cost of which is borne by the retiree.

    (c) Except as would not have a Parent Material Adverse Effect: (i) Parent and its subsidiaries have complied with ERISA, the Code and all laws and regulations applicable to Parent Employee Plans and each Parent Employee Plan has been maintained and administered in compliance with its terms; and (ii) each Parent Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination.

    (d) Neither Parent nor its subsidiaries have incurred any liability under Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). No Company Employee Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived. To the knowledge of Parent, there are not any facts or circumstances that would materially change the funded status of any Parent Employee Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan. No Parent Employee Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

    (e) With respect to each of the Parent Employee Plans that is subject to Title IV of ERISA, the present value of accrued benefits under each such plan did not, as of its latest valuation date, exceed the then current value of the aggregate assets of such plans allocable to the payment of such benefits.

    SECTION 3.10. LABOR MATTERS. There are no controversies pending or, to the knowledge of the Parent or any subsidiary, threatened, between the Parent or any subsidiary and any of their respective employees other than such pending or threatened controversies which would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither the Parent nor any subsidiary has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Parent or of any subsidiary, except as have not, individually or in the aggregate, had a Parent Material Adverse Effect.

    SECTION 3.11.  REGISTRATION STATEMENT; JOINT PROXY
STATEMENT/PROSPECTUS. Subject to the accuracy of the representations of the Company in Section 2.11, the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Joint Proxy Statement/Prospectus will not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders (or at the time of any subsequent amendment or supplement), at the time of the Company Stockholders' Meeting and at the Effective Time: (i) contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact; (ii) omit to state any material fact necessary in order to make the statements therein not false or misleading; or (iii) omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent or any of its respective affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Parent shall promptly inform Company. The Registration Statement and Joint Proxy Statement/Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

    SECTION 3.12.  TAXES.

    (a) Parent and each subsidiary have timely filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them. Such returns and reports are correct and complete in all material respects, or requests for extensions to file such returns have been granted and have not expired, except to the extent such failures to file, to be current and complete, or to have such extensions granted and that remain in effect, individually or in the aggregate, would not have a Parent Material Adverse Effect. Parent and each subsidiary have timely paid or made adequate provision on their books for the payment of all Taxes shown to be due on such returns. Except as set forth in Section 3.12(a) of the disclosure schedule previously delivered by Parent to the Company (the "PARENT DISCLOSURE SCHEDULE"), none of Parent or any of its subsidiaries is a party to, is bound by, or has any obligation under, any tax sharing agreement, tax indemnification agreement or similar contract or arrangement. Parent has complied in all material respects with the requirements of Section 6038 of the Code with respect to its foreign subsidiaries.

    (b) No deficiencies for any Taxes have been proposed, asserted or assessed against Parent or any of its subsidiaries for which adequate reserves are not maintained, except for deficiencies that, individually or in the aggregate would not have a Parent Material Adverse Effect. Except as set forth in Section 3.12(b) of the Parent Disclosure Schedule, neither the Parent nor any subsidiary has given or been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes for which Parent or any subsidiary may be liable.

    SECTION 3.13.  ENVIRONMENTAL MATTERS.

    (a) Each of the Parent and its subsidiaries has obtained all Environmental Permits, except for such failures to have Environmental Permits which, individually or in the aggregate, are not reasonably expected to have a Parent Material Adverse Effect. Each of such Environmental Permits is in full force and effect and each of the Parent and its subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law, except for such failures to be in compliance which, individually or in the aggregate, are not reasonably expected to have a Parent Material Adverse Effect.

    (b) Except as described in the Parent SEC Reports, there is no Environmental Claim pending or to the knowledge of the Parent threatened against the Parent or any of its subsidiaries or to the knowledge of the Parent, against any person or entity whose liability for any Environmental Claim the Parent or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law that is reasonably expected to have a Parent Material Adverse Effect.

    (c) Except as described in the Parent SEC Reports, to the knowledge of Parent, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release or presence of any Hazardous Material which could form the basis of any Environmental Claim against Parent or any of its subsidiaries, or to the knowledge of Parent, against any person or entity whose liability for any Environmental Claim Parent or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, except for such liabilities which, individually or in the aggregate, are not reasonably expected to have a Parent Material Adverse Effect.

    (d) To the knowledge of Parent, no site or facility now or previously owned, operated or leased by Parent or any of its subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA.

    (e) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by Parent or any of its subsidiaries, other than any such Liens which would, individually or in the aggregate, have a Parent Material Adverse Effect, and no action of any Governmental or Regulatory Authority has been taken or, to the knowledge of Parent, is in process which could subject any of such properties to such Liens.

    SECTION 3.14. BROKERS. No broker, finder or investment banker (other than JPM) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

    SECTION 3.15. OPINION OF FINANCIAL ADVISOR. Parent has been advised by its financial advisor, JPM, that, in its opinion, as of the date hereof the Exchange Ratio is fair from a financial point of view to Parent.

    SECTION 3.16.  INTELLECTUAL PROPERTY.

    (a) Parent and its subsidiaries own or have valid right to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, and, to the Parent's knowledge, know-how and tangible or intangible proprietary information or material that are material to the business of the Parent and its subsidiaries as currently conducted (the "PARENT INTELLECTUAL PROPERTY RIGHTS"), except for Parent Intellectual Property Rights the failure of which to validly own or validly have a right to use would not have a Parent Material Adverse Effect.

    (b) Except as set forth in Section 3.16 of the Parent Disclosure Schedule, neither the Parent nor any subsidiary has received any notice of infringement of or violation of, and to the Parent's knowledge, there are no infringements or violations by others with respect to, the Parent Intellectual Property, except for such infringements or violations that individually or in the aggregate, would not have a Parent Material Adverse Effect.

    SECTION 3.17. POOLING MATTERS. Except with respect to information disclosed to the Company prior to the date hereof, to the knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by the Company or any of its affiliates) would affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

    SECTION 3.18. OWNERSHIP OF SHARES. None of Parent, Merger Sub or any subsidiary of Parent owns any Shares as of the date hereof.

                                   ARTICLE IV
                     CONDUCT OF BUSINESS PENDING THE MERGER

    SECTION 4.01.  CONDUCT OF BUSINESS BY THE COMPANY PENDING THE
MERGER. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company covenants and agrees that, unless Parent shall otherwise agree in writing, the Company shall conduct its business and shall cause the business of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with its past practices; the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any subsidiary shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly, do any of the following without the prior written consent of
Parent:

        (a) amend or otherwise change the Company's certificate of incorporation or by-laws;

        (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any capital stock of the Company of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any Shares, or any other ownership interest (including, without limitation, any phantom interest) of the Company, any subsidiary or any of its affiliates (except for the issuance of (i) Shares issuable pursuant to employee stock options under the Company Stock Option Plans which options are outstanding on the date hereof and (ii) the grant of options consistent with past practice to purchase up to 5,000 Shares to newly hired employees (excluding officers); PROVIDED THAT the vesting of such new options is not in any manner accelerated by the Merger;

        (c) sell, pledge, dispose of or encumber any assets of the Company or of any subsidiary (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets and (iii) sales of immaterial assets not in excess of $5,000,000 in the aggregate);

        (d) except as contemplated by this Agreement, accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under the Company Employee Plans (including the Company Stock Option Plans) or authorize cash payments in exchange for any options granted under any of such plans;

        (e) (i) other than the Company's normal quarterly dividend, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its common stock (or other equity interest), except that a subsidiary may declare and pay a dividend to the Company, (ii) split, combine or reclassify any of its common stock (or other equity interest) or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares any of its equity securities or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of a subsidiary, or propose to do any of the foregoing;

        (f) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any company, corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of a subsidiary entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; (iii) enter into or amend any material contract or agreement other than in the ordinary course of business; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $10,000,000 for the Company and its subsidiaries taken as a whole, or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.01(f);

        (g) except as set forth in Section 4.01(g) of the Company Disclosure Schedule, increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or of any subsidiary who are not officers of the Company in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer (except for officers who are terminated on an involuntary basis) or other employee of the Company or of any subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

        (h) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

        (i) make any material tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations except to the extent the amount of any such settlement has been reserved for on the most recent Company SEC Report;

        (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice;

        (k) except as set forth in Section 4.01(k) of the Company Disclosure Schedule, establish, or, subject to the terms of such program continue to maintain, employee compensation programs based on quarterly sales or volume targets, or compensation programs or trade practices designed to accelerate shipments of products to any of their customers in anticipation of a change of control of the Company.

        (l) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (k) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants under this Agreement.

    SECTION 4.02.  NO SOLICITATION.

    (a) The Company shall not, and shall use its reasonable best efforts to cause the Company's subsidiaries, its and their officers, directors, employees, affiliates, agents, or other representatives (including without limitation any investment banker, attorney or accountant retained by it or any of its subsidiaries) to not, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal to effect an Alternative Transaction (as defined in Section 7.03(c)), or enter into discussions or negotiate with any person or entity regarding an Alternative Transaction, or authorize any of the officers, directors, employees or agents of the Company or of any subsidiary or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any subsidiary to take any such action; provided, however, that nothing contained in this subsection (a) shall prohibit the board of directors of the Company from (i) furnishing information to, or entering into discussions or negotiations with, any persons or entity in connection with an unsolicited bona-fide proposal by such person or entity relating to an Alternative Transaction if, and only to the extent that (A) the board of directors of the Company determines in good faith after consultation with Skadden, that the fiduciary duties of the board of directors under Delaware law require consideration of the Alternative Transaction and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity the Company requires such person or entity to enter into a confidentiality agreement with the Company in customary form (with terms no more favorable to such person or entity than the terms of the confidentiality agreement between Parent and the Company), (ii) withdrawing or modifying its recommendation referred to in Section 5.01 following receipt of an unsolicited, bona-fide proposal from a third party regarding an Alternative Transaction which is a Superior Proposal (as defined below), if after duly considering the advice of Skadden, the board of directors of the Company determines in good faith that it is necessary to do so in order to comply with its fiduciary duties to stockholders imposed by Delaware law or (iii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Transaction.

    "SUPERIOR PROPOSAL" as used herein is defined as a bona fide proposal for an Alternative Transaction made by a third party on terms and conditions which the board of directors of the Company determines in its good faith judgment to be more favorable than those contained in this Agreement and for which financing, to the extent required, is then committed.

    (b) Unless the board of directors of the Company determines in good faith after consultation with Skadden that its fiduciary duties under Delaware law require that it not do so, the Company will communicate to Parent the terms of an Alternative Transaction which is a Superior Proposal.

    (c) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from any confidentiality or standstill agreement to which the Company is a party (other than any release or termination of any such agreement which may occur by the terms thereof).

    (d) The Company shall ensure that the officers, directors and employees of the Company and of each subsidiary and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.02.

    (e) Nothing in this Section 4.02 shall (i) permit the Company to terminate this Agreement or (ii) permit the Company to enter into any written agreement with respect to an Alternative Transaction during the term of this Agreement (it being agreed that during the term of this Agreement the Company shall not enter into any written agreement with any person that provides for, or in any way facilitates, an Alternative Transaction, other than a confidentiality agreement in the form referred to above), it being understood that Section 7.01(f) sets forth the rights of the Company to terminate this Agreement in the circumstances specified in Section 4.02(a)(ii) above.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    SECTION 5.01. JOINT PROXY STATEMENT PROSPECTUS; REGISTRATION STATEMENT. As promptly as practicable, the Company and Parent shall prepare and file with the SEC the Joint Proxy Statement/Prospectus and the Registration Statement of Parent with respect to the shares of Parent Common Stock to be issued in connection with the Merger. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company and Parent shall file with the SEC a combined proxy and Registration Statement on Form S-4 (or on such other form as shall be appropriate) relating to the approval of the Merger and the transactions contemplated hereby by the stockholders of the Company and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Joint Proxy Statement/Prospectus shall, subject to the fiduciary duties of the board of directors of the Company, include the recommendation of the board of directors of the Company in favor of the Merger.

    SECTION 5.02. COMPANY STOCKHOLDERS' MEETING. The Company shall call and hold the Company Stockholders' Meeting as promptly as practicable for the purpose of voting upon the approval of the Merger, and the Company shall use its reasonable best efforts to hold the Company Stockholders' Meeting as soon as practicable, subject to applicable law, after the date on which the Registration Statement becomes effective. The Company shall use its best efforts to solicit from its stockholders proxies in favor of the approval of the Merger, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL and the certificate of incorporation and by-laws of the Company to obtain such approvals, unless otherwise required under the applicable fiduciary duties of the directors of the Company, as advised by Skadden.

    SECTION 5.03. ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, the Company shall (and shall cause its subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, shall during such period furnish promptly to

Parent all information concerning its business, properties and personnel as Parent may reasonably request, and shall make available to Parent the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the Company's, properties and personnel as Parent may reasonably request. Parent shall keep such information confidential in accordance with the terms of the letter agreement, entered into on August 10, 1998 and amended on September 18, 1998, (the "CONFIDENTIALITY AGREEMENT") between Parent and the Company. The Company and Parent shall file all reports required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and shall deliver to the other party copies of such reports promptly after the same are filed.

    SECTION 5.04. CONSENTS; APPROVALS. The Company and Parent shall each use their reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby. The Company and Parent shall furnish all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any governmental body in connection with the transactions contemplated by this Agreement. Except where prohibited by applicable statutes and regulations, and subject to the Confidentiality Agreement, each party shall promptly provide the other (or its counsel) with copies of all filings made by such party with any state or federal government entity in connection with this Agreement or the transactions contemplated hereby.

    SECTION 5.05. AGREEMENTS OF AFFILIATES. The Company shall deliver to Parent, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "AFFILIATE LETTER") identifying all persons who are, or may be deemed to be, at the time of the Company Stockholders' Meetings, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver to Parent, prior to the Effective Time, a written agreement (an "AFFILIATE AGREEMENT") in a form mutually agreeable to the Company and Parent.

    SECTION 5.06. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and FURTHER PROVIDED that failure to give such notice shall not be treated as a breach of covenant for the purposes of Section 6.02(b) or 6.03(b) unless the failure to give such notice results in material prejudice to the other party.

    SECTION 5.07.  FURTHER ASSURANCES; TAX TREATMENT.

    (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Parent to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Parent or the Company which, in the reasonable judgment of Parent, would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement such that a reasonable business person in such a situation would not proceed with the consummation of the Merger.

    (b) Each of Parent, Merger Sub and the Company shall use its best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code. Without limiting the generality of the foregoing, each of Parent and the Company shall execute and deliver to MoFo, counsel to Parent, and Skadden, counsel to the Company, tax certificates containing customary representations, respectively, at such time or times as reasonably requested by such counsel in connection with the delivery of an opinion with respect to the transactions contemplated hereby.

    SECTION 5.08.  EMPLOYEES, EMPLOYEE BENEFITS.

    (a) Parent will, or will cause the Company to, give individuals who are employed by the Company and its subsidiaries as of the Effective Time ("AFFECTED EMPLOYEES") full credit for purposes of eligibility, vesting, benefit accrual (excluding, however, benefit accrual under any defined benefit pension plans) and determination of the level of benefits under any employee benefit plans or arrangements maintained by Parent or any subsidiary of Parent for such Affected Employees' service with the Company or any subsidiary of the Company to the same extent recognized by the Company immediately prior to the Effective Time.

    (b) Parent will, or will cause the Company to, (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

    (c) For a period of two years immediately following the Effective Time, the coverage and benefits provided to Affected Employees who remain employed with the Surviving Company, Parent or any subsidiary of Parent pursuant to employee benefit plans or arrangements maintained by Parent, the Company, or any subsidiary of Parent shall be, in the aggregate, not less favorable than those provided to such employees immediately prior to the Effective Time.

    (d) As of the Effective Time, Parent shall assume and honor and shall cause the Company to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing prior to the execution of this Agreement which are between the Company or any subsidiary and any director, officer or employee thereof (each an "EXECUTIVE AGREEMENT") except as otherwise expressly agreed between Parent and such person. Parent and the Company hereby agree that the consummation of the Merger shall constitute a "Change in Control" for purposes of any Executive Agreement and all other Company Employee Plans, pursuant to the terms of such plan. Parent's obligations under this Section 5.08(d) are intended to be for the benefit of, and shall be enforceable by, any Affected Employee to which such obligations relate.

    (e) Prior to the Effective Time the Company shall adopt, and following the Effective Time Parent shall assume and honor in accordance with their terms, the employee retention arrangements described in Section 5.08(e) of the Company Disclosure Schedule.

    (f) For a period of sixty days immediately following the Effective Time, Parent will, or will cause the Surviving Company to, continue to employ those Affected Employees who are "affiliates" within the meaning of Rule 144(a)(1) under the Securities Act on financial terms no less favorable as those in effect immediately prior to the Effective Time. Parent acknowledges and agrees that such continued employment for this sixty day period shall not constitute a waiver on the part of any such employee of that employee's rights to terminate his or her employment for "Good Reason" under the terms of any Executive Agreement in effect as of the date hereof.

    SECTION 5.09. PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; PROVIDED, HOWEVER, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the NYSE if it has used all reasonable efforts to consult with the other party.

    SECTION 5.10. LISTING OF PARENT COMMON STOCK. Parent shall use its commercially reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for quotation on the NYSE prior to the Effective Time.

    SECTION 5.11. CONVEYANCE TAXES. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable by, and are imposed on, the Company in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

    SECTION 5.12. POOLING ACCOUNTING TREATMENT. Each of the parties will use its best efforts to cause the transactions contemplated by this Agreement to be accounted for as a pooling transaction by each party's independent certified public accountants, by the NYSE and by the SEC, respectively, and each of the parties agrees that it will take no action that would cause such accounting treatment not to be obtained.

    SECTION 5.13.  INDEMNIFICATION, EXCULPATION AND INSURANCE.

    (a) Parent and the Company shall indemnify and hold harmless (including attorneys' fees and the right to advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Effective Time each present and former director, officer or employee of the Company or any of its subsidiaries to the fullest extent permitted under applicable law, including against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and shall assume, without further action, as of the Effective Time, any indemnification agreements of the Company in effect as of the date hereof. In addition, from and after the Effective Time, directors and officers of the Company who become directors or officers of Parent will be entitled to indemnification under Parent's Restated Certificate of Incorporation and Bylaws, as the same may be amended from time to time in accordance with their terms and applicable law, and to all other indemnity rights and protections as are afforded to other directors and officers of Parent.

    (b) In the event that Parent or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent assume the obligations set forth in this
Section 5.13.

    (c) For seven years after the Effective Time, Parent shall maintain in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; PROVIDED, HOWEVER, that Parent may substitute therefor policies of Parent or its subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers, and PROVIDED, FURTHER, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium paid by the Company and its subsidiaries as of the date hereof for such insurance, then Parent shall, or shall cause its subsidiaries to, provide the maximum coverage that shall then be available at an annual premium equal to 200% of such rate.

    (d) The provisions of this Section 5.13: (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    SECTION 6.01.  CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) EFFECTIVENESS OF THE REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC under the Securities Act and the Merger contemplated hereby shall have been accounted for in the effective Registration Statement as a pooling of interests transaction. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened by the SEC;

        (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect and no litigation by any governmental entity seeking any of the foregoing shall have been commenced. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal;

        (c) GOVERNMENT ACTIONS. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state governmental entity which, in connection with the grant of a consent or the lapse of a waiting period which is necessary for the consummation of the Merger ("REQUISITE REGULATORY APPROVAL"), imposes any condition or restriction upon the Surviving Company or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon Parent or its subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement, such that a reasonable business person in such a situation would not proceed with the consummation of the Merger.

        (d) POOLING OPINIONS. The Company and Parent shall have received (i) a letter addressed to Parent from D&T, dated the date of the Merger, in response to a letter from Parent summarizing the relevant facts and in form and substance reasonably satisfactory to Parent, a copy of which shall be provided to the Company and (ii) a letter addressed to the Company from KPMG, dated the date of the Merger, in response to a letter from the Company summarizing the relevant facts and in form and substance reasonably satisfactory to the Company, a copy of which shall be provided to Parent, in each case to the effect that the Merger qualifies for "pooling of interests" treatment for financial accounting purposes and that such accounting treatment is in accordance with U.S. GAAP. D&T shall also have received from KPMG, a letter in form and substance satisfactory to D&T, dated the date of the Merger, that KPMG is not aware of any fact concerning the Company or any of its subsidiaries or affiliates that would preclude Parent from accounting for the Merger by the "pooling of interests" method for financial reporting purposes.

        (e) HSR ACT. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") shall have expired or been terminated.

        (f) NYSE LISTING. The shares of Parent Common Stock issuable to the Company's stockholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

        (g) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company.

    SECTION 6.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time, except (i) for changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and (iii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not have a Company Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the President and Chief Financial Officer of the Company;

        (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the President and Chief Financial Officer of the Company;

        (c) CONSENTS OBTAINED. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made ("MATERIAL CONSENTS"), by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such Material Consents would not have a Material Adverse Effect on the Company or Parent;

        (d) MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall not have been a Company Material Adverse Effect;

        (e) AFFILIATE AGREEMENTS. Parent shall have received from each person who is identified in the Affiliate Letter as an "affiliate" of the Company, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect;

        (f) FEES. The sum of all fees paid and to be paid by the Company to Lehman Brothers Inc., KPMG and Skadden in connection with the transactions contemplated hereby, through and including the date of the Merger and as reflected in a final invoice from each of them delivered to the Company, with a copy to Parent, at least one business day prior to the date of the Merger, in the aggregate, shall be no more than $15,000,000; and

        (g) TAX OPINION. Parent shall have received the opinion of MoFo in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations (including representations contained in the certificates described below) and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of
    Section 368(b) of the Code. In rendering such opinion, MoFo may rely upon and require representations contained in certificates of Parent, Merger Sub, the Company and others as are customary for such opinions.

    SECTION 6.03. ADDITIONAL CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on and as of the Effective Time, except (i) for changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), and (iii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein) would not have, individually or in the aggregate, a Parent Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the President and Chief Financial Officer of Parent;

        (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the President and Chief Financial Officer of Parent;

        (c) CONSENTS OBTAINED. All Material Consents required to be obtained or made by Parent and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent and Merger Sub, except where the failure to receive such Material Consents would not have a Material Adverse Effect on the Company or Parent; and

        (d) MATERIAL ADVERSE EFFECT. Since the date of this Agreement, there shall not have been a Parent Material Adverse Effect.

        (e) TAX OPINION. The Company shall have received the opinion of Skadden, counsel to the Company, in form and substance reasonably satisfactory to the Company, on the basis of the facts, representations (including representations contained in the certificates described below) and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, and each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b). In rendering such opinion, Skadden may rely upon and require representations contained in certificates of Parent, Merger Sub, the Company and others as are customary for such opinions.

                                  ARTICLE VII
                                  TERMINATION

    SECTION 7.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

        (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

        (b) by either Parent or the Company if the Merger shall not have been consummated by June 30, 1999 (provided that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

        (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 5.07; or

        (d) by Parent or the Company if, at the Company Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of the Company shall not have been obtained; or

        (e) by Parent, if (i) the board of directors of the Company shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do any of the foregoing; (ii) the board of directors of the Company shall have recommended to the stockholders of the Company an Alternative Transaction (as defined in Section 7.03(c)); or (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent), and the board of directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer; or

        (f) by the Company, if it shall exercise the right specified in clause
    (ii) of Section 4.02(a), provided that the Company may not effect such termination pursuant to this Section 7.01(f) unless and until it shall have paid Parent an amount in cash equal to the Fee (as defined herein); or

        (g) by Parent or the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement such that the conditions set forth in Section 6.02(a) or 6.02(b), or Section 6.03(a) or 6.03(b), would not be satisfied (a "TERMINATING BREACH"), PROVIDED, that if such Terminating Breach is curable prior to June 30, 1999 by Parent or the Company, as the case may be, through the exercise of its reasonable best efforts and for so long as Parent or the Company, as the case may be, continues to exercise such reasonable best efforts, neither the Company nor Parent, respectively, may terminate this Agreement under this Section 7.01.

    SECTION 7.02. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in Sections 7.03 and 8.01 hereof, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

    SECTION 7.03.  FEES AND EXPENSES.

    (a) Except as set forth in this Section 7.03, (i) all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, if the Merger is not consummated or (ii) if the Merger is consummated, then the Surviving Company shall pay all such fees and expenses; PROVIDED, HOWEVER, that Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

    (b) The Company shall pay Parent a fee of $52,000,000 in cash (the "FEE") upon the earliest to occur of the following events:

        (i) the termination of this Agreement by Parent pursuant to Section 7.01(e); or

        (ii) one day prior to the termination of this Agreement by the Company pursuant to Section 7.01(f).

    (c) As used herein, "ALTERNATIVE TRANSACTION" means any inquiry, proposal or offer from any person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of the Company and its subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitute 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or (iv) merger, consolidation, business combination, capitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    SECTION 8.01. EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS; KNOWLEDGE, ETC.

    (a) Except as otherwise provided in this Section 8.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Article I and Section 5.03 shall survive the Effective Time indefinitely and those set forth in Section 7.03 shall survive termination indefinitely.

    (b) Any disclosure made with reference to one or more Sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent.

    SECTION 8.02. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address which shall be effective upon receipt) or sent by electronic transmission, with confirmation received, to the telefacsimile number specified below:

    (a) If to Parent or Merger Sub:
       The Clorox Company
       1221 Broadway
       Oakland, California 94612-1888
       Fax: (510) 271-1696
       Attention: Peter D. Bewley, Senior Vice President and General Counsel With copies to:
       Morrison & Foerster LLP
       425 Market Street
       San Francisco, CA 94105
       Fax: (415) 268-7522
       Attention: John W. Campbell

    (b) If to the Company:
       First Brands Corporation
       83 Wooster Heights Road
       P.O. Box 1911
       Danbury, CT 06813-1911
       Fax: (203) 731-2355
       Attention: Einar M. Rod, General Counsel
       With copies to:
       Skadden, Arps, Slate, Meagher & Flom LLP
       919 Third Avenue
       New York, NY 10022
       Fax: (212) 735-2000
       Attention: Roger S. Aaron
                Alan C. Myers

    SECTION 8.03. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

        (a) "AFFILIATES" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

        (b) "BUSINESS DAY" means any day other than a day on which banks in San Francisco are required or authorized to be closed;

        (c) "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

        (d) "KNOWLEDGE" or "TO THE KNOWLEDGE" when used with respect to Parent or of the Parent and its subsidiaries means the knowledge of the executive officers of Parent; when used with respect to the Company or the Company and its subsidiaries means to the knowledge of the executive officers of the Company and the Company's vice president of operations.

        (e) "PERSON" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

        (f) "SUBSIDIARY" or "SUBSIDIARIES" of the Company, the Surviving Company, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Company, Parent or such other person, as the case may be, (either alone or through or together with any other subsidiary) owns, directly or indirectly, any of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    SECTION 8.04. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 8.05. WAIVER. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

    SECTION 8.06. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 8.07. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    SECTION 8.08. ENTIRE AGREEMENT. This Agreement, the Company Disclosure Schedule, and the Parent Disclosure Schedule together constitute the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

    SECTION 8.09. ASSIGNMENT, MERGER SUB. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

    SECTION 8.10. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    SECTION 8.11. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware, without regard to the conflicts of laws provisions thereof.

    SECTION 8.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    SECTION 8.13. WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

                            [SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Reorganization and Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                THE CLOROX COMPANY

                                By:             /s/ PETER D. BEWLEY
                                     -----------------------------------------
                                               Name: Peter D. Bewley
                                       Title: Senior Vice President, General
                                                      Counsel
                                                   and Secretary

                                PENNANT, INC.

                                By:             /s/ PETER D. BEWLEY
                                     -----------------------------------------
                                               Name: Peter D. Bewley
                                            Title: Senior Vice President

                                FIRST BRANDS CORPORATION

                                By:          /s/ WILLIAM V. STEPHENSON
                                     -----------------------------------------
                                            Name: William V. Stephenson
                                        Title: Chairman and Chief Executive
                                                      Officer

                                                                      APPENDIX B

                                LEHMAN BROTHERS

                                                                October 18, 1998

Board of Directors
First Brands Corporation
Danbury, CT 06813

Members of the Board:

    We understand that First Brands Corporation ("First Brands" or the "Company"), The Clorox Company ("Clorox") and Pennant, Inc., a wholly owned subsidiary of Clorox ("Pennant"), are proposing to enter into an Agreement and Plan of Reorganization and Merger, dated as of October 18, 1998 (the "Agreement"), providing, among other things, for the merger (the "Merger" or the "Proposed Transaction") of Pennant into First Brands, whereby First Brands will become a wholly owned subsidiary of Clorox. Upon the effectiveness of the Merger, and so long as the average of the closing prices of Clorox common stock quoted on the New York Stock Exchange during the ten trading days preceding the fifth trading day prior to the effective date of the Merger (the "Clorox Average Price") is between $80 and $115 per share, each issued and outstanding share of First Brands' common stock shall be converted into the right to receive a number of shares of Clorox common stock determined by dividing $39.00 by the Clorox Average Price (the quotient resulting from the above calculation being referred to as the "Fixed Price Ratio"). In the event the Clorox Average Price is $80 or below, each issued and outstanding share of First Brands' common stock shall be converted on the effective date of the Merger into 0.4875 shares of Clorox common stock (the "Ratio Cap"). In the event the Clorox Average Price is $115 or above, each issued and outstanding share of First Brands' common stock shall be converted on the effective date of the Merger into 0.3391 shares of Clorox common stock (the "Ratio Floor" and together with the Ratio Cap and the Fixed Price Ratio, the "Exchange Ratio"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

    We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the stockholders of the Company of the Exchange Ratio to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

    In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) such publicly available information concerning the Company and Clorox that we believe to be relevant to our analysis, including the Annual Reports on Form 10-K for the fiscal years ended June 30, 1997 and June 30, 1998, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) financial and operating information with respect to the business and operations of Clorox furnished to us by Clorox, (5) the trading history of the Company's common stock from October 15, 1993 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (6) the trading history of Clorox's common stock from October 15, 1993 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (8) a comparison of the historical financial results and present financial condition of Clorox with those of other companies that we deemed relevant, (9) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, (10) the proforma impact of the Proposed Transaction on Clorox, (11) estimates of third party research analysts with respect to the future financial performance of First Brands and Clorox and (12) an indication of interest received by the Company from another party with respect to an acquisition of the Company. In addition, we have had discussions with the managements of the Company and Clorox concerning their respective businesses, operations, assets, financial conditions and prospects and with the management of the Company concerning the cost savings and other strategic benefits expected by them to result from a combination of the businesses of First Brands and Clorox, and have undertaken such other studies, analyses and investigations as we deemed appropriate.

    In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of the Company and Clorox that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company for fiscal year 1999, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. In addition, for purposes of our analysis, we also extrapolated the financial trends of the latest three fiscal years and the Company's projections for fiscal year 1999 to develop financial projections for the Company for the fiscal years 2000 through 2003, and then considered certain more conservative assumptions and estimates which resulted in certain adjustments to such projections. We have discussed the extrapolation process, the resulting projections and the adjusted projections with the management of the Company and they have agreed with the appropriateness of the extrapolation process and the use of the resulting projections and the adjusted projections in performing our analysis. In arriving at our opinion, we were not provided with, and did not have access to, any financial projections prepared by the management of Clorox. Accordingly, with respect to the future financial performance of Clorox on a stand alone basis, upon advice of Clorox we have assumed that the published estimates of third party research analysts are a reasonable basis upon which to evaluate the future financial performance of Clorox on a stand alone basis and that Clorox would perform, on a stand alone basis, substantially in accordance with those estimates. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's businesses. Upon the advice of the Company and Clorox, we have assumed that the Merger will qualify for pooling-of-interests accounting treatment, and upon the advice of the Company, Clorox and their respective legal advisors, we have assumed that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of the Company. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

    Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

    We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and Clorox for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

    This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

                                Very truly yours,

                                /s/ LEHMAN BROTHERS

                                LEHMAN BROTHERS

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides in relevant part that "a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor..............
                                                                            [by
reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."

    The Registrant's Restated Certificate of Incorporation provides that the Registrant is required to indemnify to the full extent permitted by the DGCL any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that the person, or the testator or intestate of such person, is or was a director or officer of the Registrant, or served any business as a director or officer at the request of the Registrant. Expenses incurred by a director of the Registrant in defending a civil or criminal action, suit or proceeding by reason of the fact that such person was a director of the Registrant (and not in any other capacity, including if such person was serving at the Registrant's request as a director or officer of another enterprise or corporation) will be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant as authorized by relevant sections of the DGCL. The Registrant will indemnify officers or directors in connection with a proceeding initiated by them only if such proceeding was authorized by the Registrant's Board of Directors. Any person who is not paid pursuant to the foregoing indemnification provisions 90 days after submitting a written claim to the Registrant may sue to recover such unpaid amounts and, if successful, will be entitled to be paid the expense of prosecuting such claim (except for any such claims as the Registrant is not permitted by law to indemnify, although the burden of proving such defense will be on the Registrant).

    Such Restated Certificate of Incorporation also provides that no director will be liable to the Registrant for a breach of fiduciary duty, except (1) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. The Registrant may also maintain insurance at its expense, to protect itself and any director or officer of the Registrant or of another corporation or other enterprise against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

    The Registrant has purchased and maintains insurance on behalf of any person who is or was a director or officer against loss arising from any claim asserted against him and incurred by him in any such capacity, subject to certain exclusions.

    See also the undertakings set out in response to Item 22 herein.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NO.  EXHIBIT
-----------  ---------------------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Merger, dated as of October 18, 1998, by and between the Registrant, Pennant, Inc.
               and First Brands Corporation (included as Appendix A to the Joint Proxy Statement/Prospectus filed as part of this Registration Statement).

       5.1   Opinion of Morrison & Foerster LLP together with consent.

       8.1   Tax Opinion of Morrison & Foerster LLP together with consent.

       8.2   Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP together with consent.

      23.1   Consent of Deloitte & Touche LLP, independent public accountants.

      23.2   Consent of KPMG Peat Marwick LLP, independent auditors.

      24.1   Power of Attorney (See Page II-4 of this Registration Statement).

ITEM 22. UNDERTAKINGS.

    (1) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (3) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (5) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    (6) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California, on this 22nd day of December, 1998.

                                THE CLOROX COMPANY

                                BY:              /S/ G.C. SULLIVAN
                                     -----------------------------------------
                                                   G.C. Sullivan
                                             CHAIRMAN OF THE BOARD AND
                                              CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, G. Craig Sullivan, Peter D. Bewley, Karen M. Rose and Henry J. Salvo, Jr., with full power to act alone, his true and lawful attorneys-in-fact, with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

      /s/ G.C. SULLIVAN         Chairman of the Board,
------------------------------    Chief Executive Officer    December 22, 1998
        G.C. Sullivan             and Director

      /s/ D. BOGGAN, JR.
------------------------------  Director                     December 22, 1998
        D. Boggan, Jr.

      /s/ J. W. COLLINS
------------------------------  Director                     December 22, 1998
        J. W. Collins

       /s/ U. FAIRCHILD
------------------------------  Director                     December 22, 1998
         U. Fairchild

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

      /s/ T. M. FRIEDMAN
------------------------------  Director                     December 22, 1998
        T. M. Friedman

        /s/ J. MANCHOT
------------------------------  Director                     December 22, 1998
          J. Manchot

       /s/ D. O. MORTON
------------------------------  Director                     December 22, 1998
         D. O. Morton

        /s/ K. MORWIND
------------------------------  Director                     December 22, 1998
          K. Morwind

       /s/ E. L. SCARFF
------------------------------  Director                     December 22, 1998
         E. L. Scarff

       /s/ L. R. SCOTT
------------------------------  Director                     December 22, 1998
         L. R. Scott

       /s/ C. A. WOLFE
------------------------------  Director                     December 22, 1998
         C. A. Wolfe

                                Group Vice
        /s/ K. M. ROSE            President--Finance and
------------------------------    Chief Financial Officer    December 22, 1998
          K. M. Rose              (Principal Financial
                                  Officer)

     /s/ H. J. SALVO, JR.       Vice President--Controller
------------------------------    (Principal Accounting      December 22, 1998
       H. J. Salvo, Jr.           Officer)

                            FIRST BRANDS CORPORATION
                            83 WOOSTER HEIGHTS ROAD
                        DANBURY, CONNECTICUT 06813-1911

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS ON JANUARY 28, 1999

    The undersigned hereby appoints William V. Stephenson and Joseph B. Furey, or any of them, each with power of substitution, as proxies to vote as specified on this card all shares of common stock of First Brands Corporation (the "Company") which the undersigned may be entitled to vote at the Company's Special Meeting of Stockholders to be held on January 28, 1999 and at any adjournment or postponement thereof. Said proxies are authorized to vote in their discretion as to any other business which may properly come before the meeting. IF A VOTE IS NOT SPECIFIED, SAID PROXIES WILL VOTE FOR PROPOSALS 1, 2 AND 3.

    You are encouraged to specify your choices by marking the appropriate boxes on both sides of this card--but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you sign and return this card.

    The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment or postponement thereof.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL
BE VOTED FOR PROPOSALS 1, 2 AND 3.    /X/  Please make your votes as in this
example.

     ---------------------------------------------------------------------

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.
     ---------------------------------------------------------------------

1. PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF REORGANIZATION AND MERGER AMONG THE CLOROX COMPANY, PENNANT, INC. AND THE COMPANY, DATED AS OF OCTOBER 18, 1998.

            / /  FOR                       / /  AGAINST               / /  ABSTAIN

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

2. PROPOSAL TO ELECT DIRECTORS TO SERVE A THREE-YEAR TERM (OR UNTIL CONSUMMATION OF THE MERGER, IF EARLIER).

/ /  FOR all nominees listed below (except as indicated               / /  WITHHOLD AUTHORITY to vote for all
   to the contrary below).                                               nominees listed below.

                Robert F. Bernstock, Dennis Newman, Ervin R. Shames

    Instruction:    To withhold authority to vote for any individual nominee,
cross a line through the name of the nominee.

3. PROPOSAL TO RATIFY THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR 1999 (OR UNTIL CONSUMMATION OF THE MERGER, IF EARLIER).

            / /  FOR                       / /  AGAINST               / /  ABSTAIN

                                          Dated: _________________ , 19 _____

                                          Signature(s):
                     ___________________________________________________________
                     ___________________________________________________________

                                          Please sign exactly as name appears
                                          herein. If shares are held jointly or
                                          by two or more persons, each
                                          stockholder named should sign.
                                          Executors, administrators, trustees,
                                          etc. should so indicate when signing.
                                          If the signer is a corporation, please
                                          sign corporate name by duly authorized
                                          officer. If a partnership, please sign
                                          in partnership name by authorized
                                          person.

    PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.